Exhibit 10.1

STOCK PURCHASE AGREEMENT

DATED AS OF THE 23 DAY OF OCTOBER, 2026
BY AND BETWEEN
STAR EQUITY HOLDINGS, INC.,
1218 EAST 135 SOUTH, INC.,
ALLIANCE MACHINE SOLUTIONS, INC.,
DAVIS RENTALS, LLC,
PD MACHINE, LLC
PHIL’S WELDING, INC.

AND THE SELLERS LEAH DAVIS

AND

PHILLIP DAVIS

4894-2031-4097.5

TABLE OF CONTENTS

RECITALS    9

ARTICLE I - PURCHASE AND SALE OF STOCK    10
Section 1.01. The Mergers.    10
Section 1.02. Consideration.    11
Section 1.03. Closing Payments.    12
Section 1.04. Escrow Deposit.    13
Section 1.05. Adjustments.    13
Section 1.06. Withholding Rights.    16
Section 1.07. Cash Distributions.    16

ARTICLE II - CLOSING    17
Section 2.01. Closing; Closing Date.    17
Section 2.02 Real Estate Closing; Real Estate Closing Date.    17
Section 2.03. Effect on Membership Interests.    18
Section 2.04. Conversion of Company Interests.    19
Section 2.05. Certificate of Organization, Operating Agreement and Officers and Managers of the Surviving Company.    19
ARTICLE III - REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY    20
Section 3.01. Authorization and Validity of Agreement; Organization and Power and Capitalization of the Company.    20
Section 3.02. No Conflict or Violation.    21
Section 3.03. Litigation.    21
Section 3.04. Broker’s and Finder’s Fees.    21
Section 3.05. Consents and Approvals.    22
Section 3.06. Financial Statements; Books and Records; No Undisclosed Liabilities.    22
Section 3.07. Absence of Certain Changes.    23

Section 3.08. Tax Matters.    24
Section 3.09. Governmental Programs.    29
Section 3.10. Real Property.    29
Section 3.11. Data Protection, Privacy and Card Association Matters.    31
Section 3.12. Title to Assets and Related Matters.    32
Section 3.13. Accounts Receivable, Accounts Payable and Inventories.    32
Section 3.14. Sales and Services.    33
Section 3.15. Intellectual Property.    34
Section 3.16. Employee Benefit Plans.    35
Section 3.17. Personnel; Labor Relations.    36
Section 3.18. Environmental Compliance.    38
Section 3.19. Licenses and Permits.    39
Section 3.20. Insurance; Bonds.    39
Section 3.21. Contracts and Commitments.    40
Section 3.22. Customers and Suppliers.    43
Section 3.23. Compliance with Law.    43
Section 3.24. Affiliate Transactions.    43
Section 3.25. Banking Facilities; Power of Attorney.    44
Section 3.26. IT Assets.    44
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLERS    44
Section 4.01. Organization; Authority.    44
Section 4.02.    No Conflict; Consents.    45
Section 4.03. Ownership of Stock.    45
Section 4.04. Litigation.    45
Section 4.05. Absence of Claims by the Sellers.    45
Section 4.06. No Brokers.    46

Section 4.07. Securities Law Compliance.    46
`
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER    46
Section 5.01. Organization; Power.    46
Section 5.02. Authorization and Validity of Agreement.    46
Section 5.03. No Conflict or Violation.    46
Section 5.04. Consents and Approvals.    47
Section 5.05. Litigation.    47
Section 5.06. Broker’s and Finder’s Fees.    47
Section 5.07. Securities Law Compliance.    47
Section 5.08. Financial Ability.    47
Section 5.09. Capitalization.    47
Section 5.10. Investment Representations; Merger Sub.    48
Section 5.11. SEC Reports; Valid Issuance of Stock Consideration.    49

ARTICLE VI - INDEMNIFICATION; SURVIVAL    49
Section 6.01. Joint and Several Indemnification By Sellers.    49
Section 6.02. Indemnification by Purchaser.    50
Section 6.03. Indemnification Notice; Litigation Notice.    50
Section 6.04. Defense of Third-Party Claims.    51
Section 6.05. Survival.    52
Section 6.06. Limitation on Indemnified Losses.    53
Section 6.07. Net Recovery.    54
Section 6.08. Exclusive Remedy.    55
Section 6.09. No Duplication of Recovery.    55
Section 6.10. Tax Treatment of Indemnity Payments.    56
Section 6.11. Distribution of Escrow Amount.    56

ARTICLE VII - RESTRICTIVE COVENANTS    56
Section 7.01. Confidential Information.    56
Section 7.02. Non-Competition.    57
Section 7.03. Non-Solicitation.    58
Section 7.04. Non-Disparagement.    58
Section 7.05. Remedies.    59
Section 7.06. Release.    59

ARTICLE VIII - COVENANTS OF THE PARTIES    60
Section 8.01. Publicity.    60
Section 8.02. Reasonable Best Efforts; Further Assurances.    61
Section 8.03. Records; Post-Closing Access.    61
Section 8.10. Securities Law Cooperation.    62
Section 8.11. Real Property    62
Section 8.12. EWA Confirmation; Interim Real Property Matters.    62

ARTICLE IX - TAX MATTERS    63
Section 9.01. Transfer Taxes.    63
Section 9.02. Preparation of Tax Returns.    64
Section 9.03. Cooperation on Tax Matters.    65
Section 9.04. Tax Contests.    65
Section 9.05. Tax Sharing Agreements.    66
Section 9.06. Allocation of Purchase Price.    66
Section 9.07. Intended Tax Treatment.    67
Section 9.08. Transaction Deductions.    67
Section 9.09. Refunds.    67
Section 9.10. Prohibited Actions.    68

ARTICLE X - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER    68
Section 10.01. Accuracy of Representations and Warranties; Performance of Covenants.    68
Section 10.02. No Restraints; No Litigation.    69
Section 10.03. No Material Adverse Effect.    69
Section 10.04. Estimated Closing Statement; Payment Spreadsheet.    69
Section 10.05. Debt Matters.    69
Section 10.06. Closing Deliveries by Sellers and the Company.    69

ARTICLE XI - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE COMPANY    71
Section 11.01. Accuracy of Representations and Warranties; Performance of Covenants.    71
Section 11.02. No Restraints; No Litigation.    71
Section 11.03. Closing Deliveries by Purchaser.    72
Section 12.01. Disclosure Schedules.    72
Section 12.02. No Other Representations or Warranties; Reliance.    73

ARTICLE XIII MISCELLANEOUS    73
Section 13.01. Schedules, Exhibits and Certificates.    73
Section 13.02. Costs and Expenses.    73
Section 13.03. Successors and Assigns; Assignment.    74
Section 13.04. Notices.    74
Section 13.05. Headings.    75
Section 13.06. Construction.    75
Section 13.07. Severability.    76
Section 13.08. Entire Agreement and Amendment.    76
Section 13.09. No Waiver.    76
Section 13.10. Parties in Interest.    77

Section 13.11. Dispute Resolution; Governing Law; Jurisdiction and Venue.    77
Section 13.12. Waiver of Jury Trial.    77
Section 13.13. Specific Performance.    78
Section 13.14. Counterparts.    78
Section 13.15. Non-Recourse.    78
Section 13.16. Seller Representative.    78

SCHEDULES AND EXHIBITS
Exhibit A    -    Definitions
Exhibit B    -    Payment Spreadsheet
Exhibit C    -    Form of Estimated Closing Date Balance Sheet and Estimated Closing Statement Exhibit D    -    Owned Real Property
Exhibit E    -    Alliance Lease
Exhibit F    -    Required Consent
Exhibit G        Satisfied Lien

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated as of the 23rd day of October, 2026 (the “Effective Date”), is made and entered into by and among: (i) Star Equity Holdings, Inc., a Delaware corporation (“Purchaser”), (ii) 1218 East 135 South, Inc., a Delaware corporation (“Real Estate Merger Sub”), (iii) Alliance Machine Solutions, Inc., a Delaware corporation (“Merger Sub 2”), (iv) PD Machine, LLC., a Utah limited liability company, (the “Target Company” and “Merger Sub 1”), (v) Davis Rentals, LLC, a Utah limited liability company (“Real Estate Company”), (vi) Phil’s Welding, Inc., a Utah Corporation (“Parent Company”), and (vi) each of the owners of Parent Company and beneficial owners of the Company set forth under the heading “Sellers” on the signature pages hereto (collectively along with Parent Co., the “Sellers”) and (vii) Phillip Davis, in his capacity as Seller Representative. The Target Company, Real Estate Company, and Parent Company are collectively referred to as the “Company”.

RECITALS

WHEREAS, prior to the Effective Date the Sellers owned 100% of the issued and outstanding membership interests of the Target Company;
WHEREAS, prior to the Initial Closing Date (defined below), the Parent Company underwent a restructuring in accordance with the following actions in the order in which they are described (collectively, the “Restructuring”) whereby (i) the Sellers formed the Target Company; (ii) the Parent Company contributed certain of its liabilities and existing assets to the Target Company in exchange for 100% of the issued and outstanding shares of the Target Company, and (iii) on the date of the contribution described in clause (ii) above, Parent Company affirmed that the Target Company is classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code;
WHEREAS, for U.S. federal income Tax purposes, (a) the steps contemplated in the Restructuring are intended to qualify as a reorganization and (b) consistent with Revenue Ruling 2008-18 (2008-113 C.B. 674), following the Restructuring, the Target Company’s status as an S Corporation pursuant to Section 1362(a) of the Code will not terminate and will carry over to the Parent Company;
WHEREAS, since the Restructuring and as of the Effective Date, the individual Sellers have owned one hundred percent (100%) of the issued and outstanding equity of the Parent Company; the Parent Company has owned one hundred percent (100%) of the issued and outstanding equity of the Target Company; and the Parent Company has owned one hundred percent (100%) of the issued and outstanding equity of the Real Estate Company.
WHEREAS, the Target Company operates the Business and owns, leases, or licenses all assets used in the operation of the Business, but for the real estate used by the Business, which is owned and operated by the Real Estate Company, which is a wholly owned subsidiary of the Parent Company;
WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to acquire from the Sellers by means of the Mergers (as defined below), all of the (i) Target Company’s stock (“Purchased Shares”) and (ii) Real Estate Company’s Membership Interests (“Membership Interest”, and collectively with the Purchased Shares “Purchased Interests”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;
WHEREAS, the Parent Company, Purchaser, Merger Sub 1 and Merger Sub 2 intend to effect (i) a merger of Merger Sub 1 with and into the Merger Sub 2, pursuant to which Merger Sub 1 will cease to exist and the Merger Sub 2 will continue as a wholly-owned subsidiary of Purchaser, and immediately thereafter, (ii) a merger of the Real Estate Company with and into Real Estate Merger Sub, pursuant to which the Real Estate Company will cease to exist and Real Estate Merger Sub will continue as a wholly-owned subsidiary of Purchaser, each in accordance with the Delaware General Corporate Law (“DGCL”);

WHEREAS, following the merger of the Merger Sub 1 with and into Merger Sub 2, the Business will continue to exist thru Merger Sub 2 as a wholly owned subsidiary of Purchaser;

WHEREAS, following the merger of the Real Estate Company with and into the Real Estate Merger Sub, the Real Estate Merger Sub will continue to exist as a wholly owned subsidiary of Purchaser;

WHEREAS, the Board of Directors of Purchaser, Merger Sub 1, and Merger Sub 2 and the Board of Managers of each of Real Estate Company and Real Estate Merger Sub and the Company have approved and declared advisable this Agreement, the merger of Merger Sub 1 with and into Merger Sub 2 (as described above); the merger of Real Estate Company with and into Real Estate Merger Sub (as described above) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser, (i) thru Alliance Drilling Solutions Inc. (“AD Solutions”), a wholly owned subsidiary of the Purchaser, as the sole shareholder of AD Solutions; and (i) thru Star Real Estate Holdings USA, Inc. (“SRE Holdings”), a wholly owned subsidiary of Purchaser, as the sole member of SRE, has approved this Agreement, the Mergers and the other contemplated transactions;

WHEREAS, the Parent Company as the sole shareholder of the Target Company, and individual Sellers, as the sole shareholders of the Parent Company, have approved this Agreement, the Mergers and the other contemplated transactions;

WHEREAS, capitalized terms used but not otherwise defined shall have the meanings ascribed to them in Exhibit A attached hereto;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I - PURCHASE AND SALE OF STOCK

Section 1.01. The Mergers.

Upon the terms and subject to the conditions set forth in this Agreement, immediately following execution of this Agreement by the Parties, (i) Merger Sub 1 shall be merged with and into the Merger Sub 2 (“Merger 1”), the separate corporate existence of Merger Sub 1 shall cease and the Merger Sub 2 shall continue as the surviving company in Merger 1 (the “Surviving Target Company”), and (ii) upon the terms and subject to the conditions set forth in this Agreement, but only at the Real Estate Closing and not at the Initial Closing,, the Real Estate Company shall be merged with and into Real Estate Merger Sub (“Merger 2,” together with Merger 1, the “Mergers”), and Real Estate Merger Sub shall continue as the surviving limited liability company (the “Surviving Real Estate Company”). Both the Surviving Target Company, thru AD Solutions and Surviving Real Estate Company, thru SRE Holdings shall continue as wholly-owned subsidiaries of Purchaser, whereby (i) Surviving Target Company shall be a wholly owned subsidiary of AD Solutions, which is a wholly owned subsidiary of the Purchaser, and (ii) Surviving Real Estate Company shall be a wholly owned subsidiary of SRE Holdings, which is a wholly owned subsidiary of the Purchaser.

(a) Merger 1. Upon the terms and subject to the conditions set forth in this Agreement, on the Initial Closing Date, Merger Sub 1 shall be merged with and into Merger Sub 2 (“Merger 1”), the separate corporate existence of Merger Sub 1 shall cease, and Merger Sub 2 shall continue as the surviving company in Merger 1 (the “Surviving Target Company”).
(b) Merger 2. Upon the terms and subject to the conditions set forth in this Agreement, but only at the Real Estate Closing and not at the Initial Closing, the Real Estate Company shall be merged with and into Real Estate Merger Sub (“Merger 2” and, together with Merger 1, the “Mergers”), and Real Estate Merger Sub shall continue as the surviving limited liability company in Merger 2 (the “Surviving Real Estate Company”).
(c) Ownership Pending Real Estate Closing. Until the Real Estate Closing, the Real Estate Company and the Included Real Property shall remain owned by the Sellers or their applicable Affiliates, free of any ownership interest of Purchaser or its Affiliates, except for Purchaser’s rights under this Agreement and the Alliance Lease (defined below) between Real Estate Company and Merger Sub 2. Neither the failure of the Real Estate Closing to occur before the Initial Closing nor the pendency of the EWA Confirmation Condition shall affect the consummation, validity, or effectiveness of Merger 1 or the Initial Closing.

Section 1.02. Consideration.
(a)The aggregate consideration to be paid by Purchaser to Sellers for the Purchased Interests, subject to adjustment as provided in Section 1.05 (the “Purchase Price”), shall be:
(i) Three-Hundred Thousand ($350,000.00) cash (the; “Cash Consideration”)
(ii)75,000 shares (the “Stock Consideration”) of Star Equity Holdings, Inc. 10% Series A Cumulative Perpetual Preferred Stock (Nasdaq: STRRP) (”Series A Preferred Stock”);

(iii)35,000 shares of Series A Preferred Stock (the “Real Estate Stock Consideration);
(iv)One-hundred fifty thousand ($150,000) cash (the “Real Estate Cash Consideration”)’;
(v) plus or minus, as the case may be, the absolute amount by which the Closing Net Working Capital is greater than or less than the Target Net Working Capital;
(vi)minus the aggregate amount of the Closing Debt;

(vii)minus the aggregate amount of the Closing Transaction Expenses.
(b) The consideration payable at the Initial Closing for the Purchased Interests in the Target Company, including the Cash Consideration and Stock Consideration otherwise payable in respect of the Target Company, as set forth on the Payment Spreadsheet, subject to the adjustments provided in Section 1.05 (the “Operating Company Consideration”); and the Real Estate Cash Consideration and Real Estate Stock Consideration, payable at the Real Estate Closing in consideration of the acquisition of the Real Estate Company and, indirectly, the Included Real Property (“Real Estate Consideration”) shall be considered in total the Purchase Price.
(c) For the avoidance of doubt, the Real Estate Consideration shall be fixed at $500,000, consisting of (i) $150,000 in cash and (ii) $350,000 in value of Series A Preferred Stock, and shall not be subject to adjustment for Net Working Capital, Cash on Hand, Debt, Transaction Expenses, or any other purchase-price adjustment under Section 1.05, except to the extent expressly agreed in writing by Purchaser and Seller Representative.

Section 1.03. Closing Payments.
(a)At the Initial Closing, Purchaser shall make (or cause to be made) the following payments in cash by wire transfer of immediately available funds in accordance with the Payment Spreadsheet:
i.an amount equal to the Estimated Closing Debt which shall be paid to the Persons or bank accounts and in the amounts specified in the Payoff Letters;
ii.an amount equal to the Estimated Closing Transaction Expenses which shall be paid to the Persons or bank accounts and in the amounts specified in the Payment Spreadsheet;
iii.an amount equal to the Estimated Purchase Price less the Escrow Amount which shall be paid to, or on behalf of (in accordance with the foregoing), Sellers in accordance with the Payment Spreadsheet to the respective accounts designated in the Payment Spreadsheet. Purchaser and its Affiliates shall be entitled to rely completely on the information in the Payment Spreadsheet and shall have no liability to any Person if Purchaser makes payments in accordance therewith.

(b)At the Initial Closing, Purchaser shall issue the Stock Consideration to the Sellers in accordance with the Payment Spreadsheet.

(c)Attached as Exhibit B hereto is a spreadsheet (the “Payment Spreadsheet”) setting forth the Estimated Purchase Price to be distributed to the Seller in (i) cash distributions made pursuant to Section 1.03(a), (ii) shares of the Stock Consideration to be issued immediately to such Seller pursuant to Section 1.03(b), and (iii) cash and sharesto be set aside within the Escrow Funds. Purchaser and its Affiliates shall be entitled to rely completely on the information in the Payment Spreadsheet and shall have no liability to any Person if Purchaser makes payments in accordance therewith.
Section 1.04. Escrow Deposit.
At the Initial Closing, Purchaser shall retain (a) Fifty Thousand Dollars ($50,000) in a money market or similar account (“Cash Escrow”) and (b) 5,000 shares of the Stock Consideration (“Escrow Stock”) ((a) and (b) together the “General Indemnity Escrow Amount” and together with all interest thereon, the “General Indemnity Escrow Funds”) for purposes of satisfying, at least in part, any indemnification obligations of the Sellers pursuant to Article VI (subject to the limitations, conditions and restrictions set forth in Article VI) and any obligations of Sellers pursuant to Section 1.05(h) together with all interest and earnings thereon, the . The Escrow Stock shall (i) be held in book entry form with the Purchaser transfer agent, (ii) include a legend limiting the transfer of the Escrow Stock (“Escrow Legend”), (iii) be shown as issued and outstanding on the Purchaser’s financial statements, and (iv) retain all dividend rights (as applicable). The General Indemnity Escrow Amount shall be considered the full “Escrow Amount”) and all interest and earnings thereon (together with the Escrow Amount, the “Escrow Funds”) shall be held and disbursed in accordance with the terms and conditions of Section 1.05(h), Section 1.05(i) and ARTICLE VI.
Notwithstanding anything to the contrary in this Section 1.04, Purchaser shall pay or credit to the Sellers all interest and earnings accrued on the Escrow Funds (including, without limitation, any dividends or distributions declared on the Escrow Stock), in each case as and when accrued or declared and not held in escrow.
Section 1.05. Adjustments.
(a)Between three (3) Business Days prior to the Initial Closing Date, Seller Representative shall have prepared and delivered to Purchaser the following, in the form attached hereto as Exhibit C: (i) the Estimated Closing Date Balance Sheet and (ii) a statement (the “Estimated Closing Statement”) consistent with the Estimated Closing Date Balance Sheet setting forth Sellers’ good faith estimate of (A) the Closing Net Working Capital (the “Estimated Net Working Capital”), (B) the requested Closing Cash on Hand (the “Closing Cash on Hand”), (C) the Closing Debt (the “Estimated Closing Debt”), (D) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (E) based on the estimates in items (A) – (D), a calculation of the estimated Purchase Price (the “Estimated Purchase Price”), and (iii) the Payment Spreadsheet, in the form attached hereto as Exhibit B. The Estimated Closing Statement shall be prepared in good faith by Seller Representative, and all of the individual elements thereof shall be prepared in accordance with the Accounting Principles.
(b)Within one hundred and ninety (90) calendar days after the Initial Closing Date, Purchaser shall prepare and deliver to Seller Representative (i) a balance sheet of the Company as of the Initial

Effective Time, without giving effect to the transactions contemplated by this Agreement occurring on the Initial Closing Date, which balance sheet shall be prepared in accordance with the Accounting Principles (the “Closing Balance Sheet”), (ii) a statement (the “Purchaser Closing Statement”) setting forth Purchaser’s calculations, from and consistent with the Closing Balance Sheet, of (A) the Closing Net Working Capital (the “Purchaser Net Working Capital”), (B) the Closing Cash on Hand, (C) the Closing Debt (the “Purchaser Closing Debt”), (D) the Initial Closing Transaction Expenses (the “Purchaser Closing Transaction Expenses”), and (E) the resulting proposed final Purchase Price and Adjustment Amount calculated based on the foregoing calculations, and (iii) reasonably detailed schedules, data and calculations in support of the Closing Balance Sheet and the determinations set forth in the Purchaser Closing Statement. The Purchaser Closing Statement, and all of the individual elements thereof, shall be prepared in accordance with the Accounting Principles, without giving effect to the transactions contemplated by this Agreement occurring on the Closing Date.
(c)Within fifteen (15) calendar days after receipt of the Purchaser Closing Statement, Seller Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the items contained in the Purchaser Closing Statement. During such fifteen (15) day period, (i) Seller Representative shall be provided with copies of Files and Records of the Company used in preparing the calculations in the Closing Balance Sheet and the Purchaser Closing Statement as they may reasonably request to respond to the Purchaser Closing Statement; (ii) Purchaser will, and will cause the Company to, afford Seller Representative reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested by Seller Representative for purposes of reviewing the calculations contemplated by this Section 1.05; and (iii) Purchaser shall authorize its accountants to disclose, to the extent reasonably necessary, any workpapers generated by such accountants in connection with preparing the calculations specified in this Section 1.05; provided, that such accountants shall not be obligated to make any workpapers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such workpapers in a form and substance reasonably acceptable to such accountants. If Seller Representative accepts the Purchaser Closing Statement or if the Sellers fail to provide written notice to Purchaser of any dispute with respect thereto within such fifteen (15) day period, (A) the Purchaser Net Working Capital shall be deemed the Final Net Working Capital, (B) Cash on Hand, (C) the Purchaser Closing Debt shall be deemed the Final Debt, and (D) the Purchaser Closing Transaction Expenses shall be deemed the Final Transaction Expenses.
(d)If Seller Representative disputes the accuracy of any items contained in the Purchaser Closing Statement, Seller Representative shall give written notice to Purchaser no later than fifteen (15) calendar days following their receipt thereof (the “Dispute Notice”), which Dispute Notice shall specify the reasons for such disagreement, the amounts of any adjustments that are necessary in Seller Representative’s good faith judgment for the computations in the Purchaser Closing Statement to conform to the requirements of this Agreement, and the basis for Seller Representative’s proposed adjustments. During the fifteen (15) calendar day period following delivery of the Dispute Notice, Seller Representative and Purchaser shall work together in good faith to resolve any such disagreements. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Final Net Working Capital, the Debt or the Final Transaction Expenses, as applicable, shall be the amount agreed upon by them in writing.

(e)If Purchaser and Seller Representative are unable to resolve any disputed matters outstanding within such thirty (30) calendar day period, all disputed matters raised by Seller Representative not so resolved shall be submitted to the Independent Accountant for final resolution. The Independent Accountant shall act as an arbitrator and not as an expert to determine only those issues still in dispute and the determination of the Independent Accountant shall either adopt the position of Sellers or Purchaser or result in an adjustment that is within the range of those respective positions. In resolving any disputed item, the Independent Accountant shall (i) not assign a value to any item greater than the greatest value for such item claimed by either such party or less than the least value for such item claimed by either such party, (ii) consider only those items or amounts disputed by Seller Representative in the Dispute Notice which remain in dispute, and (iii) make any determinations in accordance with the Accounting Principles. The Independent Accountant shall make its determination based solely on presentations by Seller Representative and Purchaser (or their respective Representatives). Purchaser and Seller Representative shall use their respective commercially reasonable efforts to cause the Independent Accountant to make its determination as soon as possible, but in no event later than thirty (30) calendar days following the date on which the dispute is submitted. Such determination shall be final, binding and conclusive upon the parties hereto (absent fraud or manifest error). The Independent Accountant’s resolution of any such disagreement shall be reflected in a written report, which shall be delivered promptly to Purchaser and Sellers. All fees and expenses of the Independent Accountant shall be apportioned between the Sellers, on the one hand, and the Purchaser, on the other hand, based upon inverse proportion of the disputed amounts resolved in favor of such party, as determined by the Independent Accountant and set forth in the report of such Independent Accountant (i.e. (A) Purchaser shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of the disputed items submitted to the Independent Accountant that are resolved against Purchaser (as finally determined by the Independent Accountant) and the denominator of which is the total dollar value of the disputed items so submitted and (B) Sellers shall be responsible for the remaining amount of fees and expenses). If a retainer is required by the Independent Accountant, the retainer shall be split equally between the Company and Sellers; provided, however, that the retainer shall be considered part of the fees and expenses of such Independent Accountant and if either of such parties has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other such party to the extent required by this Section 1.05(e). In the event of any dispute regarding such allocation, the Independent Accountant shall determine the allocation of its fees and expenses as between the Purchaser and the Sellers in accordance with such allocation methodology, such determination to be final, non-appealable and binding on all parties. If any matters are submitted to the Independent Accountant, the Final Net Working Capital, the Cash on Hand, the Final Debt or the Final Transaction Expenses, as applicable, shall be the amount as determined by the Independent Accountant in accordance with this Section 1.05(e).
(f)In the event (i) the Purchaser fails to deliver to Seller Representative the Purchaser Closing Statement (other than in the event such failure is due, in whole or in part, to the Sellers’ lack of reasonable cooperation) within ninety (90) calendar days after the Closing Date in accordance with Section 1.05(b), above, and (ii) Seller Representative delivers written notice to the Purchaser of such failure and the Purchaser fails to remedy such failure (other than in the event such failure is due, in whole or in part, to the Sellers’ lack of reasonable cooperation) within thirty (30) days after such notice, then the amounts set forth on the Estimated Closing Statement shall be deemed final for all purposes of this Agreement.
(g)The final Purchase Price, including the Final Net Working Capital , the Final Debt, and the Final Transaction Expenses, as finally agreed by the parties or as determined by the Independent

Accountant as described in this Section 1.05 (the “Final Purchase Price”) shall be final for all purposes of this Agreement and shall not be subject to appeal or further review absent fraud, bad faith or manifest error. The term “Adjustment Amount” shall mean an amount equal to the Final Purchase Price minus the Estimated Purchase Price.
(h)In the event that the Adjustment Amount is a positive amount, then Purchaser shall (i) cause the Company to, within five (5) calendar days after the determination thereof, pay to Sellers an amount equal to the Adjustment Amount, by wire transfer of immediately available funds to an account designated in writing by Seller Representative .
(i)In the event that the Adjustment Amount is a negative amount, then, within five (5) calendar days after the determination thereof, Purchaser shall disburse from the Escrow Amount an amount equal to the Adjustment Amount (expressed as a positive number), by wire transfer of immediately available funds to an account designated in writing by Purchaser, provided that if such Adjustment Amount exceeds the Escrow Amount, then Purchaser and Sellers shall instruct to pay the remainder of such Adjustment Amount owed to Purchaser (the “Shortfall Amount”). To the extent that the Escrow Amount is reduced or exhausted to pay the Shortfall Amount, Sellers shall (i) pay the remaining Shortfall Amount to Purchaser within five (5) calendar days of the determination of the Adjustment Amount, to the extent that the Shortfall Amount was not fully paid from the Escrow Amount, and (ii) if the Shortfall Amount exists within the 9 month period after the Close, replenish the Escrow Amount by depositing an amount equal to the amount released from the Escrow Amount to Purchaser pursuant to this Section 1.05 within ten (10) calendar days of such release. If such replenishment becomes necessary within the first 9 months after the Close.
(j)The purpose of this Section 1.05 is to determine the final Purchase Price to be paid by Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article VII, nor preclude Purchaser from exercising any indemnification rights pursuant to Article VII (subject to the terms and conditions set forth in Article VII, including, without limitation, Section 7.09). Any payment made pursuant to this Section 1.05 will be treated by the parties hereto for all purposes as an adjustment to the Purchase Price. If any amount owed by a party pursuant to this Section 1.05 remains unpaid after the applicable payment period specified herein, then interest shall accrue on the unpaid amount from the date due to the payment at a rate per annum equal to eight percent (8%).
(k)Set forth on Schedule 1.05(k) is an illustrative calculation of the Net Working Capital, the Cash on Hand, the Debt, the Transaction Expenses, and the Initial Closing Balance Sheet of the Company as if the Closing had occurred on October 22, 2026 (the “Illustrative Calculation”).

Section 1.06. Withholding Rights.
Notwithstanding any other provision of this Agreement to the contrary, or any other provision of any other agreement to the contrary, any Person that may be required by Law to deduct and withhold from any amounts payable to any Person pursuant to this Agreement, any other agreement entered into in connection with the Contemplated Transactions, or any other agreement as a result of the Contemplated Transactions, shall be entitled to deduct and withhold all such amounts as it is required to deduct and withhold in connection with the foregoing under or in respect of any provision of Law. Any amounts so deducted and withheld and remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement, and each other applicable agreement, as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding. Prior to subjecting any payment (excluding all compensatory payments) to withholding hereunder, the payor shall provide the payee with prompt written notice thereof, including a calculation of the withholding amount. Payor shall consider any applicable and fully and properly completed documentation or certifications to reduce or eliminate the amount of withholding to the extent permitted under applicable Law provided to the payor in advance of any payment date. Upon the reasonable request of the Sellers, Purchaser shall reasonably cooperate with the Sellers to reduce or mitigate any such withholdings.
Section 1.07. Cash Distributions.
Notwithstanding anything to the contrary herein, the Sellers shall have the right to cause the Company to distribute any Cash on Hand to the Sellers or its designees on or after to the Initial Closing Date, and any such distributions shall not be deemed to be a breach of any representations and warranties in Article III, Article IV and Article V or a breach of any covenant in Section 10.02 (but shall be subject to the other terms and conditions herein). Seller shall assure the Buyer has viewing access to the bank accounts of the Seller and its affiliates, which bank accounts are provided for in Section 1.07 of the Disclosure Schedule.

ARTICLE II - CLOSING
Section 2.01. Closing; Closing Date.
The consummation of Merger 1 and the other transactions contemplated by this Agreement to occur at the Initial Closing shall occur by electronic exchange of signature pages and wiring of funds on the date hereofor at such other time and date as the parties may mutually agree in writing. Simultaneously, the other transactions contemplated by this Agreement to occur at the Initial Closing shall take place by the delivery of all of the closing documents set forth in Sections 10.03 and 11.03. Subject to the provisions of this Agreement, as promptly as practicable on the Initial Closing Date, the Parties shall file a certificate of merger (each, a “Certificate of Merger”) for each of Merger Sub 1 and Merger Sub 2 in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and applicable Utah laws and regulations, and shall make all other filings and recordings required under the DGCL, and applicable Utah laws and regulations. Each Merger shall become effective at such date and time as the applicable Certificate of Merger is filed with the office of the Delaware Division of Corporations. The date and time at which Merger 1 becomes effective is referred to in this Agreement as the “Initial Effective Time”, and the date and time by which Merger 2 becomes effective is referred to in this Agreement as the “Real Estate Effective Time”. The parties hereto acknowledge and agree that all litigation, arbitration, investigations, and similar matters “Proceedings”) at the Initial Closing shall be deemed to be taken and all documents to be executed and delivered by all such parties at the Initial Closing shall be deemed to have been taken and executed simultaneously, and no Proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered, and the Initial Closing will be deemed effective as of 5 p.m. (Eastern Time) on the Initial Closing Date irrespective of the actual occurrence of the Initial Closing at any particular time on the Initial Closing Date.
Notwithstanding Merger 2, the transfer of the Real Estate Company, and the payment of the Real Estate Consideration shall not occur at the Initial Closing and shall instead occur at the Real Estate

Closing in accordance with Section 2.02. Upon the Real Estate Closing the Real Estate Company, and Real Estate Merger Sub shall file a certificate of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and relevant Utah laws and regulations , and shall make all other filings and recordings required under the DGCL and applicable Utah laws and regulations.
Section 2.02 Real Estate Closing; Real Estate Closing Date.
(a) Condition Precedent. The obligation of Purchaser and the Sellers to consummate the Real Estate Closing is subject to the satisfaction or written waiver by Purchaser of the EWA Confirmation Condition. The EWA Confirmation Condition shall be a condition precedent solely to the Real Estate Closing and shall not be a condition precedent to the Initial Closing or Merger 1.
(b) Timing. Subject to the satisfaction or waiver of the EWA Confirmation Condition and the other conditions set forth in Articles X and XI as modified by this Agreement, the Real Estate Closing shall occur remotely by exchange of documents and payment of the Real Estate Consideration on the Real Estate Closing Date.
(c) Merger 2. At the Real Estate Closing, the parties shall file the certificate of merger required for Merger 2. Merger 2 shall become effective at the date and time the applicable certificate of merger is filed with the Delaware Division of Corporations (the “Real Estate Effective Time”).
(d) Payment. At the Real Estate Closing, Purchaser shall:
(i) pay the Real Estate Cash Consideration to Sellers by wire transfer of immediately available funds in accordance with a revised Payment Spreadsheet delivered by Seller Representative at least three (3) Business Days before the Real Estate Closing Date; and
(ii) issue of an issuance letter to the transfer agent of Star demanding the Real Estate Stock Consideration be issued to Sellers in accordance with such revised Payment Spreadsheet.
(e) No Adjustment. The Real Estate Consideration shall not be included in, or affected by, the calculation of any Estimated Purchase Price, Final Purchase Price, Adjustment Amount, Net Working Capital, Closing Cash on Hand, Closing Debt, or Closing Transaction Expenses.
(f) Delayed Real Estate Closing Outside Date. If the EWA Confirmation Condition has not been satisfied or waived on or before February 28, 2027 (the “Real Estate Outside Date”), the Purchaser may terminate the real-estate portion of this Agreement upon written notice to the other party; provided that no party may exercise such right if its breach of this Agreement was the principal cause of the failure of the EWA Confirmation Condition to be satisfied. Any such termination shall not affect the Initial Closing, Merger 1, the Surviving Target Company, or any rights and obligations that by their terms survive the Initial Closing.
(g) Right of First Refusal If the Real Estate Closing does not occur as contemplated herein due to Purchaser’s decision not to close on the real estate as set forth in Section 2.02(f), the Purchaser shall nevertheless retain a Right of First Refusal to purchase the Real Estate, the details of which shall be provided for in the Alliance Lease.

Section 2.03. Effect on Membership Interests.
Upon the closing of Merger 1, by virtue of Merger 1 and without any further action on the part of Purchaser, or Merger Sub 1, the outstanding shares of Merger Sub 1 (“Merger Sub 1 Interest”) shall be converted into and become fully paid and nonassessable shares of the Merger 1 Surviving Company (“Merger 1 Surviving Company Interest”). At the Real Estate Effective Time, by virtue of Merger 2 and without any further action on the part of Purchaser, Real Estate Merger Sub or the Real Estate Company, the outstanding membership interests of the Real Estate Merger Sub shall be converted into and become one fully paid and nonassessable membership interests in the Surviving Real Estate Company (“Merger 2 Surviving Company Interest,” together with the Merger 1 Surviving Company Interest, the “Surviving Company Interest”). All the property, rights, privileges, powers and franchises of the Merger Sub 1, except as otherwise excluded in Section 2.03 of the Disclosure Schedule, shall vest in the Surviving Target Company, and all debts, liabilities and duties of the Merger Sub 1, except as otherwise excluded Section 2.03 of the Disclosure Schedule, shall become the debts, liabilities and duties of the Surviving Target Company. All the property, rights, privileges, powers and franchises of the Real Estate Merger Sub, except as otherwise excluded within Section 2.03 of the Disclosure Schedule, shall vest in the Surviving Real Estate Company, and all debts, liabilities and duties of the Real Estate Merger Sub shall become the debts, liabilities and duties of the Surviving Real Estate Company, except as otherwise excluded within Section 2.03 of the Disclosure Schedule. Each certificate evidencing ownership of any such Surviving Company Interest, if any, will automatically be deemed to be evidence of ownership of such interests of the Surviving Target Company and the Surviving Real Estate Company will be a wholly-owned subsidiary of the Purchaser.
Section 2.04. Conversion of Company Interests.
At the Initial Effective Time, by virtue of Merger 1 without any further action on the part of Purchaser, Merger Sub 1, Merger Sub 2, or the Seller, the Purchased Shares shall be cancelled and extinguished and be converted into the right of the holders thereof to receive the Purchase Price allocable to such Purchased Shares, subject to reductions and adjustment thereof in accordance with the terms of this Agreement. From and after the Initial Effective Time, the transfer books of the Target Company shall be closed and there shall be no further registration of transfers on the transfer books of (i) the Surviving Target Company of Purchased Shares. All Purchased Shares will no longer be outstanding, and each Seller will cease to have any rights with respect thereto, except the right to receive such Seller’s portion of the Purchase Price, as set forth on the Payment Spreadsheet.
At the Real Estate Effective time by virtue of Merger 2 without any further action on the part of Purchaser, Real Estate Merger Sub, or Real Estate Company, or the Seller, the Membership Interest shall be cancelled and extinguished and be converted into the right of the holders thereof to receive the Purchase Price allocable to such Membership Interests, subject to reductions and adjustment thereof in accordance with the terms of this Agreement. From and after the Real Estate Effective Time, the transfer books of the Real Estate Company shall be closed and there shall be no further registration of transfers on the transfer books of the Real Estate Company of Membership Interests. All Membership Interests will no longer be outstanding, and each Seller will cease to have any rights with respect thereto, except the right to receive such Seller’s portion of the Purchase Price, as set forth on the Payment Spreadsheet.
Section 2.05. Certificate of Organization, Operating Agreement and Officers and Managers of the Surviving Company.

(a)The bylaws of Merger Sub 2 shall be the bylaws of the Surviving Target Company.
(b)The bylaws of Merger Sub 2 as in effect immediately prior to Merger 1 shall be the operating agreement of the Surviving Target Company and shall be automatically amended immediately after the Initial Effective Time as reflected on Exhibit C.
(c)The operating agreement of the Real Estate Company as in effect immediately prior to Merger 2 shall be the operating agreement of the Surviving Real Estate Company.
(d)The operating agreement of the Real Estate Company as in effect immediately prior to Merger 2 shall be the operating agreement of the Surviving Real Estate Company and shall be automatically amended immediately after the Real Estate Effective Time as reflected on Exhibit C
(e)The officers of Merger Sub 1 and directors of Merger Sub 2 immediately prior to the closing of Merger 1 shall be the respective officers and directors of the Surviving Target Company and the officers and managers of Real Estate Merger Sub immediately prior to the Real Estate Effective Time shall be the officers and managers of the Surviving Real Estate Company, in each case until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with: (i) the respective certificate of incorporation and bylaws for Surviving Target Company, or (ii) the certificate of organization and operating agreement of the Surviving Real Estate Company, as amended immediately after the Real Estate Effective Time and as applicable.

ARTICLE III - REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY
The Sellers, jointly and severally, hereby represent and warrant to Purchaser that, except as set forth in the Disclosure Schedules, the statements contained in this Article III are true and correct as of the date hereof and as of the Initial Closing Date (except those representations and warranties which address matters as of or for a particular date or time period, which statements shall be true and correct only as of such date or for such time period).
Section 3.01. Authorization and Validity of Agreement; Organization and Power and Capitalization of the Company.
(a)Due Power The Company has due power, right and authority to enter into, execute and deliver this Agreement and the Related Agreements to which the Company is a party, to consummate the Contemplated Transactions, to perform all of its obligations under this Agreement and the Related Agreements to which Sellers are a party, and to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which the Company is a party. The execution and delivery of this Agreement and the Related Agreements to which Company is or will be a party and the performance of the Company’s obligations under this Agreement and the Related Agreements to which the Company is a party have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Related Agreements to which the Company will be a party will be, duly executed and delivered by the Company, and this Agreement and each of the Related Agreements are and shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and conditions (assuming due authorization, execution and delivery by each other party), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a Proceeding at Law or equity).
(b)Duly Organized and Validly Existing
i.The Target Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. True, complete and correct copies of the Governing Documents of the Target Company, as currently in effect, have been made available to Purchaser. The Target Company is not in violation of any of the provisions of its Governing Documents. The Target Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which it does business
ii.The Real Estate Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. True, complete and correct copies of the Governing Documents of the Real Estate Company, as currently in effect, have been made available to Purchaser. The Real Estate Company is not in violation of any of the provisions of its Governing Documents. The Real Estate Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which it does business.

(c)The Purchased Interests represent, on a fully diluted basis, all of the issued and outstanding equity interests in the Target Company, and membership interest in the Real Estate Company. All of the Purchased Interests are duly authorized and validly issued, fully paid and non-assessable and free of any pre-emptive rights. Except pursuant to this Agreement, there is no Contract pursuant to which the Company has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any equity interests of the Company.

Section 3.02. No Conflict or Violation.
The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party by Sellers does not, and the performance of Contemplated Transactions will not, except as set forth on the applicable subparts of Section 3.02 of the Disclosure Schedules, (a) violate or conflict with any provision of the Governing Documents of the Company or any resolution adopted by the board of directors or members of the Company; (b) assuming that all consents, approvals, authorizations and permits described in Section 10.06 have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or result in a violation of or default under any Law applicable to the Company or by which the Company’s assets or properties, including the Purchased Interests, may be bound or affected; (c) (i) require any consent or approval or (ii) violate or result in a breach of or constitute a default (or an event which with due notice or lapse of time or both would become a default) or give any Person the right to exercise any material remedy (including rights of termination, foreclosure, cancellation or acceleration, or any imposition of monetary fine or penalty), in each case, under any Material Contract, Order, or Licenses and Permits applicable to the Company or by which the Company’s assets or properties, including the Purchased Interests, may be bound or affected; (d) result in the imposition of any Encumbrance on any of the Purchased Interests (with or without due notice or lapse of time or both); or (e) result in any Member or Shareholder of the Company having the right to exercise dissenters’ appraisal rights or any similar rights.

Section 3.03. Litigation.
(a)Except as set forth on Section 3.24(a) of the Disclosure Schedules, (a) there are no Proceedings pending or, to the Knowledge of Sellers, threatened, against the Company or materially affecting (i) any of its properties or assets, (ii) the Business or (iii) the Purchased Interests, (b) there are no unsatisfied judgments of any kind against the Company or affecting (i) any of its properties or assets, (ii) the Business or (iii) the Purchased Interests, and (c) the Company is not subject to any outstanding judgment, order, writ, award, injunction or decree of any Governmental Entity or arbitrator or any outstanding settlement with any Person.
(b) For the past six (6) years, the Company has not been a party to any Proceeding (no longer pending) nor, to the Knowledge of Sellers, has the Company been threatened in writing to be made a party to any Proceeding.
Section 3.04. Broker’s and Finder’s Fees.
No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the Contemplated Transactions as a result of any actions or commitments of the Company.
Section 3.05. Consents and Approvals.
No consent, waiver, notice, authorization, permit or approval of any Governmental Entity, or declaration to or filing or registration with any Governmental Entity, is required in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by the Company or the Sellers, (b) the performance by the Company or the Sellers of their respective obligations hereunder or thereunder, or (c) the consummation of the Contemplated Transactions by the Company or the Sellers (except no representation is made with respect to any action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity required as a result of the Purchaser’s operations or matters specific to the Purchaser).
Section 3.06. Financial Statements; Books and Records; No Undisclosed Liabilities.
(a)Attached hereto as Section 3.06(a) of the Disclosure Schedules are true and complete copies of: (i) the reviewed consolidated balance sheets, statements of operations and statements of cash flows of the Company as of the fiscal years ending, December 31, 2025, and December 31, 2024 (collectively, the “Reviewed Financial Statements”); and (ii) the non-reviewed consolidated balance sheets, statements of operations and statements of cash flows of the Company as of and for the nine month periods ended on September 30, 2026 (the “Interim Financial Statements”; together with the Reviewed Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, applied in a manner consistent with the past practices of the Company from the books and records of the Company and fairly present, in all material respects, the financial position of the Company and results of operations of the Business as of the respective dates thereof and for the periods indicated therein, except as otherwise stated therein or, in the case of the Interim Financial Statements, for the absence of notes, other presentation items, and of normal year-end adjustments.

(b)The Company maintains proper and adequate internal accounting controls which provide assurance that (i) transactions outside the Ordinary Course of Business are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) the Company can prevent or timely detect unauthorized acquisition, use or disposition of the assets of the Company; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(c)The Company does not have any Liability of the type that is required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected, reserved against or otherwise disclosed in the Interim Financial Statements, (ii) Liabilities arising since the Interim Financial Statements Date in the Ordinary Course of Business, (iii) Liabilities in the form of contractual obligations required to be performed under the Contracts of the Company (none of which is a Liability arising from any breach of Contract, tort, infringement, misappropriation, lawsuit or violation of Law by the Company prior to the Initial Closing), (iv) Liabilities expressly contemplated by this Agreement (including, without limitation, the Transaction Expenses), and (v) Liabilities disclosed on Section 3.07(c) of the Disclosure Schedules. The Company is not a party to, nor does it have any commitment to become party to, any off balance sheet arrangement.
(d)Section 3.06(d) of the Disclosure Schedules sets forth a list of all outstanding Liabilities of the Company as of the date of this Agreement to the extent such Liabilities constitute Debt pursuant to clauses (a)-(f), (h), or (i) in the definition of Debt. The Company has delivered or made available to Purchaser a true, correct and complete copy of each of the instruments or other documents or arrangements, whether oral or in writing, with respect to such Debt. The Company is not in default with respect to such Debt.
Section 3.07. Absence of Certain Changes.
(a)Since December 31, 2025, there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2025, the Company has conducted the Business in the Ordinary Course of Business, except as set forth on Section 3.07(a) of the Disclosure Schedule.
(b)Without limiting the generality of the foregoing, since December 31, 2025, except as set forth on the applicable subparts of Section 3.07(b) of the Disclosure Schedules, there has not been any: (i) damage or destruction affecting a material portion of the assets or properties of the Company; (ii) change in the Company’s accounting policies, procedures or methodologies, in each case, except to the extent required by GAAP; (iii) sale or transfer of any material tangible or intangible asset of the Company, except in the Ordinary Course of Business; (iv) mortgage, pledge or imposition of any Encumbrances (other than Permitted Encumbrances) on any material asset of the Company; (v) declaration or payment of any distribution or dividend in respect of any equity securities of the Company or, directly or indirectly, any purchase, redemption, issuance, sale, transfer or other acquisition or disposition by the Company of any of the Company Securities or the Subsidiary Securities; (vi) commitment by the Company to make or authorize any capital expenditure, other than capital expenditures in the Ordinary Course of Business not in excess of $50,000; (vii) acquisition by the Company (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the Ordinary Course of Business; (viii) incurrence by the

Company of any Debt (including, without limitation, the assumption, guarantee or endorsement by the Company of the obligations of any Person), other than in the Ordinary Course of Business under existing credit facilities; (ix) entrance into, or amendment, acceleration, termination (other than pursuant to the express terms of such Material Contract) or modification of, any Material Contract by the Company, other than in the Ordinary Course of Business; (x) other than pursuant to the Contemplated Transactions, the issuance, sale, pledge, disposition, Encumbrance (other than Permitted Encumbrances) or transfer the Company of any Company Interests; (xi) waiver, release, assignment, settlement or compromise by the Company of any material rights or claims (other than in the Ordinary Course of Business), or any material litigation or arbitration; (xii) other than in the Ordinary Course of Business, (A) increase in compensation or benefits payable or to become payable to any current or former Personnel or independent contractor of the Company, (B) grant of rights to severance or termination pay to, or entrance into any employment, consulting or severance agreement with, any current or former Personnel or independent contractor of the Company, or (C) establishment, entrance into, or amendment, modification or termination of, any Employee Plans, except in the Ordinary Course of Business; (xiii) loans or advances to, guarantees for the benefit of, or any investments in, any Person made by the Company, except in the Ordinary Course of Business; (xiv) amendment or modification to the Company’s Governing Documents; (xv) except in the Ordinary Course of Business, (A) acceleration of sales into a current period or deferral of any sales into a future period, (B) delay or postponement of any material repair or maintenance of the Company’s properties or assets, or (C) variance in any inventory purchase practices in any material respect from past practices; (xvi) in each case with respect to the Company, filing, change, or revocation of any Tax election, change of any annual accounting period in respect of Taxes, adoption or change of any accounting method in respect of Taxes, entrance into any closing agreement (or similar agreement with a Governmental Entity) relating to any Tax, or settlement or compromise of any Tax claim, audit, procedure, assessment or Tax liability, filing of any Tax Return in a manner inconsistent with past practice or inconsistent with applicable Law, filing of any amended Tax Return, entry into any Tax allocation, sharing or indemnity agreement, surrender of a right to claim a Tax refund, consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, making of any voluntary Tax disclosure or Tax amnesty filing or any entrance into any closing agreement with respect to Taxes, other similar action or omission relating to the filing of any Tax Return or the payment of any Tax, if any such action or omission would have the effect of increasing the Tax liability of the Company or for which Purchaser or any of its Affiliates would be responsible or would otherwise acquire pursuant to this Agreement; (xvii) delay or postponement of any material capital expenditures or expansion plans; or (xviii) agreement or commitment by the Company to do any of the foregoing.
Section 3.08. Tax Matters.
For purposes of this Section 3.08, all references to the Company include not only the Company but also the Sellers.
(a)Except as set forth on Section 3.08(a) of the Disclosure Schedules, the Company has complied with all applicable Laws relating to Taxes and has duly and timely filed all Tax Returns required by Law to be filed by the Company in accordance with all applicable Laws. All such Tax Returns were true, correct and complete in all respects and prepared in compliance with applicable Law. Except as set forth on Section 3.08(a) of the Disclosure Schedules, the Company has timely paid all Taxes required to be paid by it, whether or not shown as due and owing on any Tax Return (for this purpose, disregarding all deductions arising by virtue of this Agreement or in connection with the Contemplated Transactions). The time for filing any Tax Return by or with respect to the Company has not been extended to a date later than the Initial Closing Date, other than extensions applicable to any Tax Returns that have been or will be filed prior to the Initial Closing.
(b)Except as set forth on Section 3.08(b) of the Disclosure Schedules, the Company has (i) duly and timely withheld all Taxes required to be withheld by it and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority; (ii) paid all employer contributions and premiums; (iii) collected and paid all Taxes required to be collected and paid, including sales, use, ad valorem, value added, and excise Taxes; and (iv) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other applicable Laws) as in effect for the applicable year. Neither Purchaser nor the Company is required to withhold any amounts on payments provided for under this Agreement.
(c)The Company has classified in accordance with applicable Law and solely for Tax purposes those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.
(d)The unpaid Taxes of, and with respect to, the Company (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability set forth in the Interim Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Initial Closing Date in accordance with the past custom and practice of the Company in ﬁling its Tax Returns (for this purpose, disregarding all deductions arising by virtue of the transactions contemplated by this Agreement and the other documents entered into in connection with the Contemplated Transactions). Since the date of the Interim Financial Statements, the Company has not incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.
(e)The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar or analogous provision of state, local or non-U.S. Law, and the Company has not requested a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar or analogous request that is in progress or pending with any Taxing Authority with respect to Taxes. No Proceedings are presently pending or, to the Knowledge of the Sellers, threatened with regard to any Tax Returns filed by or with respect to the Company or otherwise with respect to Taxes. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment, reassessment or collection of any Taxes or deficiencies against the Company, and no written request for any such waiver or extension is currently pending. All deficiencies for Taxes asserted or assessed in writing against or with respect to the Company have been fully and timely settled and any associated Liabilities have been fully paid. No power of attorney granted by or with respect the Company with respect to Taxes related to the Company is currently in force. The Company has not been notified in writing or, to the Knowledge of the Sellers, otherwise by any Taxing Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.
(f)Section 3.08(f) of the Disclosure Schedule sets forth the taxable periods of the Company (i) which have been audited or examined by the relevant Taxing Authority within the past five (5) years or (ii) which are currently under audit or examination by any relevant Taxing Authority.

(g)All records required by applicable Law or any relevant Taxing Authority to be kept by the Company have been properly and accurately kept and maintained and the Company has complied in all material respects with all requirements to be registered in respect of Taxes.
(h)Sellers have provided to Purchaser (i) true, correct and complete copies of all Tax Returns relating to income Taxes and other material Tax Returns filed by the Company or any predecessor entity filed within the past five (5) years and (ii) true, correct and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar document, notice or correspondence received within the past five (5) years, in each case, that the Company (or its representative) has received from, sent to, or entered with the IRS or other Taxing Authority or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made that the Company has not properly paid Taxes or filed Tax Returns in a jurisdiction in which it does not file a Tax Return or pay Taxes. The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.
(i)The Company is not a party to or bound by any Tax indemnity agreement, Tax receivables agreement, Tax sharing agreement, Tax allocation agreement or any similar arrangement that obligates it to make any payment with respect to Taxes of any other Person (other than pursuant to customary provisions included in Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes such as leases, licenses or credit agreements).
(j)There are no Encumbrances for Taxes on any assets of the Company, other than Encumbrances for current Taxes not yet due and payable, that have not been fully accrued on the books of the Company in accordance with GAAP.
(k)Neither the Company nor any predecessor of the Company has ever been a member of an Affiliated Group. The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and several liability, contractual liability or otherwise (other than pursuant to customary provisions included in Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes such as leases, licenses or credit agreements). All amounts payable with respect to (or by reference to) Taxes pursuant to any Contract entered into by the Company in the Ordinary Course of Business the primary purpose of which does not relate to Taxes have been timely paid in accordance with the terms of such Contracts and the Company is in material compliance with all terms of such Contracts relating to any Tax matter.
(l)The Company does not have any obligation to pay, gross up or otherwise indemnify any employee or contractor for any Taxes including potential Taxes imposed under Section 409A of the Code or Section 4999 of the Code. The Company has not made any payments to any employee or other service provider, nor is it a party to a contract, agreement or arrangement with any employee or other service provider, to make payments, individually or considered collectively with any other events, agreements, plans, arrangements or other contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or that could give rise to excise Taxes payable pursuant to Section 4999 of the Code, as a result of the Contemplated Transactions.
(m)The Company has not, nor has it ever had, a permanent establishment in any foreign country nor has it engaged in a trade or business in any foreign country within the meaning of an applicable Tax treaty between such country and the United States. The Company is not a “controlled foreign corporation” as defined in Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. The Company has not entered into a gain recognition agreement pursuant to Section 1.367(a)-8 of the United States Treasury Regulations, nor has it transferred an intangible that was subject to the rules of Section 367(d) of the Code.
(n)The Company has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the United States Treasury Regulations. The Company has disclosed on its federal income Tax Returns (and corresponding state, local and non-U.S. income Tax Returns) all positions taken therein that could give rise to “substantial understatement” of federal (state, local and non-U.S.) income Tax within the meaning of Section 6662 of the Code.
(o)No withholding is required under Section 1445 of the Code in connection with the Contemplated Transactions.
(p)The Company does not have distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Sections 355 or 361 of the Code.
(q)The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing as a result of any: (i) agreement entered into with any Taxing Authority (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) executed on or prior to the Initial Closing Date; (ii) installment sale or open transaction entered into on or prior to the Initial Closing; (iii) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) made by it on or prior to the Initial Closing Date; (iv) prepaid amounts received or deferred revenue accrued on or prior to the Initial Closing Date (including pursuant to Section 451(c), 455 or 456 of the Code, Section 1.451-5 of the United States Treasury Regulations and IRS Revenue Procedure 2004-34); (v) change in method of accounting requested or occurring on or prior to the Initial Closing Date; (vi) cash method of accounting or long-term contract method of accounting utilized by it on or prior to the Initial Closing Date; (vii) use of an improper method of accounting for a taxable period ending on or prior to the Initial Closing Date; (viii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law); (ix) application of Section 965 of the Code; or (x) the application of Section 263A of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law).
(r)The Company does not hold or own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association or other entity that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.
(s)Any and all transactions between or among the Company and Affiliates of any of such entities have occurred on arm’s length terms, and such entities have complied with any and all Tax-related requirements and Laws that the arm’s-length nature of the terms of such transactions be documented.
(t)The Company is in compliance with all federal, state and non-U.S. Laws applicable to abandoned or unclaimed property or escheat and have paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. The Company does not hold any property nor owes any amount that is presumed abandoned under the Laws of any state or other jurisdiction.
(u)The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any of the Contemplated Transactions. No Tax holiday or Tax incentive or grant in any jurisdiction that was realized on or prior to the Initial Closing Date will be subject to recapture as a result of any actions or activities following the Initial Closing Date.
(v)All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of the Company, have been timely filed and all such forms were true, correct and complete when filed.
(w)Except as set forth on Section 3.08(x) of the Disclosure Schedules, the Company has collected, and has on file, and will have on file as of the Initial Closing Date, blanket certificates of resale (or other applicable exemption certificates) for all customers from which the Company does not collect sales Taxes or excise Taxes.
(x)The Parent Company made a valid election to be treated as an “S corporation” for federal income (and applicable state and local) Tax purposes effective on March 3, 2023_, and has been a validly electing “S corporation” for federal income (and applicable state and local) Tax purposes at all times since the effective date of such election except as set forth on Section 3.08(y) of the Disclosure Schedules. The Target Company has been a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code at all times since the effective date of the Restructuring, and, immediately before the Initial Effective Time, the Target Company’s status as a qualified subchapter S subsidiary shall be treated as terminated solely by reason of the consummation of Merger 1, at which time, consistent with Treasury Regulation Section 1.1361-5(b), the Target Company shall be treated for federal income Tax purposes as a new corporation that has acquired all of its assets and assumed all of its liabilities from the Parent Company in exchange for stock of the Target Company immediately before Merger 1. All Contracts entered into by or among the shareholders of the Company, including the Company’s Operating Agreement, were not entered into with a principal purpose of circumventing the S corporation prohibition on a second class of stock. As of the Initial Closing Date, the Company is a Limited Liability Company.
(y)The Real Estate Company is, and at all times prior to the Real Estate Effective Time shall be treated as, a disregarded entity for U.S. federal and applicable state income tax purposes. The Restructuring was consummated at the times described in, and in all respects in accordance with, the description of the Restructuring set forth in the recitals to this Agreement. Notwithstanding the foregoing, the Sellers and Purchaser shall cause each of the Real Estate Company and Real Estate Merger Sub to be classified, or to have made a timely and effective election under Treasury Regulation Section 301.7701-3 to be classified, as an association taxable as a corporation for U.S. federal (and applicable state and local) income Tax purposes, effective as of a time immediately preceding the Real Estate Effective Time, and to maintain such classification through and including the Real Estate Closing, so that Merger 2 is treated as a statutory merger of corporations qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. All Contracts entered into by or among the shareholders of the Company, including the Company’s Operating Agreement, effective June 15, 2022, as amended from to time, were not entered into with a principal purpose of circumventing the S corporation prohibition on a second class of stock.

(z)At all times since the date of its organization and prior to the Initial Effective Time, the Target Company was treated for federal income Tax purposes as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), owned, indirectly through the Parent Company, by the Sellers, and, except as provided in Section 3.08(y) above with respect to the period from and after the time immediately preceding the Real Estate Effective Time, the Real Estate Company was treated for federal income Tax purposes as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), owned, indirectly through the Parent Company and the Target Company, by the Sellers.
(aa)The Company’s principal reasons for participating in the Mergers are bona fide business purposes not related to taxes.
(ab)Neither the Company nor any of their Affiliates has redeemed or will redeem any membership interests prior to and in connection with or in contemplation of the Mergers nor have they made nor will they make any distributions with respect to membership interests of the Company prior to and in connection with or in contemplation of the Mergers.
(ac)Immediately after the Initial Closing, Merger Sub 2 will hold at least 90% of the fair market value of the Target Company’s net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Merger Sub 1’s net assets and at least 70% of the fair market value of its gross assets. Immediately after the Real Estate Closing, Real Estate Merger Sub will hold at least 90% of the fair market value of the Real Estate Company’s net assets and at least 70% of the fair market value of its gross assets.
(ad)No assets of the Company have been sold, transferred or otherwise disposed of that would prevent Purchaser and Merger Sub 2 from continuing the Company’s historic business or from using a significant portion of their historic business assets in a business following the Mergers. No assets of the Real Estate Company have been sold, transferred or otherwise disposed of that would prevent Purchaser and Real Estate Merger Sub from continuing the Real Estate Company’s historic business or from using a significant portion of its historic business assets in a business following Merger 2.
(ae)The Company is not a regulated investment company within the meaning of Section 851 of the Code, a real estate investment trust within the meaning of Section 856 of the Code or a corporation fifty percent (50%) or more of the value of whose assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment.
Section 3.09. Governmental Programs.
Section 3.09 of the Disclosure Schedules sets forth a true, correct and complete list of any Governmental Programs from which the Company has received, or expects to receive prior to, on or after the Initial and Real Estate Closing Dates (based on any applications submitted), any Governmental Program Proceeds. All statements and information provided by or on behalf of the Company in connection with any application (including any application for forgiveness) under any Governmental Program, was made in good faith and was true, correct and complete in all material respects, and otherwise not in violation of the requirements of any applicable Governmental Entity or under any applicable Governmental Program. Any Governmental Program Proceeds received by the Company, have been allocated, used, spent, paid, reserved, or otherwise disbursed or, as applicable, reimbursed, repaid or otherwise refunded, in each case, in accordance with the requirements of any applicable

Governmental Entity or under any applicable Governmental Program in respect of such Governmental Program Proceeds.
Section 3.10. Real Property.
(a)The real property set forth in Exhibit D (“Owned Real Property”), to be transferred to the Purchaser pursuant to a special warranty deed executed, acknowledged and delivered (the “Special Warranty Deed”), the Real Estate Company, a wholly owned subsidiary of the Parent Company, will transfer good, marketable title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances and otherwise as required by this Agreement. Section 3.10(a) of the Disclosure Schedules sets forth a complete and accurate list of all real property owned by the Company (“Owned Real Property”). With respect to the Owned Real Property:

(i)the Company has good and marketable title, free and clear of all Encumbrances, except Permitted Encumbrances, provided however, the Company makes no representation or warranty and expressly disclaims any representation and warranty regarding any rights or ownership of third parties in the Real Property with respect to the coal, oil, gas, hydrocarbon, or other mineral rights associated with the Owned Real Property;

(ii)the Company is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; and
(iii)the Company has not received any written notice of and, to the Knowledge of Sellers, there are no (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, or (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire, flood or other casualty.
(b)Section 3.10(b) of the Disclosure Schedules sets forth a complete and accurate list and description of all leases, licenses, subleases, concessions, occupancy agreements and other agreements in which the Company has a leasehold interest, including all amendments thereto (collectively, the “Lease Documents”), which have been made available to Purchaser, and lists each property or premises currently leased, subleased, licensed or otherwise occupied by the Company (each, a “Leased Real Property” and collectively, with the Owned Real Property “Real Property”), along with the name of the landlord (or sublandlord, as applicable), the name of the entity holding such leasehold interest, the street address and unit number of each Leased Real Property.
(c)The Company has good, marketable and valid leasehold interests in the Real Property, and the Company has not collaterally assigned, mortgaged, deeded in trust or granted any other Encumbrances in the Real Property other than Permitted Encumbrances.
(d)The Company’s leasehold interest in the applicable Real Property is not subject to any Encumbrance (other than Permitted Encumbrances).

(e)Each Lease Document is a valid and binding obligation of the Company and, to the Knowledge of Sellers, the other party or parties thereto and is enforceable by the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Company is not in default (and to the Knowledge of Sellers, no event has occurred which with or without notice or the passage of time or both would constitute a default under) under any of the Lease Documents. To the Knowledge of Seller, no other Person which is a party of a Lease Document is in default, and no event has occurred which with or without notice would constitute a default, by such Person under such Alliance Lease. No rent or other amounts owing under the Lease Documents have been paid more than thirty (30) days in advance. The Company has not entered into a subordination, non-disturbance and attornment agreement, or similar agreement whereby the Company subordinates its interest in any Lease Document to the rights of another Person, with respect to any Lease Document.
(f)The Company has not received written notice that any of the Real Properties or any portion thereof or interest therein is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor and, to the Knowledge of Sellers, no such condemnation, expropriation or taking has been proposed or is contemplated. The Company has not received any written notice that the current use and occupancy of any of the Real Property violates in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.
(g)To the Knowledge of Sellers, all Taxes (including real and personal property Taxes and assessments and all special assessments, if any) pertaining to the Real Properties have been paid in full on or before the date that such Taxes become due, and there are no currently existing delinquencies with respect thereto. The Company has not received any written notice of proposed local improvement charges or special levies of a material nature with respect to any of the Real Properties.
(h)The Lease Documents constitute all written and oral agreements of any kind relating to the leasing, rental, use or occupancy of the Leased Real Property and contain arms-length terms with respect to the parties thereto.
(i)No third party is in possession of the Real Property, and none of the Real Property is subject to any lease, sublease, license, concession, option to purchase, purchase agreement or grant to any Person of any right relating to the use, occupancy or enjoyment of such property or any portion thereof (other than the Lease Documents).
(j)The Real Property is not subject to any use restrictions, exceptions, reservations or limitations which interfere with or impair the present and continued use thereof as currently used by the Company in the conduct of the Business.
(k)The Real Property abuts on and has direct vehicular access to a public road, or, to the Knowledge of Sellers, has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property, and access to such Real Property is provided by paved public right-of-way.

(l)All necessary utilities are currently available to the Real Property in sufficient size and capacity to adequately serve the continued use thereof as currently used by the Company in the conduct of the Business.
(m)The Company has not received written notice of any pending amendments to any applicable zoning ordinance which are likely to curtail or to interfere with the of the Real Property.
(n)Except as set forth on Section 3.10(n) of the Disclosure Schedules, all buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Property are in a condition sufficient for the continued use thereof as currently used by the Company in the conduct of the Business.
(o)The Company has not received written notice that it is in violation of applicable Laws or the Real Property Documents.
(p)Except as set forth on Section 3.10(p) of the Disclosure Schedules, all Licenses and Permits necessary for the conduct of the Business and, to the Knowledge of the Sellers, the occupancy and use of the Real Property have been obtained and are in full force and effect.
(q)To the Knowledge of Sellers, no portion of the Real Property is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Entity.
(r)There are no pending tax assessment appeals with respect to the Real Property.
Section 3.11. Data Protection, Privacy and Card Association Matters.
(a)The Company is, and at all times during the past three (3) years has been, in material compliance with all Laws applicable to the Company’s business operations, contractual obligations, and published policies of the Company, relating to privacy, data protection and data security, including to the extent applicable the Payment Card Industry Data Security Standard. The Company has during the past three (3) years taken, and, where required by Laws relating to data protection have required third parties who use, collect, process, store, disclose or otherwise access Personally Identifiable Information on the Company’s behalf to take, commercially reasonable measures designed to ensure that Personally Identifiable Information collected by or on behalf of the Company is protected against loss, damage and unauthorized access, use, or disclosure. Within the last three (3) years, except as set forth on Section 3.11(a) of the Disclosure Schedules, to the Knowledge of Sellers, there has been no loss, damage or unauthorized access, use, or disclosure, of any (i) Personally Identifiable Information provided to, obtained by, processed, used, collected by or collected on behalf of the Company or (ii) Personally Identifiable Information provided to or collected by the third party contractors of the Company by or on behalf of the Company.
(b)There is no, and in the past three (3) years there has been no written claim, complaint, or Proceeding against the Company by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (i) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personally Identifiable Information or (ii) the security, confidentiality, availability, or integrity of the Information Systems.

(c)To the Knowledge of the Sellers, there is no, and in the past three (3) years there has been no written claim, complaint, or Proceeding against or pertaining to the Company by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (i) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personally Identifiable Information by or for the Company.
(d)The Sellers and the Company in the past three (3) years have bound contractors to which they provided access to Personally Identifiable Information to restrictions, obligations, and conditions at least as restrictive as those applicable to the Company with respect to such Personally Identifiable Information.
(e)The computer, information technology, and data processing systems, facilities, and services used by or for the Company, including all software, hardware, networks, communications facilities, platforms, and related systems and services, are reasonably sufficient for the existing needs of the Company, and are in good working condition to effectively perform all operations necessary for the operation of the Company.
Section 3.12. Title to Assets and Related Matters.
(a)The Company has good and marketable title to, a valid leasehold interest in, or a valid license to use, all assets and properties of the Company reflected in the Interim Financial Statements or acquired in the Ordinary Course of Business since the Interim Financial Statements Date, free and clear of all Encumbrances (other than Permitted Encumbrances), except as disposed of since the Interim Financial Statements Date in the Ordinary Course of Business and except as set forth on Section 3.12(a) of the Disclosure Schedules.
(b)All assets included in Section 3.12(b) of the Disclosure Schedules and all other tangible assets and properties currently used in the Business are, taken as a whole, in good condition and working order and are reasonably adequate for their intended use, ordinary wear and tear and normal repairs and replacements excepted, and are in conformity in all material respects with all applicable Laws, and all movable assets are at the principal locations of the Business.
(c)The tangible and intangible personal property owned or leased by the Company and all other assets and rights (including rights under Contracts) of the Company described in Section 3.12(a) are sufficient in all material respects to conduct the Business as presently conducted. The Company will own, or have the right to use, all assets and properties that are used (or necessary) in connection with the business of the Company on the same economic terms as immediately prior to the Real Estate Closing. Each item of equipment and other tangible personal property that the Company has possession of pursuant to a lease agreement or similar contractual agreement is in such condition that, upon its return to its lessor or owner under the applicable lease or Contract (assuming that any such equipment or tangible personal property was returned on the Real Estate Closing Date), the obligations of the Company to such lessor or owner will have been discharged in full.
Section 3.13. Accounts Receivable, Accounts Payable and Inventories.
(a)All Accounts Receivable reflected in the Interim Financial Statements, and all Accounts Receivable arising since the Interim Financial Statements Date, are valid and represent bona fide claims against debtors, arising from arms-length transactions, for sales, services actually performed or other charges arising in the Ordinary Course of Business and, to the Knowledge of Sellers, no Accounts Receivable are subject to any dispute, contest, claim, set off or counterclaim, except as set forth on Section 3.13(a) of the Disclosure Schedules. Such Accounts Receivable are properly reflected on the Company’s books and records and balance sheets in accordance with GAAP (subject to the GAAP Exceptions and applied in a manner consistent with the Accounting Principles). Except as set forth in Disclosure Schedule 3.13, all Accounts Receivable taken into account in the Final Net Working Capital are fully collectible (without the necessity of legal Proceedings) within ninety (90) days after invoicing, and at the aggregate recorded amounts, thereof, subject to the reserve for bad debts shown on the Interim Financial Statements or, with respect to Accounts Receivable arising after the Interim Financial Statements Date, on the accounting records of the Company. The reserve for bad debts shown on the Interim Financial Statements or, with respect to Accounts Receivable arising after the Interim Financial Statements Date, on the accounting records of the Company have been determined in accordance with GAAP (subject to the GAAP Exceptions and in accordance with the Accounting Principles), consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
(b)All accounts payable and notes payable of the Company reflected in the Interim Financial Statements, and all accounts payable and notes payable of the Company arising since the Interim Financial Statements Date, represent bona fide arms-length transactions and no such account payable or note payable is delinquent in its payment. The Company does not have any accounts payable or loans payable to Sellers or its shareholders (except for the payment of compensation and benefits to such shareholders in the Ordinary Course of Business) or any Affiliate of Sellers.
(c)All items of Inventory of the Company (i) were acquired in the Ordinary Course of Business, (ii) are owned free and clear of any Encumbrances (other than Permitted Encumbrances or as set forth on Section 3.13(c)(ii) of the Disclosure Schedules) and (iii) except as set forth on Section 3.13(c)(iii) of the Disclosure Schedules, are fairly reflected on the Interim Financial Statements, stating items of inventory at the lower of cost or market value in accordance with GAAP (subject to the GAAP Exceptions and applied in a manner consistent with the Accounting Principles), to the extent such items of Inventory were acquired prior to the Interim Financial Statements Date (with respect to the foregoing subpart (iii) only). None of the Inventory is of a quantity or quality not usable in the Ordinary Course of Business, is obsolete, defective, damaged or slow-moving, or is not merchantable and fit for its intended use (except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established).
(d)All inventory used in the business of the Company is owned by and, except as set forth in Section 3.13(d) of the Disclosure Schedules, located on the properties of the Company. The current items of Inventory of the Company constitute sufficient quantities for the expected operation of the Business and are not excessive.
Section 3.14. Sales and Services.
(a)Section 3.14(a) of the Disclosure Schedules contains complete and accurate copies of the standard terms and conditions of sale for each of the sales and services of the Company (collectively, the “Standard Terms”) (in each case, containing applicable guaranty, warranty and indemnity provisions).

(b)Except as set forth on Section 3.14(b) of the Disclosure Schedules, no services provided by or on behalf of the Company are subject to any guaranty, warranty or other indemnity, express or implied, other than as set forth in the applicable Standard Terms. All sales and services rendered by the Company in the past three (3) years are in material conformity with all applicable contractual commitments of the Company and all express and implied warranties of the Company.
(c)During the past three (3) years, the Company has not received any invoices, fines, penalties, forfeitures, seizures, or demands and, to the Knowledge of the Sellers, no investigation or inquiry was conducted by any Governmental Entity, relating to any alleged (i) defect in service or performance by the Company, (ii) failure to perform services or warn by the Company, (iii) breach of express or implied warranties or representations by the Company, or (iv) noncompliance with any applicable Laws in connection with the provision of any services by the Company.
(d)Except as fully covered by insurance (subject to applicable deductibles), otherwise adequately reserved for on the Company’s books and records, or completely paid and discharged prior to Initial Closing so that the Company does not have any post-Closing Liability therefor, (i) all services rendered and products sold by the Company during the past three (3) years conformed in all material respects with all applicable contractual commitments of the Company and with all express and implied warranties of the Company, (ii) all services rendered by the Company during the past three (3) years were materially free from any significant defects, and (iii) the Company does not have any Liabilities (and have not received notice of any Proceeding giving rise to any such Liability) for replacement thereof or other related damages in excess of $10,000 for any deficiency or defect, whether individually or in the aggregate, for the failure of any services or products provided by the Company to conform with applicable contractual commitments of the Company or with any applicable express or implied warranties of the Company.

Section 3.15. Intellectual Property.
(a)Section 3.15(a) of the Disclosure Schedules contains a complete and accurate list of all of the material Intellectual Property Assets that are registered, patented or for which applications for the same are pending. The Intellectual Property Assets, the Intellectual Property which the Company has a written Contract to use and the Intellectual Property which the Company has a valid right to use are all those necessary for or used in the operation of the Business as it is currently conducted by the Company. All of the Intellectual Property Assets on Section 3.15(a) of the Disclosure Schedules are in good standing, are duly authorized, validly issued and enforceable and have not been cancelled. All trade secrets have been subject to adequate measures under applicable Law to preserve their status as a trade secret under applicable Law. To the Knowledge of Sellers, there are no facts, rulings or circumstances that would invalidate or render any of the Intellectual Property Assets unenforceable.
(b)The Company, owns all rights, title and interest in and to each of the Intellectual Property Assets free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances imposed by the social media platform or domain name registrar that granted the Intellectual Property Asset). The Company’s use of its Intellectual Property Assets, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise make any unlawful or unauthorized use of any of the Intellectual Property of any Person. Except as set forth on Section 3.15(b) of the Disclosure Schedules and Unscheduled Contracts, (i) there are no licenses now outstanding or other rights granted to any Person with respect to any of the Intellectual Property Assets, (ii) the Company is not a party to any Contract with respect to any Intellectual Property, and (iii) the Company has not received any written notice or other communication claiming, alleging or suggesting that the Company has infringed, misappropriated or otherwise made any unlawful or unauthorized use of any of the Intellectual Property, and, to the Knowledge of Sellers, no other Person has threatened to make any such claims and there are no basis for any claims. To the Knowledge of Sellers, no third party is infringing the Company’s rights in any of the Intellectual Property Assets. The Company has not made, sent or otherwise communicated any notice or other communication claiming, alleging or suggesting that any third party has infringed, misappropriated or otherwise made any unlawful or unauthorized use of any of the Intellectual Property Assets, or inquiry regarding whether such third party has undertaken any of the foregoing actions. No consent or approval of any Person with respect to the Intellectual Property Assets will be required by the consummation of the Contemplated Transactions. There are no unresolved claims made that any of the Intellectual Property Assets or the activities of the Company in connection with any Intellectual Property constitutes unfair competition or a violation or infringement of any Intellectual Property of any other Person.
(c)The Company owns the complete and exclusive right, title and interest in and to all tangible and intangible property rights existing in the Intellectual Property Assets. No compensation, including, without limitation, royalties, is payable to any current or past Personnel, contractor or other Person for creation or use of any Intellectual Property other than pursuant to a written Contract listed on Section 3.15(b) of the Disclosure Schedules or Unscheduled Contracts. Immediately following the consummation of the Contemplated Transactions, each of the agreements listed on Section 3.16(b) of the Disclosure Schedules (i) shall remain the legal, valid, binding and enforceable obligations of such independent contractor or third party and (ii) have not been repudiated in any way by the Company nor is the Company in default under such agreements.
(d)The Software sufficiently meets the current needs of the business operations of the Company. The Company’s use of the Software materially complies with the Contracts to which the Company is a party related to the license thereof.
(e)Except as set forth on Section 3.15(e), the Company has the right, which is non- terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of or otherwise exploit the Intellectual Property Assets without any valid legal or equitable claim by, or payment or other obligation owing to, or required consent from, any Person.
(f)The Company owns or possess a royalty-free license to use all Intellectual Property necessary to operate its Information Systems, without any known conflict with, or infringement of, the rights of others. None of the Information Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of the supplier thereof or any other Person.
Section 3.16. Employee Benefit Plans.
(a)Section 3.16(a) of the Disclosure Schedules contains a true, complete and correct list of each Employee Plan. Each Employee Plan. To the Knowledge of Sellers, there exists no condition or set of circumstances with respect to any Employee Plan which has resulted in or which could reasonably be expected to result in any material Liability under ERISA or the Code or other applicable Law.

(b)Neither the Company nor any of its respective ERISA Affiliates has sponsored, maintained, contributed to, nor has been required to sponsor, maintain, participate in or contribute to, nor does it have or ever had any Liability with respect to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.
(c)Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, could (either alone or in conjunction with any other event) give rise to any additional service credits under any Employee Plan sponsored or maintained by the Company (or under which the Company has any actual or potential Liability).
(d)Except as could not reasonably be expected to result in any material Liability under the Code, the Company has complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010.
(e)At all applicable times required under federal and state laws, the Company and each of its ERISA Affiliates has offered “minimum essential coverage” (as defined under Code Section 5000A(f)(1)(B)) to the Company’s Personnel who are classified as “full-time employees” under Section 4980H of the Code and their dependent children in accordance with such Code section and applicable regulations to the extent legally required. Such minimum essential coverage has been “affordable” and has provided “minimum value” (each within the meaning of Section 36B(e)(2)(C) and Section 4980H(b) of the Code and related regulations. The Company does not have any Liability under Sections 4980D or 4980H of the Code.
Section 3.17. Personnel; Labor Relations.
(a)(i) There is no labor strike, lockout, walkout, material dispute, slowdown or stoppage, or organizing activity pending or, to the Knowledge of Sellers, threatened, against or involving the Company, nor has any such event occurred within the past five (5) years, (ii) the Company has not been subject to any charge, demand, petition, or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization within the past five (5) years, (iii) the Company is not a party to, nor is the Company bound by, any collective bargaining agreement or other Contract with any union, work council, employee association or labor organization, written work rules or practices or unwritten work rules or practices agreed to with any union, work council, labor organization or employee association, (iv) to the Knowledge of Sellers, there has been no attempt to organize any group or all of the Company’s Personnel within the past five (5) years, (v) except as set forth on Section 3.17(a) of the Disclosure Schedules, the Company is and for the past five (5) years has been in material compliance with all applicable Laws relating to labor, employment and employment practices, and terms and conditions of employment, including without limitation all Laws relating to labor relations, collective bargaining, employment discrimination, (including harassment and retaliation), equal employment opportunity, hiring, applications for employment, recruiting, pay equity, salary history, compensation and benefits and benefits continuation coverage, wages, including as to the withholding and timely payment of all taxes and other required deductions from wages, overtime, hours of work, meal and rest periods, wage payments, wage deductions and assignments, garnishments, paid and unpaid leaves of absence and protected time off (including paid sick leave) vacation, paid time off, postings, personnel records and recordkeeping, plant closings/mass lay-offs, immigration and employment verification/authorization, background investigations, employment references, criminal histories, genetic information, privacy and confidentiality, personal information, biometric data, surveillance and monitoring, testing (including drugs and alcohol testing) child labor, occupational safety and health, workers’ compensation, termination and employment, (vi) there is no, and within the past five (5) years have not been any, unfair labor practice charge, complaint, or Proceeding against the Company pending or, to the Knowledge of Sellers, threatened, before the National Labor Relations Board or any Governmental Entity (and, to the Knowledge of Sellers, there is no reasonable basis therefor), (vii) except as set forth on Section 3.18(a) of the Disclosure Schedules, there is no, and within the past five (5) years have not been any, charge, complaint, mediation, or Proceeding, with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful or discriminatory employment practices (and, to the Knowledge of Sellers, there is no reasonable basis therefor), (viii) except as set forth on Section 3.17(a) of the Disclosure Schedules, within the past five (5) years, the Company has not received any notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation, audit or other inquiry relating to the Company, and no such investigation, audit or other inquiry is in progress, or, to the Knowledge of Sellers, threatened in any manner, (ix) except as set forth on Section 3.17(a) of the Disclosure Schedules, there is no, and within the past five (5) years have not been any, charge, complaint, mediation, or Proceeding pending or, to the Knowledge of Sellers, threatened, in any forum by or on behalf of any present or former Personnel of the Company, any applicant for employment or any class or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, (x) there is no agreement of any kind which restricts the Company from selling, transferring, relocating, closing or terminating any of its operations or facilities, and (xi) to the Knowledge of Sellers, the Company’s directors, officers, or executives do not have any current or immediate plans to terminate his or her employment with the Company.
(b)The Company has not, within the past six (6) years, effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law.
(c)Within the past five (5) years, each individual providing services to the Company and its respective ERISA Affiliates has been properly classified as an employee or a non-employee service provider with respect to each such Person for all purposes under applicable Law and the Employee Plans. All employees of the Company are classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are and within the past five (5) years have been properly classified except as set forth on Section 3.17(a) of the Disclosure Schedules. The Company has timely collected and maintained appropriate Forms I-9 for all of its employees.
(d)Except as set forth on Section 3.17(d) of the Disclosure Schedules, to the Knowledge of Sellers, no Personnel of the Company is bound by any Contract that purports to limit the ability of such Personnel (i) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to the Company or to any other Person any rights to any invention, improvement or discovery. To the Knowledge of Sellers, no former or current Personnel of the Company is a party to, or is otherwise bound by, any Contract that has or is reasonably likely to have a material adverse effect on the ability of the Company to conduct the Business as presently conducted.
(e)Except as set forth on Section 3.17(e) of the Disclosure Schedules, (i) the Company has not entered into any severance or similar arrangement with any Personnel or service provider that would result in any Liability of the Company to make any payment to such Personnel or service provider upon a termination of service with the Company, including a termination of service effected by the Contemplated Transactions, and (ii) neither the execution of this Agreement nor the consummation of the Contemplated Transactions shall, individually or in the aggregate, (A) result in any payment becoming due to any Personnel or other service provider of the Company, (B) increase or modify any benefits otherwise payable by the Company to any Personnel or other service provider of the Company, or (C) result in the acceleration of time of payment or vesting of any awards or benefits.
(f)Within the past six (6) years, the Company has maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self- insurance or otherwise.
(g)Section 3.17(g) of the Disclosure Schedules contains a true, complete and correct list of the current employees of the Company as of the Initial Closing Date and shows with respect to each such employee, the employee’s name, the employer’s name, position, exempt or non-exempt classification, base salary or hourly wage rate, actual and target incentive compensation (including, without limitation, bonus, commissions and fringe benefits that are not provided to all employees, as applicable) for 2023, 2022 and 2024 through the Interim Financial Statements Date.
(h)Except as set forth on Section 3.17(h) of the Disclosure Schedules, all employees of the Company are and heretofore have been at-will employees. The Company is not delinquent in payments to any of its current or former employees or service providers for any wages, salaries, commissions, bonuses or other compensation or remuneration for any services performed or any reimbursable amounts.
(i)The Company is not sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien under a non- immigrant or other visa, or for transfer of sponsorship of any such employee, is currently pending. To the Knowledge of Sellers, each employee of the Company is lawfully authorized to work in the United States in the position held.
Section 3.18. Environmental Compliance.
(a)Except as set forth on Section 3.18(a) of the Disclosure Schedules (any matters so disclosed being referred to herein as “Existing Environmental Conditions”), no Hazardous Material has been disposed of, spilled, leaked or otherwise released by the Company on (i) any Real Property, (ii) at any geologically or hydrologically adjoining property, or (iii) on any other property other than the Real Property or, to the Knowledge of Sellers, by any other Person with respect to the Real Property, in each of the foregoing cases, in an amount requiring reporting to a Governmental Entity or in violation of Environmental Requirements. Except in material compliance with Environmental Requirements and with respect to the Existing Environmental Conditions, and in each case to the Knowledge of Sellers, (A) no Hazardous Materials are present on or in any Real Property and (B) no Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used, disposed of or otherwise handled by the Company either on or off of any Real Property. To the Knowledge of Sellers, no previous owner or tenant of the Real Property, has spilled, disposed, discharged, emitted or released any Hazardous Materials into, upon or from such Real Property or into or upon the soil, ground or surface water thereof in violation of Environmental Requirements. To the Knowledge of Sellers, there is no condition affecting any Real Property which is in violation of any Environmental Requirement.

(b)Except as set forth on Section 3.18(b) of the Disclosure Schedules, to the Knowledge of Sellers, there are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed or decommissioned). Except as set forth on Section 3.19(b) of the Disclosure Schedules, to the Knowledge of Sellers, there are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of any of the Real Property, or into any other assets of the Company. Except as set forth on Section 3.18(b) of the Disclosure Schedules, to the Knowledge of Sellers, there is no lead-based paint on the Real Property and there is no lead in the drinking water at the Real Property. To the Knowledge of Sellers, there is no electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on any of the Real Property.
(c)To the Knowledge of Sellers, the Company is in compliance in all material respects with, and for the period of the Real Estate Company's ownership of the Real Property has complied in all material respects with, all Environmental Requirements, and the Company has not received any written notice or been cited for any violation or potential violation of any Environmental Requirements. Except as set forth on Section 3.19(c) of the Disclosure Schedules, the Company has all environmental permits required to operate the Business. To the Knowledge of Sellers, no previous owner or previous tenant of the Real Property has violated any Environmental Requirements with respect to the Real Property.
(d)Except as set forth on Section 3.18(d) of the Disclosure Schedules, to the Knowledge of Sellers, no capital expenditures by the Company are required to establish or maintain material compliance with any applicable Environmental Requirements.
(e)There is no pending investigation, civil, criminal or administrative action, written notice or demand letter, notice of violation or other Proceeding by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials or the violation of any Environmental Requirement relating to the Business or, to the Knowledge of Sellers, any Real Property. The Company is not a party to a written agreement with any Governmental Entity relating to any ongoing environmental or Hazardous Materials cleanup. The Company has not assumed by written contract any environmental-related indemnity obligations of a third party..
(f)The Company has delivered to the Purchasers true, correct and complete copies of all reports, studies, notices of violation and correspondence with any Governmental Entity or any other Person related to the environmental condition of the Real Property.2.03
Section 3.19. Licenses and Permits.
Section 3.19 of the Disclosure Schedules sets forth a true, complete and correct list, together with a description of type, duration, status, and Governmental Entity or other Person responsible for issuing such Licenses and Permits, of each of the Licenses and Permits owned or possessed by the Company. The Company has obtained and maintained in full force and effect all Licenses and Permits required to operate the Business in the Ordinary Course of Business. The Company has provided Purchaser with true, complete and correct copies of all Licenses and Permits. The consummation of the Contemplated Transactions shall not interrupt or give any Governmental Entity the right to modify, terminate or interrupt (whether temporarily or permanently) the continuation of any of the Licenses and Permits or the conduct of the Business, and all such Licenses and Permits will continue to be valid and in full force and effect, on identical terms, immediately following the Initial Closing (except no representation is made with respect to any action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity required as a result of the Purchaser’s operations or matters specific to the Purchaser). The Company is in compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or, to the Knowledge of Sellers, threatened, relating to the revocation, withdrawal, suspension, or limitation of any of the Licenses and Permits, and to the Knowledge of Sellers, there is no basis for any such Proceeding. Any application for the renewal of such Licenses and Permits which was due prior to the Initial Closing Date was properly and timely made or filed by the Company prior to the Initial Closing Date. The Company possess all customs, bonds, dual use goods licenses and other similar export or import registrations or licenses that are necessary to operate the Business.
Section 3.20. Insurance; Bonds.
(a)Section 3.20 of the Disclosure Schedules sets forth a true, complete, and correct list of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance currently in effect (including, without limitation, self-insurance arrangements) (collectively, the “Policies” and individually, a “Policy”) insuring the properties, assets or other operations of the Company, setting forth the carrier, policy number, expiration dates, premiums, deductibles, description of type of coverage and coverage amounts. The Company has provided Purchaser with true and complete copies of all of the Policies.
(b)Each of the Policies is in an amount and insures against the risks usually and customarily carried by a Person engaged in the type of business which constitutes the Business. Each of the Policies is in full force and effect. All premiums due and payable under such Policies have been paid. The Company is not in default under any provisions of any Policy, and the Company has not received notice of default under, or cancellation or modification of, any Policy. There is no claim by the Company pending under any Policy as to which coverage has been questioned, denied or disputed by the underwriters of any Policy, and to the Knowledge of Sellers, there is no basis for denial of any pending claim under any Policy. The Company has not received any notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefor shall hereafter be increased or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any Policy. The Policies are sufficient for compliance by the Company with all requirements of Law and with the requirements of all Material Contracts. The Company has not experienced claims in excess of current coverage of such insurance.
(c)There are no outstanding bonds, letters of credit or other surety arrangements issued or entered into in connection with the assets and properties of the Company or the Business. No bond, letter of credit or other surety is required to satisfy any contractual, statutory or regulatory requirement applicable to the Company.
Section 3.21. Contracts and Commitments.
Section 3.21 of the Disclosure Schedules contains a true, complete and correct list of all of the following Contracts (under which any party thereto has continuing rights, Liabilities or obligations as of the date hereof) to which the Company is a party or by which any of the Company’s proprieties or assets are bound (collectively, the “Material Contracts”), with all such Material Contracts disclosed on Section 3.21 of the Disclosure Schedules identified by reference to the specific clause of this Section 3.21 to which such Material Contract relates:

(a)any Contract (or group of related Contracts) for the furnishing or receipt of products or services by the Company, which provides for required annual payments to or by the Company in excess of $10,000 (other than purchase orders given or received in the Ordinary Course of Business, Employee Plans and related service and administrative documents and policies, and the Policies);
(b)(i) any capital lease or (ii) any other lease or other Contract relating to equipment or machinery of the Company;
(c)any Contract (other than Unscheduled Contracts or leases relating to equipment, machinery or other tangible personal property of the Company), relating to the lease or license of any assets of the Company, including any Intellectual Property Asset or Real Property;
(d)any Contract, other than Unscheduled Contracts, relating to the Intellectual Property Assets, including, without limitation, Contracts relating to the development of the Intellectual Property Assets;
(e)any Contract relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation, or other business combination, purchase or sale of securities, purchase or sale of assets or otherwise), or (ii) any asset of the Company, other than in the Ordinary Course of Business;
(f)any Contract under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, earn-out obligations or similar obligations in connection with any (i) acquisition or disposition of assets or securities other than in Ordinary Course of Business, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;
(g)any Contract for the employment of any officer, individual employee or other individual on a full-time, part-time, consulting or other basis (other than at-will employment arrangements);
(h)any Contract or severance, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, equity purchase or equity option plans and commitments with any Personnel of the Company, except for minimum severance obligations under applicable Law or obligations to pay compensation earned or accrued prior to the date of termination and severance or other post-employment payment obligations set forth in the Employee Plans with respect to at-will employees;
(i)any Contract (or group of related Contracts) (i) under which the Company has created, incurred, assumed or guaranteed any Debt or (ii) under which the Company has permitted any its assets to become encumbered (other than assets encumbered by Permitted Encumbrances);
(j)any Contract under which the Company has made any loans to its employees;
(k)any Contract under which any Person has guaranteed any Debt of the Company;
(l)any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person to which the Company is a party or by which the Company or any of its assets are bound;

(m)any Contract containing covenants purporting to limit the freedom of the Company or any Personnel (current or former) thereof to compete in any business or in any geographic area or to solicit, hire or engage any employees, customers, suppliers or other Persons (other than covenants restricting the Company from disclosing customer information to which the Company is subject and which was entered into in the Ordinary Course of Business, or any Contract under which the Company is solely the beneficiary of covenants or agreements of the type set forth above in this clause (m));
(n)any Contract relating to confidentiality obligations (whether or not the Company is subject to or the beneficiary of such obligations) (other than covenants restricting the Company from disclosing customer information to which the Company is subject and which was entered into in the Ordinary Course of Business);
(o)any sales agent, dealer, distributor, sales representative, resellers, or similar Contract to which the Company is a party;
(p)any Contract evidencing any Affiliate Transactions;
(q)any Contract with any Material Customer or Material Supplier;
(r)any Contract, including all task orders issued from such Contracts, between the Company and any Governmental Entity;
(s)any Contract under which the Company would incur any change in control payment, retention payment, severance payment or similar compensation obligations to its employees by reason of this Agreement or the Contemplated Transactions;
(t)any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;
(u)any Contract (i) granting to the counter-party any rights of first refusal or first offer or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights to any Person; or (ii) containing a non-competition covenant or other restriction that limits the geographical area or scope or type of business that may be conducted by the Company or with or on any assets of the Company;
(v)any power of attorney granted by the Company that is currently effective and outstanding;
(w)any other Contract (or group of related Contracts) not otherwise identified in clauses (a)- (v), above, the performance of which involves required payments (whether to or by the Company) in excess of $50,000 in the twelve (12) month period immediately following the Initial Closing (in each case excluding purchase orders given or received in the Ordinary Course of Business, Employee Plans and related service and administrative documents, and the Policies); and
(x)any Contract not otherwise identified in clauses (a)-(w), above, made by the Company outside the Ordinary Course of Business.

The Company has provided Purchaser with true and complete copies of all written Material Contracts and each amendment, supplement, waiver or modification thereto, and has provided to Purchaser a written summary setting forth the terms and conditions of each oral Material Contract. All of the Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, and to the Knowledge of Sellers, with respect to each other party to such Material Contracts, and are in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at Law or equity). Upon the consummation of the Contemplated Transactions, each Material Contract will be in full force and effect and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at Law or equity). The Company has not and, to the Knowledge of Sellers, any other party thereto, has breached any provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause the Company or, to the Knowledge of Sellers, any other party, to be in default under any of the Material Contracts or would constitute a breach or default or permit termination, modification or acceleration under any such Material Contract. The Company has not (i) received any written notice, or to the Knowledge of Sellers, any verbal or other notice, of cancellation or termination or, other than as reflected in the terms of such Material Contract existing as of the Initial Closing Date, change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) in the past two (2) years, obtained or granted any material waiver of or under any provision of any such Material Contract except for (A) routine waivers granted or sought in the Ordinary Course of Business, and (B) any waivers or consents sought in connection with the consummation of the Contemplated Transactions. To the Knowledge of Sellers, no default has been threatened under any Material Contract. The consummation of the Contemplated Transactions (in and of itself) shall not give any other party the right to terminate any such Material Contract.
Section 3.22. Customers and Suppliers.
Section 3.22 of the Disclosure Schedules sets forth a list of (a) the ten (10) largest customers of each Core Business Segment of the Company (with specification of revenues) for the current calendar year through the Interim Financial Statements Date, each based on total revenues for such period (the “Material Customers”) and (b) the ten (10) largest suppliers of the Company (with specification of expenditures) for the calendar year ended December 31, 2025 and for the current calendar year through Interim Financial Statements Date, each based on the dollar amount of expenditures by the Company for such period (the “Material Suppliers”). Since December 31, 2025, no Material Customer or Material Supplier has terminated or materially and adversely modified the terms of its relationship with the Company, or in writing (or, to the Knowledge of Sellers, otherwise) informed the Company that it intends to terminate or materially and adversely modify the terms of its relationship with the Company, and no Material Customer or Material Supplier has in writing (or, to the Knowledge of Sellers, otherwise) informed the Company of any material dispute with respect to such Material Customer or Material Supplier.
Section 3.23. Compliance with Law.
(a)Except as set forth on Section 3.23 (a) of the Disclosure Schedules, the Company is, and has been during the last six (6) years, in compliance in all material respects with all applicable Laws. The Company has not received, at any time during the prior six (6) years, any written notice from any

Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Law applicable to the Company or the Business, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
(b)The Company nor any Personnel of the Company or, to the Knowledge of the Sellers, any other Person acting on behalf of the Company, has at any time, directly or indirectly, given or agreed to give any money, gift or similar benefit to any official or employee of any Governmental Entity, which (x) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental Proceeding, (y) if not given in the past, could reasonably be expected to have had an adverse effect on the operations, cash flows or prospects of the Company or (z) if not continued in the future, could reasonably be expected to adversely affect the operations, cash flows or prospects of the Company, or (iii) violated any Anti- Corruption Law or other Law.
(c)The Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with applicable Anti-Corruption Laws. To the Knowledge of the Sellers, the Company nor any Personnel of the Company is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Law.
Section 3.24. Affiliate Transactions.
Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, and except as set forth on Section 3.24 of the Disclosure Schedules, (a) the Company is not presently, nor has it been during the prior twelve (12) months, a party to any Contract with any current or former shareholder, member, Personnel or Affiliate of the Company or, to the Knowledge of the Sellers, any Affiliate or Family Member thereof (each such Contract, an “Affiliate Transaction”), and (b) no current or former shareholder, member, Personnel or Affiliate of the Company or, to the Knowledge of the Sellers, any Affiliate or Family Member thereof, directly or indirectly, has, or has had in the prior twelve (12) months, any interest in, or right to use or possess, any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. All Affiliate Transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party.
Section 3.25. Banking Facilities; Power of Attorney.
Section 3.25 of the Disclosure Schedules sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat, including the name of the account holder; and (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).
Section 3.26. IT Assets.

The Information Systems are sufficient for the current needs of the business operations of the Company. The Company has implemented commercially reasonable steps designed to safeguard the internal and external integrity and security of the Information Systems and the data contained therein or transmitted thereby (including the data of its customers). The Company maintains a commercially reasonable business continuity and disaster recovery plan to protect the Information Systems.
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Purchaser as of the Effective Date (except in the case of representations and warranties which by their terms only speak as of a specific date or dates) as follows:
Section 4.01. Organization; Authority.
Each Seller has all requisite power, right and authority (a) to enter into this Agreement and the other agreements to which Sellers are a party, (b) to consummate the transactions contemplated hereby and thereby and (c) to carry out its obligations hereunder and thereunder. Each such Seller has all requisite power, right and authority to sell and transfer such Seller’s Stock without the consent or approval of any other Person. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. When each other agreement to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such agreement will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.
Section 4.02.    No Conflict; Consents.
The execution, delivery and performance of this Agreement and the other agreements by each Seller, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any Law or any judgment, decree, order, regulation or rule of any governmental body applicable to such Seller, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental body or other Person, (c) result in a breach or default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any contract, lease, note or other restriction, encumbrance, obligation or liability to which such Seller is a party or by which it is bound or to which any assets of such Seller are subject, or (d) result in the creation of an encumbrance upon the assets of such Seller, or upon any Stock or other equity interests of the Company.
Section 4.03. Ownership of Stock.
Each Seller is the record and beneficial owner of the portion of the Purchased Interests set forth opposite such Seller’s name on Section 4.3 of the Disclosure Schedules, and such Purchased Interests represent all of the equity and membership interests of the Target Company and Real Estate Company owned by such Seller. There are no contracts to which such Seller is a party or by which such Seller is bound with respect to the voting (including voting trusts or proxies), registration under any securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any Stock or other equity interests of the Company. The portion of the Purchased Interests owned by such Seller are not subject to any Encumbrance, except for any restrictions on transfer arising under federal or state securities Laws. As of the Initial Closing, such Seller does not hold any other equity interests of the Target Company or Real Estate Company of any kind. At the Real Estate Closing, Purchaser will obtain good and valid title to the Purchased Interests free and clear of any Encumbrances, except for any restrictions on transfer arising under federal or state securities Laws. Each Seller is not a party to any contract with regard to contribution or indemnification with any other Seller, or any Contract to which any Person has a right to the proceeds received by such Seller pursuant to this Agreement.
Section 4.04. Litigation.
There is no action of any nature pending, or to the knowledge of such Seller, threatened, against such Seller, arising out of or relating to (i) such Seller’s beneficial ownership of the Stock or Buyer’s right to acquire the Stock, (ii) such Seller’s capacity as a holder of the Stock, (iii) the transactions contemplated by this Agreement, or (iv) any other contract between such Seller (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the knowledge of such Seller is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of such Seller, threatened, against such Seller arising out of or relating to the matters noted in clauses (i) through (iv) of the preceding sentence by or before any governmental body, nor to the knowledge of such Seller is there any reasonable basis therefor. There is no action pending or, to the knowledge of such Seller, threatened, against such Seller with respect to which such Seller has a contractual right or a right pursuant to applicable Law to indemnification from the Company related to facts and circumstances existing prior to the Initial Closing, nor are there any facts or circumstances that would give rise to such an Action.
Section 4.05. Absence of Claims by the Sellers.
Such Seller does not have any claim against the Company whether contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law, arising from facts or circumstances existing prior to the Initial Closing, excluding vested benefits under any employee benefits of the Company, Sellers’ rights in the Stock being sold hereunder, and Seller’s rights under this Agreement and other agreements.

Section 4.06. No Brokers.
Such Seller has not entered into any contract, arrangement or understanding with any Person that may result in the obligation of such Seller or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Initial Closing.
Section 4.07. Securities Law Compliance.
Each Seller is an accredited investor as such term is defined in Rule 501(a) of the Securities Act. Seller is acquiring Series A Preferred Stock as consideration for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act. Seller agrees that the Series A Preferred Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act, and any applicable state securities Law or pursuant to an exemption from such registration or qualification.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Initial Closing Date.
Section 5.01. Organization; Power.
Purchaser is duly organized and validly existing under the Laws of the State of Delaware. Purchaser has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as presently conducted.
Section 5.02. Authorization and Validity of Agreement.
Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the Contemplated Transactions, to perform all of its obligations under this Agreement and the Related Agreements to which it is a party, and to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which it is a party. The execution and delivery of this Agreement and the Related Agreements to which Purchaser is a party and the performance of the Contemplated Transactions have been duly authorized by Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance by it of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which Purchaser is a party has been duly executed and delivered by it and constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).
Section 5.03. No Conflict or Violation.
The execution, delivery and consummation of this Agreement and each of the Related Agreements by Purchaser does not and the performance of the Contemplated Transactions shall not: (a) violate or conflict with any provision of the Governing Documents of Purchaser or any resolutions adopted by the board of managers (or equivalent body) or equity holders of Purchaser, (b) violate any Law applicable to Purchaser; or (c) (i) require any consent or approval or (ii) violate or result in a breach of or constitute a default (or an event with due notice or lapse of time or both would become a default) or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in each case, under any Contract, judicial consent, order or decree or other instrument or obligation to which Purchaser is a party, or by which any of Purchaser’s assets or properties may be bound or affected.
Section 5.04. Consents and Approvals.
No consent, waiver, authorization, permit or approval of any Governmental Entity, or of any other Person, or declaration to or filing or registration with any Governmental Entity, or any other Person, is required in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by Purchaser, (b) the performance by each of Purchaser of its obligations hereunder or thereunder or (c) the consummation of the Contemplated Transactions by Purchaser.
Section 5.05. Litigation.

There is no Proceeding pending or, to the knowledge of the Purchaser, threatened, against the Purchaser which would impair the ability of the Purchaser to consummate the purchase of the Purchased Interests or the other transactions contemplated by this Agreement or the Related Agreements.
Section 5.06. Broker’s and Finder’s Fees.
No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the Contemplated Transactions as a result of any actions or commitments of Purchaser or its Affiliates.
Section 5.07. Securities Law Compliance.
Purchaser is an accredited investor as such term is defined in Rule 501(a) of the Securities Act. Purchaser is acquiring the Purchased Interests for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act. Purchaser agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act, and any applicable state securities Law or pursuant to an exemption from such registration or qualification.
Section 5.08. Financial Ability.
The Purchaser will have on the Initial Closing Date sufficient cash to consummate the Contemplated Transactions and to perform its obligations under this Agreement and the Related Agreements. The Purchaser will have on the Initial Closing Date reserved for issuance a sufficient number of shares of Series A Preferred to deliver the payment of consideration required by Section 1.02(b).
Section 5.09. Capitalization.
(a)The authorized capital stock of the Purchaser as of the date of this Agreement consists of (i) 10,000,000shares of Series A Preferred Stock, of which 2,778,081 have been issued and 2,457,226 are outstanding as of immediately following the issuance of the Stock Consideration; and (ii) 20,000,000 shares of Common Stock (together with the Series A Preferred Stock, the “Purchaser Capital Stock”), of which, 5,455,577 shares have been issued and 3,727,355 are outstanding as of the date of this Agreement. Purchaser holds shares of its capital stock in its treasury.
(b)All of the outstanding shares of Purchaser Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Purchaser Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Purchaser Capital Stock is subject to any right of first refusal in favor of Purchaser.

Section 5.10. Investment Representations; Merger Sub.
(a)Purchaser’s, Merger Sub 2’s and Real Estate Merger Sub principal reasons for participating in the Mergers are bona fide business purposes not related to taxes.

(b)The consideration to be received in the Mergers by the Sellers was determined by arm’s length negotiations between the managements of Purchaser and the Company.
(c)In connection with Merger 1, and independent of whether Merger 2 is consummated, holders of Purchased Shares will receive in exchange for such stock, directly or indirectly, Series A Preferred Stock constituting at least 50% of the aggregate Operating Company Consideration received by such holders in respect of Merger 1. The fair market value of the Series A Preferred Stock received by each Seller in Merger 1 will be approximately equal to the fair market value of the Purchased Shares surrendered in exchange therefor.
(d)In connection with Merger 2, and regardless of whether Merger 2 occurs at the Initial Closing or at a later Real Estate Closing, holders of Membership Interests will receive in exchange for such membership interests, directly or indirectly, cash constituting 50% or less of the aggregate Real Estate Consideration received by the Sellers in respect of Merger 2, and Series A Preferred Stock constituting at least 50% of the aggregate Real Estate Consideration received by the Sellers in respect of Merger 2. The fair market value of the Series A Preferred Stock received by each Seller in Merger 2 will be approximately equal to the fair market value of the Membership Interests surrendered in exchange therefor.
(e)Neither Purchaser nor any affiliate of Purchaser has any plan or intention, directly or indirectly, to redeem, purchase, exchange or otherwise reacquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition) any of the Series A Preferred Stock to be issued in the Mergers. The terms of the Series A Preferred Stock issued as Stock Consideration and Real Estate Stock Consideration shall not be modified, in connection with the Mergers or otherwise, in a manner that would cause the Series A Preferred Stock to constitute “nonqualified preferred stock” within the meaning of Section 351(g)(2) of the Code.
(f)Prior to the Mergers, Purchaser will be in control of Merger Sub 2 and Real Estate Merger Sub. Purchaser has no plan or intention to cause Merger Sub 2 or Real Estate Merger Sub to, and neither Merger Sub 2 nor Real Estate Merger Sub have any plan or intention to, issue additional shares of its stock that would result in ~~Parent~~ Purchaser not being in control of Merger Sub 2 ~~a~~ at the Initial Effective Time and Real Estate Merger Sub at the Real Estate Effective Time.
(g)Following the Mergers, Purchaser will continue the conduct of the Company’s historic business or use a significant portion of the Company’s historic business assets in a business.
Purchaser has no plan or intention following the Mergers to (i) liquidate Merger Sub 2 or Real Estate Merger Sub, (ii) merge Merger Sub 2 or Real Estate Merger Sub with or into another entity, (iii) sell, exchange, distribute or otherwise dispose of the stock of Merger Sub 2 or Real Estate Merger Sub, except for transfers (including successive transfers) of such stock to one or more corporations controlled by the transferor corporation at the time of such transfer or (iv) permit or cause Merger Sub 2 or Real Estate Merger Sub to sell, exchange or otherwise dispose of any of their assets, or any of the assets they acquire from the Company, except for dispositions in the ordinary course of its business or transfers (including successive transfers) of assets to one or more corporations controlled, in the case of each transfer, by the transferor corporation.

Section 5.11. SEC Reports; Valid Issuance of Stock Consideration.
(a) Purchaser has in all material respects timely filed or furnished all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission, and, as of their respective dates, such filings complied in all material respects with applicable requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(b) The shares of Series A Preferred Stock constituting the Stock Consideration, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws and subject the Escrow as provided for herein), and all dividends on such series are current and not in arrears.

ARTICLE VI - INDEMNIFICATION; SURVIVAL
Section 6.01. Joint and Several Indemnification By Sellers.
Subject to the applicable provisions and limitations of this Article VI, the Sellers shall jointly and severally indemnify, defend, reimburse and hold harmless Purchaser and its Affiliates (including, after the Initial and Real Estate Closing, the Company) and each of their respective successors, shareholders, members, Personnel, Representatives and Affiliates (other than the Seller Indemnified Parties) (the “Purchaser Indemnified Parties”) from and against any and all Indemnity Losses incurred or suffered by the Purchaser Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:
(a)any breach of, or inaccuracy in, any of the representations or warranties of the Company or the Sellers set forth in Article III or Article IV of this Agreement or any Related Agreement;
(b)any breach, or failure to perform, by Sellers of any of its covenants, obligations or agreements contained in this Agreement or any Related Agreement;
(c)any breach or non-fulfillment of any covenant or agreement to be performed or observed by the Company prior to the Initial Closing pursuant to this Agreement or any Related Agreement;
(d)without duplication of any Tax Liability to the extent reimbursed by the Sellers pursuant to Section 9.02 or specifically taken into account as a deduction (but not below zero) to the Final Purchase Price by inclusion in Final Debt or Final Net Working Capital, any Indemnified Taxes;
(e)any Debt outstanding as of, or arising prior to, the Initial Closing, to the extent not (i) satisfied at or before the Initial Closing or otherwise included in the calculation of the Final Debt or (ii) reimbursed by the Sellers pursuant to Section 9.02;
(f)any Transaction Expenses outstanding as of, or arising prior to, the Initial Closing, to the extent not satisfied at or before the Initial Closing or otherwise included in the calculation of the Final Transaction Expenses;

(g)any Liability to any Person for the payments made on behalf of the Sellers in accordance with the Payment Spreadsheet (except to the extent Purchaser failed to make such payment in accordance with the Payment Spreadsheet);
(h)Any Liability to any Person arising from or relating to the operation of the Business on or prior to the Initial Closing related to any Third-Party Claim; and
(i)any Fraud of the Sellers.

Section 6.02. Indemnification by Purchaser.
Subject to the applicable provisions and limitations of this Article VI, Purchaser shall indemnify, defend, reimburse and hold harmless the Sellers and each of their respective successors (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:
(a)any breach of, or inaccuracy in, any of the representations or warranties of Purchaser contained in this Agreement or any of the Related Agreements;
(b)any breach, or failure to perform, by Purchaser of any of its covenants, obligations or agreements contained in this Agreement or any of the Related Agreements; and/or
(c)any breach or non-fulfillment of any covenant or agreement to be performed or observed by the Company after the Initial and Real Estate Closing pursuant to this Agreement or any Related Agreement.
Section 6.03. Indemnification Notice; Litigation Notice.
If a party hereto believes that it has suffered or incurred any Indemnity Loss to which it is entitled to indemnification pursuant to Section 6.01 or Section 6.02 (such party, the “Claimant”), the Claimant shall so notify, as the case may be, (a) Purchaser, in the event the Claimant is a Seller Indemnified Party, or (b) the Seller Representative, in the event the Claimant is a Purchaser Indemnified Party, promptly in writing (x) identifying the party or parties which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) and (y) describing such Indemnity Loss, including the amount thereof, if known, in such detail as is reasonably practicable (the “Indemnification Notice”). If any Proceeding is instituted by or against a third party with respect to which the Claimant intends to claim an Indemnity Loss under this Article VI (a “Third-Party Claim”), it shall promptly notify the Indemnifying Party in writing of such Third-Party Claim describing such Indemnity Loss and the amount thereof, if known, all with reasonable detail (the “Litigation Notice”) in lieu of an Indemnification Notice. To the extent failure to promptly notify the Indemnifying Party of such Third- Party Claim actually and materially increases the Liability or expense to the Claimant or otherwise actually and materially prejudices the Claimant, the Indemnifying Party shall not be obligated to reimburse the Claimant for the amount of such increase in Indemnity Loss to the extent that such Claimant is actually and materially prejudiced as a result thereof.
Section 6.04. Defense of Third-Party Claims.

(a)The Indemnifying Party shall have thirty (30) calendar days after receipt of the Litigation Notice to notify the Claimant that it elects to conduct and control such Third-Party Claim (the “Election Notice”). If the Indemnifying Party does not give the foregoing Election Notice during such thirty (30) day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle and compromise such Third-Party Claim in the exercise of its reasonable discretion; provided, however, that the right of the Claimant to indemnification hereunder shall not be conclusively established thereby.
(b)If the Indemnifying Party timely gives the Election Notice, the Indemnifying Party shall have the right to undertake, conduct and control, the defense, conduct and settlement of such Third-Party Claim and the Claimant shall provide its reasonable cooperation, including providing reasonable access to records and Personnel, to the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, (ii) the Indemnifying Party shall permit the Claimant to participate in such defense, conduct and settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, (iii) upon a final determination of such Third-Party Claim, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VI, for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred pursuant to clause (ii) above, (iv) the Indemnifying Party shall not have the right (without the prior written consent of the Claimant, which consent may be withheld in Claimant's sole discretion), to enter into or agree to any settlement (A) where the Claimant has any obligation for out-of-pocket payments, (B) where there is a finding or admission of any violation of Law by the Claimant in such settlement, or (C) if such settlement does not provide a full release of the Claimant from all liabilities and obligations in connection with such Third-Party Claim, and (v) the Claimant shall have the right to pay or settle such Third-Party Claim; provided, however, that in the event of such payment or settlement, the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article VI.
(c)Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of counsel to all Claimants arising out of the same or similar set of circumstances in connection with such defense, if such Third-Party Claim (i) seeks non-monetary relief, (ii) involves a criminal allegation by a Governmental Entity, (iii) involves a claim by a current customer, supplier, or other key business relation of the Company (including any Material Customer or Material Supplier of the Company), (iv) could reasonably be expected to result in an Indemnity Loss (including the cost of defense) which exceeds the then remaining, if any, Escrow Amount, or (v) involves, in the opinion of counsel of the Claimant, a conflict of interest between the Indemnifying Party and the Claimant, (clauses (i) through (v), the “Exception Claims”).
(d)If the Indemnifying Party assumes the defense of a Third-Party Claim, such assumption will establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification by the Indemnifying Party, subject to applicable provisions and limitations of this Article VI. After written notice from the Indemnifying Party to the Claimant of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall keep the Claimant reasonably informed regarding the progress of such Third-Party Claim (including providing the Claimant with any settlement offers, as well as copies of any material communications or filings with or submitted to any Governmental Entity or third party).

(e)If (i) the Claimant does not receive an Election Notice within thirty (30) days after the Indemnifying Party’s receipt of the Litigation Notice with respect to a Third-Party Claim, or (ii) such Third- Party Claim is an Exception Claim, then (A) the Claimant may defend against such Third-Party Claim in any manner it may reasonably deem appropriate, (B) subject to the applicable provisions and limitations of this Article VI, if the Indemnifying Party is liable for the Indemnity Loss resulting from the Third-Party Claim, the Indemnifying Party will reimburse the Claimant promptly and periodically for such Indemnity Loss resulting from defending against such Third-Party Claim (including reasonable attorneys' fees and expenses), (C) subject to the applicable provisions and limitations of this Article VI, the Indemnifying Party will remain responsible for any Indemnity Loss the Claimant may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third-Party Claim to the extent provided in this Article VI and (D) the Indemnifying Party shall be bound by the results obtained by the Claimant with respect to such Third-Party Claim; provided, however, that the Claimant shall not have the right to consent or otherwise agree to any monetary settlement or relief or non-monetary settlement or relief applicable to the Indemnifying Party, including injunctive relief or other equitable remedies, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.
(f)With respect to any Third-Party Claim subject to indemnification under this Article VI, the parties agree to reasonably cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information disclosed or exchanged in connection with such claim and the attorney-client and work-product privileges. In connection therewith, each party hereto agrees that (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense of, to avoid production of any confidential information disclosed or exchanged in connection with such claim (consistent with applicable Law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
(g)To the extent of any conflict between this Section 6.04 and Section 9.04, Section 9.04 shall govern.
Section 6.05. Survival.
Claims for indemnification under Section 6.01(a) and Section 6.02(a) shall only be valid to the extent that such claims are made on or prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, claims arising from any breach of the Fundamental Representations shall only be valid to the extent that such claims are made on or prior expiration of the applicable statute of limitations; provided, further, that notwithstanding the foregoing, claims arising from any breach of the Tax representations set forth in Section 3.08 shall only be valid to the extent that such claims are made on or prior to the later of (i) the six (6) year anniversary of the Closing Date, and (ii) sixty (60) days following the applicable statute of limitations (at which time they will terminate and expire); provided, further, that the foregoing limitations on survival shall not apply with respect to any claims relating to or arising from Fraud. All covenants contained in this Agreement shall survive the Closing and continue in full force and effect in accordance with their respective terms. If any Purchaser Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 6.05, then the Liability for such claim and the rights of indemnity with respect thereto will continue until the claim is fully resolved or judicially determined and any claim for indemnification not submitted in writing to the

Sellers prior to the expiration of the applicable survival period set forth in this Section 6.05 shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever, and the Sellers shall have no further liability with respect thereto; provided, however, that the foregoing limitations on survival shall not apply with respect to any claims relating to or arising from Fraud.
Section 6.06. Limitation on Indemnified Losses.
(a)Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall not be required to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 6.01(a) unless and until the aggregate amount of such Indemnity Losses for which the Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 6.01(a) exceeds ten thousand dollars ($10,000) (the “Indemnification Threshold”), and then the Sellers’ obligation to provide such indemnification under Section 6.01(a) shall be only to the extent such Indemnity Losses are in excess of the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not apply to Indemnity Losses arising from Fraud or any breach of any Fundamental Representation.
(b)Notwithstanding anything to the contrary set forth in this Agreement, the aggregate amount required to be paid by the Sellers for Indemnity Losses pursuant to Section 6.01(a) based upon, arising out of or as a result of any breach of or inaccuracy in any of the representations or warranties of the Sellers shall not exceed, in the aggregate, the Cash Consideration (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to Indemnity Losses arising from Fraud or any breach of any Fundamental Representation.
(c)Notwithstanding anything to the contrary set forth in this Agreement, if and to the extent Indemnity Losses arising pursuant to Section 6.01(a) are the result of a breach of the Fundamental Representations, and/or Section 6.01(c), then, subject to the other limitations, conditions and restrictions set forth in this Article VI, the Sellers shall be responsible for the amount of such Indemnity Losses; provided, however, that in no event shall the Sellers be liable for Indemnity Losses exceeding the Purchase Price paid under this Agreement (other than with respect to any claims of any Purchaser Indemnified Parties on account of or arising from Fraud or third-party claims).
(d)Subject to the other limitations set forth in this Article VI and other than any claims of any Purchaser Indemnified Parties on account of a breach of Fundamental Representations or arising from Fraud, the Escrow Amounts shall be the initial source for the satisfaction of any Indemnity Losses resulting from a breach under and pursuant to Section 6.01(a).
(e)Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Sellers’ aggregate obligation to provide indemnification for Indemnity Losses under this Article VI exceed, in the aggregate, the Purchase Price paid under this Agreement (other than with respect to any claims of any Purchaser Indemnified Parties on account of or arising from Fraud).
(f)Notwithstanding anything to the contrary in this Agreement, the Sellers’ aggregate Liability for all Indemnity Losses arising out of or relating to the Environmental Representations, Hazardous Materials, Environmental Requirements, or Section 3.18 (whether or not constituting a breach of any representation or warranty and whether arising in contract, tort, under statute, or otherwise) shall not exceed the Indemnification Cap whether an EWA Letter is obtained or not obtained from the State of Utah.

(g)Notwithstanding anything to the contrary in this Agreement, in no event shall the Sellers’ aggregate Liability for all Indemnity Losses under this Agreement, from any and all causes (other than Fraud and breaches of Fundamental Representations), exceed the portion of the Purchase Price actually received by the Sellers.
(h)At the election of the Sellers, any indemnification obligation of the Sellers that is payable other than from the Escrow Amount may be satisfied, in whole or in part, by the surrender to Purchaser of shares of Series A Preferred Stock (the Stock Consideration), valued for such purpose at $10.00 per share (its liquidation preference).
(i)Except with respect to the representations and warranties set forth in Section 3.07(a) (with respect to the non-occurrence of a Material Adverse Effect), for the purposes of determining the existence of any breach of or inaccuracy in any representation or warranty in this Agreement or in calculating Indemnity Losses hereunder, each qualification to a representation or warranty by use of the word “material” or “materially” or the words “in all material respects” or “Material Adverse Effect” shall be disregarded; provided that such terms shall not be disregarded in the name of defined terms and dollar thresholds shall not be disregarded.
(j)No party shall be entitled to indemnification hereunder for the amount of Indemnity Losses in excess of the amount of such Indemnity Losses which would have been incurred but for the failure of such party to take commercially reasonable actions to mitigate such Indemnity Losses upon becoming aware of any claim, to the extent such mitigation is required by applicable Law.
(k)Subject to the other limitations, conditions and restrictions set forth in this Article VI:
(i)Any Indemnity Losses arising out of any breach for which a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 6.01(a) (other than Indemnity Losses arising out of a breach of Fundamental Representations or Fraud) shall be satisfied first, during the period which the Escrow remains in effect from the Escrow Funds,) and Sellers shall have no liability for any such Indemnity Losses (other than in respect of the Escrow Amounts).
(iii) Any Indemnity Losses arising out of any breach of any Fundamental Representation for which a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 6.01(a), or any Indemnity Losses for which a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 6.01(c), shall be satisfied: during the period wherein the Escrow provisions remain in effect, from the Escrow Amount (if and to the extent funds are available); but to the extent that any such Indemnity Losses exceed the remaining Escrow Amounts, such shall be paid from the Sellers.
Section 6.07. Net Recovery.
(a)Prior to and in conjunction with seeking indemnification, a Claimant shall use its commercially reasonable efforts to mitigate the amount of Indemnity Losses for which it may be entitled to indemnification hereunder to the extent such mitigation is required by applicable Law, provided, however, that nothing in this Section 6.07 shall require any Indemnified Party to (i) initiate or pursue litigation against third parties in respect of such Indemnity Losses or (ii) initiate or pursue any claims against any current customer, supplier or other business relation of the Company (including any Material Customer or Material Supplier).

(b)The Indemnified Parties shall use their commercially reasonable efforts to make and pursue (or cause its Affiliates to make and pursue) insurance claims relating to any Indemnity Loss for which it is seeking indemnification under this Article VI. The amount of any Indemnity Loss for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the Claimant under insurance policies with respect to such Indemnity Loss (net of any costs incurred by the Claimant in connection with such recovery and net of any deductibles or self-insured retention and any retroactive or retrospective premium adjustments to the extent relating to such recovery).
(c)Subject to Section 6.07(a), the Claimants shall use their commercially reasonable efforts to make and pursue any and all claims against third parties relating to any Indemnity Loss for which it is seeking indemnification under this Article VI. The amount of any Indemnity Loss claimed by a Claimant hereunder shall be reduced to the extent the Claimant recovers any amounts from third parties with respect to the matters relating to such Indemnity Loss (net of any costs incurred by the Indemnified Party in connection with such recovery).
(d)If the applicable Claimant actually receives any of the amounts or savings described in Section 6.07(b)-(c) with respect to any claim for which a Claimant has recovered under this Article VI, then the Claimant shall promptly pay to the Indemnifying Party, by wire transfer of immediately available funds, an amount equal to such net amounts or savings (as calculated in accordance with Section 6.07(b)-(c)), but only up to the amount previously paid by or on behalf of the Indemnifying Party under this Article VI or, in the event the Sellers are the Indemnifying Party, distributed to the Purchaser Indemnified Parties from the Escrow Amount in respect of such claim or otherwise paid by or on behalf of the Sellers (including any payment made pursuant to any Limited Guaranty) in respect of such claim.
Section 6.08. Exclusive Remedy.
Any claim or cause of action (whether such claim sounds in tort, contract or otherwise) of a party based upon, relating to or arising out of this Agreement, the Related Agreements, or the Contemplated Transactions must be brought in accordance with the provisions and applicable terms, conditions and limitations of this Article VI, which shall collectively constitute the sole and exclusive remedy of all parties hereto, their Affiliates, successors and assigns and all Persons who may claim any rights by or through them, for any such claim or cause of action, and none of the Purchaser Indemnified Parties or the Seller Indemnified Parties shall have any other entitlement, remedy or recourse (whether such claim sounds in tort, contract or otherwise) against the other party with respect to the Contemplated Transactions, all of such remedies, entitlements and recourse being expressly waived by the parties hereto to the fullest extent permitted by Law. Notwithstanding the foregoing, the provisions of this Section 6.08 will not prevent or limit a cause of action or equitable remedies (a) under Section
1.05 to enforce any decision or determination of the Independent Accountant, (b) pursuant to Section 6.05, (c) pursuant to Section 13.13, or (d) for Fraud.
Section 6.09. No Duplication of Recovery.
Notwithstanding anything contained in this Agreement to the contrary: (a) the Purchaser Indemnified Parties may not assert multiple claims under Section 6.01, above, in order to recover duplicative Indemnity Losses in respect of a single set of facts or circumstances under more than one warranty, representation or covenant in this Agreement or the Related Agreements, whether such facts or circumstances would give rise to a breach of more than one warranty, representation or covenant in this Agreement or the Related Agreements; and (b) the Purchaser Indemnified Parties may not assert any claim under Section 6.01, above, for any Indemnity Losses to the extent such Indemnity Losses were specifically taken into account as a deduction (but not below zero) in the calculation of the Final Purchase Price (including, without limitation, the calculation of Final Net Working Capital, Final Debt, and Final Transaction Expenses), as determined pursuant to Section 1.05, above.
Section 6.10. Tax Treatment of Indemnity Payments.
To the maximum extent permitted by Law, it is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and such parties agree to file their Tax Returns accordingly.
Section 6.11. Distribution of Escrow Amount.
(a)No later than five (5) Business Days following the final determination of the amount of any Indemnity Losses payable to a Purchaser Indemnified Party in accordance with this Article VI, the Seller Representative and the Purchaser shall instruct to pay to the applicable Purchaser Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by Purchaser, the amount of such Indemnity Losses from the Escrow Amount.
(b)On the date that is eighteen (18) months after the Closing Date (the “Escrow Release Date”), the Seller Representative and the Purchaser shall agree to release the Escrow Amount (excluding any applicable Retained Amounts) to the Sellers, by wire transfer of immediately available funds to an account designated in writing by Sellers. The term “Retained Amount” shall mean any Escrow Amount retained in escrow past the otherwise applicable release date set forth in this Section 6.11(b) to satisfy Indemnity Losses for which a Purchaser Indemnified Party has timely made a claim for indemnification pursuant to this Article VI and which claim has not been finally determined in accordance with this Article VI as of such applicable escrow release date (the “Outstanding Claim”). Any Retained Amount shall continue to be held by the Purchaser under the terms of this Agreement until the final determination of the Indemnity Losses payable to the Purchaser Indemnified Parties in connection with the underlying Outstanding Claim, at which time the Retained Amount shall be disbursed from escrow in accordance with Section 6.11(a), above. In the event that the Retained Amount for any Outstanding Claim exceeds the Indemnity Losses payable to the Purchaser Indemnified Parties (as finally determined in accordance with this Article VI) in connection with such Outstanding Claim, then the Sellers and the Purchaser shall direct to distribute such excess amount to the Sellers, by wire transfer of immediately available funds to an account designated in writing by Sellers.

ARTICLE VII - RESTRICTIVE COVENANTS
Section 7.01. Confidential Information.
(a)Sellers, by virtue of approval of the Contemplated Transactions and this Agreement or by accepting any consideration payable hereunder, acknowledges and agrees that (i) through its ownership of, relationship with, and involvement in the operation of the Company or duties and rights under this Agreement (as applicable), it has gained Confidential information concerning the Company and the Business and may gain additional Confidential Information concerning the Company and the Business pursuant to this Agreement, (ii) the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Sellers, and disclosing such

Confidential Information to third parties from and after the Closing would be detrimental to Purchaser and the Company, and (iii) the preservation of the confidentiality of such information by Sellers is an essential premise of the bargain between Sellers and Purchaser, and that Purchaser would be unwilling to enter into this Agreement in the absence of the obligations and restrictions set forth in this Article VII. Accordingly, Sellers hereby agree with Purchaser that Sellers will not, and will cause their Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, use, disclose, communicate or otherwise divulge, any Confidential Information. For purposes of this Section 7.01(a), Confidential Information will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), and the provisions of this Section 7.01(a) will not prohibit any disclosures (i) required by any applicable Law so long as reasonable prior notice is given to Purchaser of such disclosure and a reasonable opportunity is afforded to Purchaser or the Company to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement, a Related Agreement or the Contemplated Transactions. Notwithstanding the foregoing, Sellers shall be permitted to make disclosures concerning the Confidential Information (i) in accordance with Section 8.07, (ii) to, as applicable, its or any of its Affiliates', prospective or current limited partners, trustees, shareholders, members, investors, regulators or Representatives on a confidential basis, (iii) in connection with any Tax Returns filed by the Company or any of its respective Affiliates, and (iv) during the course of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between any Purchaser Indemnified Party, on the one hand, and Sellers, on the other hand. The parties acknowledge and agree that the Nondisclosure Agreement remains in full force and effect and shall survive only until (but shall automatically and without any further action terminate upon) the earlier to occur of the Closing and the date it would otherwise terminate pursuant to its express terms.
(b)To the extent this Agreement is being enforced in a jurisdiction that requires a time restriction for non-disclosure restrictions applicable to information that does not rise to the level of a statutory trade secret, the time restriction for the obligations in Section 7.01(a) with respect to such information that does not qualify as a statutory trade secret shall be five (5) years following the Closing Date.
Section 7.02. Non-Competition.
(a)From the Closing Date until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Sellers shall not, directly or indirectly, engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with a Restricted Business in the Restricted Area. Notwithstanding the foregoing, nothing in this Agreement or in the definition of Restricted Business shall prohibit or in any way restrict Sellers from making or maintaining passive investments of less than three percent (3%) of the outstanding equity securities in any entity engaged in the Restricted Business listed for trading on any recognized securities exchange or in the over-the-counter markets.
(b)Sellers hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the Business in which the Company was engaged or is engaged as of the date hereof. Sellers further acknowledge and agree that the restrictions set forth in this Section 7.02 are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Purchased Interests. Sellers acknowledge and agree that Purchaser would not have entered into this Agreement but for Sellers’ agreements and obligations pursuant to this Section 7.02 to protect such value and goodwill. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties hereto agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law.
Section 7.03. Non-Solicitation.
(a)During the Restricted Period, Sellers shall not, whether for their own account or for the account of any Person, directly or indirectly:
(i)call upon, solicit, contact or have any communication with any Person who is a customer or supplier of the Company as of the date hereof or as of the Closing, or who was a customer or supplier of the Company at any time within the twelve (12) month period immediately preceding the Closing for the purpose of: (A) diverting or attempting to divert or influence any business of such customer or supplier to any Restricted Business; (B) marketing, selling, distributing, leasing or providing any products or services in competition with the Business or the Company; or (C) otherwise interfering in any fashion with the operations being conducted by the Company as of the Closing or with any operations conducted by the Company during the Restricted Period;
(ii)cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or other Person who is a business relation of the Company as of the Closing or who was a customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation of the Company within the twelve (12) month period immediately preceding the Closing, to cease doing business with the Company, in any way adversely interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation and the Company; or
(iii)solicit for employment, hire or retain any Person who was an employee, independent contractor or other Personnel of the Company at any time during the six (6) month period prior to Closing.
(b)Notwithstanding the foregoing, nothing in this Section 7.03 shall be violated by, and the terms “solicit,” “call upon,” “contact,” and “communication” shall not include, (i) incidental or casual contact with any customer, supplier, employee, or other business relation in the ordinary course of daily life (including social contact and any contact unrelated to a Restricted Business), or (ii) general advertising or solicitation not specifically directed at customers or suppliers of the Company unrelated to the Restricted Business.
(c)Sellers hereby acknowledge and agree that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Company was engaged or is engaged as of the Closing. Sellers further acknowledge and agree that the restrictions set forth in this Section 7.03 are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Purchased Interests. Sellers acknowledge and agree that Purchaser would not have entered into this Agreement but for Sellers’ agreements and obligations pursuant to this Section 7.03 to protect such value and goodwill. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties hereto agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law.

Section 7.04. Non-Disparagement.
The Sellers shall not, directly or indirectly, make any negative or disparaging statement, or release any information, or encourage others to make any statement or release any information that has the effect of embarrassing or criticizing the Company, Purchaser or any of their respective Affiliates, the Business, the products offered or provided in the Business, including the Company’s actual or prospective customers, or current or former Personnel, including any statements made to the press or other media in the United States or any other jurisdiction. Nothing in this Section 7.04 shall restrict any party from (a) making truthful statements required by Law or legal process, (b) making statements in connection with the enforcement or defense of its rights under this Agreement, or (c) responding truthfully to disparaging statements made by the other party.
Section 7.05. Remedies.
If the Sellers breach Section 7.01, Section 7.02, Section 7.03, or Section 7.04, Purchaser and/or the Company shall be entitled to any of the following remedies, which shall be deemed cumulative, but shall be subject to any relevant limitations set forth in Article VI (including, in particular, Section 6.08):
(a)Injunctive Relief. Sellers hereby acknowledges that any breach or alleged breach of Section 7.01, Section 7.02, Section 7.03, or Section 7.04, as applicable, shall cause irreparable injury to the goodwill and proprietary rights of the Company and Purchaser, for which the Company and Purchaser shall not have an adequate remedy at law. Accordingly, Sellers agree that the Company and/or Purchaser shall be able to seek immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against such Sellers to restrain or enjoin any actual or threatened violation of any provision of Section 7.01, Section 7.02, or Section 7.03, as applicable, without any requirement of posting a bond or other surety or proving damages.
(b)Damages. To the extent calculable, the Company and/or Purchaser may also be entitled to recover from Sellers monetary damages for any violation of Section 7.01, Section 7.02, Section 7.03, or Section 7.04, as applicable.
(c)Costs, Expenses and Attorneys’ Fees. The Company and Purchaser shall be entitled to recover from Sellers all costs, expenses and reasonable attorneys’ fees incurred by them in seeking either enforcement of Section 7.01, Section 7.02, Section 7.03, or Section 7.04, as applicable, or damages for a breach of such Sections or in defending any action brought by Sellers to challenge or construe the terms of any of such Sections; provided that the Company or Purchaser, as applicable, prevails in such enforcement or defense. If Sellers prevail in any such enforcement or defense, Sellers shall be entitled to recover from the Company and/or Purchaser all costs, expenses and reasonable attorneys’ fees incurred by Sellers in connection therewith.
Section 7.06. Release.
(a)In consideration of the performance by the Purchaser of its obligations under this Agreement, Sellers, on behalf of themselves and their successors and assigns, and any other Person claiming by, through, or under Sellers (collectively, the “Releasing Parties”), does hereby, effective as of the Closing, unconditionally and irrevocably release, waive and forever discharge the Company and its past and present Personnel, predecessors, successors, assigns and Affiliates (collectively, the “Released Parties”), from any and all Liabilities, Contracts, Proceedings, claims, demands, damages, judgments and causes of action (collectively, the “Claims”), arising directly or indirectly from any act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE, OR

RECKLESS OR WILLFUL OR WANTON MISCONDUCT, FRAUD OR FRAUDULENT INDUCEMENT), misrepresentation, omission, event, fact, transaction, Contract or other matter occurring prior to the Closing (whether based on any governmental requirement or right of action, at Law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, accrued or not accrued, concealed or hidden, disclosed or undisclosed, liquidated or unliquidated) (collectively, “Pre-Closing Matters”), including without limitation, any and all Claims and Pre-Closing Matters arising out of or relating to (i) a Releasing Party’s capacity as a current or former shareholder, member or Representative of any of the Released Parties (or a Releasing Party’s capacity as a current or former trustee or Representative of any other Person in which capacity a Releasing Party is or was serving at the request of any of the Released Parties), (ii) any rights of indemnification, compensation, expense advancement or contribution, whether pursuant to the Released Parties’ Governing Documents, applicable Law, Contract or otherwise, (iii) any Contract or other arrangement, whether verbal or written, entered into or established prior to the Closing, provided that, notwithstanding the foregoing, the Claims and Pre-Closing Matters shall not include, and the foregoing release shall not be construed to release the Released Parties from: (A) any rights or claims under this Agreement and/or the Related Agreements or claims to enforce this Agreement and/or the Related Agreements, (B) any rights or claims under any Continuing Contract, (C) any claims that cannot be released as a matter of Law, (D) accrued and unpaid salary and benefits pursuant to the employment of a Releasing Party by the Company prior to the Closing, (E) any Claims arising from events following (and first occurring after) the Closing, (F) any claims against any Released Parties arising out of or resulting from fraud by such Released Party, (G) any rights of the D&O Indemnified Parties under the Indemnification Provisions as provided in the Governing Documents of the Company (including, without limitation, any D&O Indemnified Party’s right to indemnification or exculpation under the Indemnification Provisions provided under the Governing Documents of the Company); and (H) any rights or obligations under any insurance policies maintained by or on behalf of the Company, including, without limitation, any rights or obligations arising under the D&O Run-Off Policy. Sellers acknowledge that it may hereafter discover facts which are in addition to, or different from, those which it now knows or believe to be true with respect to the subject matter of the claims released hereby, but Sellers intend to and, by operation of this Agreement, have, fully, finally and forever settled and released any and all Claims released herein without regard to the subsequent discovery of existence of such different or additional facts. The foregoing waivers and releases are a key element of this Agreement of which the releases and related agreements in this Section 7.06 are a part. Sellers understand that this is a full and final release of all Claims that could have been asserted in any legal or equitable Proceeding against the Released Parties.
(b)Sellers represent and warrant, for and on behalf of itself and each Releasing Party as follows: (i) the Claims released herein have not been encumbered in any way, and there are no Encumbrances or assignments in Law or equity or otherwise of or against any of the Claims and (ii) such Releasing Party has not transferred or otherwise alienated any of the Claims.

ARTICLE VIII - COVENANTS OF THE PARTIES
Section 8.01. Publicity.
The Parties shall issue a joint press release promptly following the signing of this Agreement and following the Closing, in form and substance reasonably satisfactory to the Buyer and the Sellers. Purchaser shall make such filings with the Securities and Exchange Commission disclosing the execution and consummation of this Agreement as required under applicable securities laws. Other than the foregoing, neither Party shall, or shall permit its Affiliates or representatives to, issue any press release or make any public filing, announcement, or disclosure (whether written, oral, or electronic) relating to the transaction or this Agreement without the prior written approval of the other Party.
Section 8.02. Reasonable Best Efforts; Further Assurances.
Upon the terms and conditions set forth herein, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the transactions contemplated hereby in accordance with the terms hereof, including executing such further documents, and performing such further acts, as may be reasonably necessary to transfer and convey the Purchased Interests to Purchaser. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, dealer, supplier or distributor with a relationship with the Company (or other Person with whom the Company has a business relationship) from maintaining a relationship with the Company after the Closing that is substantially similar to the relationship it maintained prior to the Closing, except with the prior written consent of Purchaser. The Purchaser and the Sellers shall cooperate (to a reasonable extent) with each other and shall cause their respective Representatives and Affiliates to cooperate (to a reasonable extent) with each other after the Closing to ensure the orderly transition of the ownership of the Company and control of the Business to the Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby.
Section 8.03. Records; Post-Closing Access.
The Sellers may, after the Closing, retain copies of the certain Records of the Company, including Records stored on computer disks or any other storage medium, as the Sellers are reasonably likely to need to meet accounting, auditing and Tax requirements or any other requirements under applicable Law (or professional standards of conduct or requirements under applicable document retention policies), which Records shall be maintained by the Sellers in accordance with Section 7.01. The Purchaser will retain (or cause the Company to retain) the Records of the Company as of the Closing for a period of at least seven (7) years after the Closing. Following the expiration of such seven (7) year period, the Purchaser may dispose of such Records; provided that if requested by the Sellers prior to such expiration, the Purchaser shall deliver to the Sellers (or cause the Company to deliver), at the Sellers’ sole expense, copies of any of such Records as the Sellers may reasonably request to meet accounting, auditing and Tax requirements or any other requirements under applicable Law (or professional standards of conduct or requirements under applicable document retention policies). During the period in which the Purchaser maintains such Records, upon reasonable notice and request by the Sellers, the Purchaser, during normal business hours, shall permit any Representative of the Sellers to examine, copy and make extracts from all Records, all without cost, surcharge or expense to the Sellers other than reasonable copy charges, as the Sellers are reasonably likely to need in connection with any accounting, auditing or Tax requirements or any requirement arising under applicable Law or in connection with any claims or Proceedings related to Sellers’ operation of the Business prior to the Closing Date, including any financial reporting obligation. The Purchaser, in accordance with its own policies, shall also make the employees of the Company available to the Sellers and its Representatives at such employees’ normal business location(s) and during such employees’ normal business hours to provide such assistance to the Sellers as may be reasonably requested by the Sellers from time to in connection with the Sellers’ involvement in the Company, as follows: (a) to assist, as requested, in responding to inquiries from or audits by or required by any Governmental Entity or to assist, as requested, in connection with any requirements under applicable Law, including preparation of responses and other required documents; (b) to provide support and information necessary for preparing Tax Returns for the periods that Sellers are responsible for preparing and filing pursuant to Article IX, below; and/or (c) to provide support and information to respond to any Tax inquiries, audits or other Proceedings for any period or partial period prior to the Closing Date.

Section 8.10. Securities Law Cooperation.
From and after the Closing, for so long as any Seller holds Stock Consideration, Purchaser shall (a) use commercially reasonable efforts to remain current in its reporting obligations under the Securities Exchange Act of 1934, as amended; (b) upon any sale of Stock Consideration made in compliance with Rule 144 (or another available exemption), cause its transfer agent to remove any restrictive legend in accordance with this agreement and, if required, cause counsel to deliver any necessary legal opinion at Purchaser's expense; and (c) reasonably cooperate with the Sellers to facilitate the resale of the Stock Consideration in accordance with applicable securities Laws once the applicable holding period and escrow periods have been satisfied.
Section 8.11. Real Property
The parties acknowledge and agree that the only Owned Real Property included in the Contemplated Transactions is the sole and only parcel owned by the Real Estate Company , and it is located at 1218 East 135th South, Vernal, Uintah County, Utah 84078 and more particularly described on Schedule 8.11 (the “Included Real Property”). All other real property owned by the Sellers that is not owned by the Target Company or the Real Estate Company, is expressly excluded from the Contemplated Transactions and shall be retained by the Sellers. Accordingly, Sellers acknowledge that the “Owned Real Property” is the only real estate used in the operation of the Business. Purchaser acknowledges that the Existing Environmental Condition has been disclosed to Purchasers. Purchaser has been, or prior to Closing, afforded a full opportunity to conduct its own environmental and physical due diligence of the Included Real Property, including any Phase I or Phase II environmental site assessment it elects to perform (the cost of such environmental testing to be borne 50% by Purchaser and 50% by Sellers as previously agreed). The Included Real Property is subject to representations and warranties expressly set forth in Section 3.10 and 3.18 (as limited by Article VI), and subject to the performance by the Company of its obligations under this Agreement, including the obligation to deliver the EWA Confirmation

Section 8.12. EWA Confirmation; Interim Real Property Matters.
(a) Cooperation. From and after the Initial Closing until the earlier of the Real Estate Closing and the termination of the real-estate portion of this Agreement pursuant to Section 2.02(f), Purchaser and Sellers shall use commercially reasonable efforts to obtain the EWA Confirmation promptly, including preparing, executing, and filing such applications, requests, supporting materials, affidavits, certificates, notices, and other documents as may be reasonably necessary or advisable. Neither Purchaser nor Sellers shall take any action, or fail to take any action, that would reasonably be expected to materially delay, prevent, or impair the receipt of the EWA Confirmation.

(b) Control of Communications. Purchaser shall have the right to lead communications and negotiations with the applicable State of Utah Governmental Entity regarding the EWA Confirmation; provided that Purchaser shall keep Seller Representative reasonably informed of material developments, and Sellers shall have a reasonable opportunity to review and comment on material written submissions before filing or delivery.
(c) Lease. Simultaneously with the Initial Closing, the applicable Seller or Real Estate Company, as landlord, and the Surviving Target Company or Purchaser’s designated Affiliate, as tenant, shall enter into a lease (the “Alliance Lease”)as setforth in Exhibit E under which the Surviving Target Company or any affiliates thereof may occupy and use the Included Real Property for the continued operation of the Business from the Initial Closing Date until the later of the Real Estate Closing, the termination of the real-estate portion of this Agreement, or the termination of the Alliance Lease term, as set forth in the Alliance Lease. The Alliance Lease shall provide a right of first refusal to purchase the Included Real Property at a later date based on a third-party appraisal price, if the Real Estate Closing as defined herein does not occur.
(d) Operation and Preservation. During the period from the Initial Closing until the Real Estate Closing or termination under Section 2.02(f), Sellers and the Real Estate Company shall:
(i) maintain the Included Real Property in substantially the same condition as of the Initial Closing, ordinary wear and tear excepted;
(ii) not sell, transfer, convey, lease, encumber, mortgage, pledge, or otherwise dispose of or grant any interest in the Included Real Property or the Real Estate Company, except pursuant to this Agreement or the Alliance Lease;
(iii) keep all material insurance policies relating to the Included Real Property in force;
(iv)timely pay all property Taxes, assessments, mortgage obligations, and other obligations attributable to the Included Real Property that are due and payable before the Real Estate Closing, except as otherwise allocated under the Alliance Lease structural alteration to the Included Real Property without Purchaser’s prior written consent, except as required to address an emergency or comply with applicable Law, and
(v)assure no condemnation or casualty to the Real Property occurs, which is also setforth in the Alliance Lease.
(e) Access. Purchaser and its Representatives shall have reasonable access to the Included Real Property, upon reasonable notice and during normal business hours, to monitor its condition, conduct further diligence, and take actions reasonably related to obtaining the EWA Confirmation, in each case in a manner that does not unreasonably interfere with the Business or the lawful occupancy of the Included Real Property.
(f) Costs. Parties shall bear all third-party fees, filing fees, consultant costs, and other out-of-pocket expenses incurred in connection with obtaining the EWA Confirmation in accordance with general customs, or where no local custom exists per a 50/50 allocation; provided that each party shall bear its own legal fees and internal costs.

ARTICLE IX - TAX MATTERS
Section 9.01. Transfer Taxes.
All transfer, stamp, documentary, sales, use, registration, value- added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Contemplated Transactions (“Transfer Taxes”), and any penalties and interest with respect to the Transfer Taxes, in each case shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. Sellers hereby agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts plus any transfer, stamp, documentary, sales, use, registration, value-added and other similar Tax Returns required to be filed. Purchaser agrees to cooperate with Sellers in the preparation and filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession reasonably requested by the Sellers that is reasonably necessary to complete such Tax Returns and promptly remitting to the Sellers any invoices for such Transfer Taxes that are received by Purchaser. The Sellers shall provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been paid in full by the Sellers. Purchaser and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.
Section 9.02. Preparation of Tax Returns.
(a)Sellers shall prepare, or cause to be prepared, at its sole cost, all income and franchise Tax Returns of the Company for all jurisdictions in which (and to the extent) such Tax Returns have historically been filed with respect to the Company and which are due after the Closing Date for a Pre-Closing Tax Period excluding all such Tax Returns for any Straddle Period (the “Sellers Prepared Tax Returns”). To the extent that a Sellers Prepared Return includes a Pre-Closing Tax Period or Straddle Period, such Sellers Prepared Tax Return shall be prepared, to the maximum extent permissible under applicable Laws, on a basis consistent with existing past practices and accounting methods unless such past practices and accounting methods are not supportable at least at a “more likely than not” level of comfort. To the extent that a Sellers Prepared Return includes a Pre-Closing Tax Period or Straddle Period, then at least twenty
(20) days prior to the due date of any Sellers Prepared Tax Return, Sellers shall provide a draft of each such Tax Return along with supporting workpapers to Purchaser for Purchaser’s review, comment and approval. Sellers shall incorporate, or cause to be incorporated all reasonable comments made by Purchaser in each such Sellers Prepared Tax Return actually filed, and, shall provide a complete copy of the final Sellers Prepared Tax Return to Purchaser for filing at least three (3) Business Days prior to the due date of such Sellers Prepared Tax Return. Sellers shall reimburse Purchaser for any Unpaid 2024 Taxes of the Company attributable to the Pre-Closing Tax Period portion of such Sellers Prepared Tax Returns within ten (10) business days after payment of such Taxes by Purchaser or the Company to the extent such Unpaid 2024 Taxes were not specifically taken into account in Final Debt; provided, that, for the avoidance of doubt, such reimbursement by Sellers shall be paid from funds other than the Escrow Amounts.
(b)Purchaser shall cause the Company to prepare and file all Tax Returns of the Company for all jurisdictions in which (and to the extent) such Tax Returns have historically been filed with respect to the Company (for the avoidance of doubt, Section 9.10 shall govern all Tax Returns for any non-historic filing jurisdictions) that are due after the Closing Date other than the Sellers Prepared Tax Returns (the “Purchaser Prepared Tax Returns”), and subject to Purchaser’s and the Company’s right to indemnification under this Agreement, shall cause the Company to pay all Taxes shown as due on a Purchaser Prepared Tax Return. Sellers shall reimburse Purchaser for any Unpaid 2024 Taxes of the Company attributable to the Pre-Closing Tax Period portion of such Purchaser Prepared Tax Returns within ten (10) business days after Purchaser delivers written notice to the Sellers that such Taxes have been paid by Purchaser or the Company; provided, that Sellers shall have no obligation under this Section 9.02(b) to reimburse Purchaser or the Company for any Unpaid 2024 Taxes that were specifically taken into account in Final Debt; provided further, that, for the avoidance of doubt, such reimbursement by Sellers shall be paid from funds other than the Escrow Amounts. To the extent that a Purchaser Prepared Tax Return relates to a Pre-Closing Tax Period or Straddle Period, such Tax Return shall be prepared, to the maximum extent permissible under applicable Laws, on a basis consistent with existing past practices and accounting methods unless such past practices and accounting methods are not supportable at least at a “more likely than not” level of comfort. Purchaser shall provide a draft of a Purchaser Prepared Tax Return to the Sellers for Sellers’ review and comment at least twenty (20) days (or other reasonable period for non-income tax Returns that do not permit a 20-day review period prior to filing) prior to the due date thereof, for any Purchaser Prepared Tax Return that either (i) contains income Taxes or (ii) is not prepared on a basis consistent with existing past practices and Tax accounting methods and either is filed in a new Tax jurisdiction or otherwise contains an amount of Tax due in excess of $50,000; provided that Purchaser shall cause the Company to consider any reasonable comments made by the Sellers in writing provided to Purchaser with respect to the applicable Purchaser Prepared Tax Return no later than five (5) days prior to the applicable due date of such Purchaser Prepared Tax Return; provided further, for the avoidance of doubt, this sentence shall not apply to any Tax Return if such Tax Return does not include any period of time included in the Pre-Closing Tax Period.
(c)For purposes of this Agreement, the amount of Taxes of the Company for any Straddle Period that are apportioned to the pre-Closing and post-Closing portions of such Straddle Period shall be determined based upon a hypothetical closing of the taxable year as of the end of the day of the Closing Date, with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, that real and personal property Taxes (or other Taxes that are imposed on a periodic basis) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.
Section 9.03. Cooperation on Tax Matters.
(a)The parties hereto shall cooperate, and shall cause their respective Representatives to cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Company for Pre-Closing Tax Periods, including, without limitation, access to employees and books and records, as is reasonably necessary in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and in all other appropriate Tax matters. Any information obtained by any party hereto or its Affiliates or Representatives from another party hereto or its Affiliates or Representatives in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary (A) in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, (B) to enforce rights under this Agreement or (C) to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party hereto reasonably believes is required by applicable Law or stock exchange or similar applicable rules.
(b)Notwithstanding the provisions of Section 9.03(a), and in addition to all other obligations imposed by this Section 9.03, Sellers, on one hand, and Purchaser, on the other hand, agree to give Purchaser or Sellers, respectively, reasonable written notice prior to transferring, destroying or discarding any files and records with respect to Pre-Closing Tax Period matters of the Company and, if the other party hereto so requests, shall allow the other party hereto to take possession of such files and records.
Section 9.04. Tax Contests.
(a)Purchaser and the Company, on the one hand, and Sellers, on the other hand, shall promptly notify Sellers or Purchaser, respectively, upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company relating to a Pre-Closing Tax Period or Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.
(b)Purchaser and/or the Company shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof; provided, however, that Sellers and its designees shall have the right, at Sellers’ sole expense, to actively participate along with Purchaser and the Company in such Tax Matters solely to the extent they relate to a Pre-Closing Tax Period. Purchaser shall keep Sellers reasonably informed of the progress of any Tax Matter and shall not affect any such settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ prior written consent thereto, which shall not be unreasonably withheld, delayed or conditioned.
(c)Except as otherwise provided in Section 9.04(b) and Section 9.10, Purchaser and/or the Company shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and for all Tax periods.
Section 9.05. Tax Sharing Agreements.
All existing Tax indemnity agreements, Tax receivables agreements, Tax sharing agreements, Tax allocation agreements or any similar or analogous arrangement that obligates the Company to make any payment with respect to Taxes of any other Person (other than commercial agreements or arrangements not primarily related to Taxes entered into in the Ordinary Course of Business) shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. On and after the Closing Date, the Company shall not have any further obligations thereunder.
Section 9.06. Allocation of Purchase Price.

The Purchase Price (and any other amounts required by Law to be included) shall be allocated among the assets and interests acquired in accordance with an allocation schedule agreed by Purchaser and the Seller Representative and attached hereto as Schedule 9.06, which the parties shall negotiate in good faith and finalize prior to the Closing Within ninety (90) days of the Closing Date, Purchaser shall deliver to Sellers an allocation statement to include any changes to Schedule 9.06 to address any matters that were not included in the original Schedule 9.06, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate). From and after the Closing Date and through such ninety(90) day period, Sellers shall cooperate with Purchaser, as and to the extent reasonably requested by Purchaser, in connection with matters relating to such allocation. Neither the parties nor any of their respective Affiliates shall take any position on any Tax Return or in any Tax contest, proceeding, audit, appeals or litigation which is inconsistent with the allocation unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law); provided, that if there are any subsequent adjustments to the Purchase Price pursuant to the terms of this Agreement, the parties agree to update the allocation on a basis consistent with the original allocation, prepare and file all Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with the updated allocation, and neither the parties nor any of their respective Affiliates shall take any position on any Tax Return or in any Tax contest, proceeding, audit, appeals or litigation which is inconsistent with such updated allocation unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law).
The parties agree that $500,000 of the Purchase Price is allocable to the acquisition of the Real Estate Company and the Included Real Property, consisting of $150,000 of cash consideration and $350,000 of Stock Consideration (the “Real Estate Allocation”). The parties shall reflect the Real Estate Allocation consistently in Schedule 9.06, the Payment Spreadsheet, all applicable Tax Returns, and all filings, statements, and reports made to any Taxing Authority, except as otherwise required by applicable Law or a final determination. The balance of the Purchase Price shall be allocated among the Purchased Interests and assets of the Target Company in accordance with Schedule 9.06 and applicable Law. The parties shall cooperate in good faith to finalize Schedule 9.06 before the Initial Closing and update it at the Real Estate Closing as necessary to reflect the Real Estate Allocation and the issuance of the Real Estate Stock Consideration.
Section 9.07. Intended Tax Treatment.
For federal income Tax purposes, (a) Merger 1 is intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and (b) Merger 2 is intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, in each case together with the Treasury Regulations promulgated thereunder. Each of Merger 1 and Merger 2 is intended to qualify, and shall be tested for qualification, as a reorganization under Section 368(a) of the Code independently and without regard to whether the other of Merger 1 or Merger 2 is consummated, is delayed, or fails to occur, consistent with Section 1.01(c) and Section 2.02(a), pursuant to which the Initial Closing and Merger 1 are not conditioned upon, and shall not be affected by, the occurrence or non-occurrence of the Real Estate Closing or Merger 2. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Such plan of reorganization encompasses two separate reorganizations, Merger 1 and Merger 2, each of which is intended to also independently qualify under Section 368(a) of the Code.

Section 9.08. Transaction Deductions.
Any income or franchise Tax deductions attributable to Transaction Expenses shall, to the extent permitted by applicable Law and supported at least at a “more likely than not” level of comfort, be reflected on the Company’s federal and state income and franchise Tax Returns and shall not be deducted by Purchaser.
Section 9.09. Refunds.
After the Closing Date, excluding any Purchaser Tax Refunds, the Company shall be entitled to all Tax refunds (or Overpayment Credits) with respect to the Company with respect to any Pre-Closing Tax Period but only to the extent such Tax refunds (or Overpayment Credits)
(1) are received (or, in the case of Overpayment Credits, utilized) by Purchaser or the Company and (2) are attributable to (A) Taxes paid by, on behalf of, or with respect to the Company on or prior to the Closing Date, (B) Taxes to the extent included in the calculation of Final Debt or Final Net Working Capital, (C) Taxes indemnified by the Sellers under this Agreement, and (D) cannot be offset by other Taxes owed by the Sellers for the Pre-Closing Period. Purchaser will pay over to the Sellers any such Tax refund promptly, unless the Purchaser has reasonable support for the belief that a different tax for the Pre-Closing period remains outstanding (but in all cases within fifteen (15) Business Days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within fifteen (15) Business Days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable); provided that, any such payments to the Sellers shall be reduced by any Taxes (including withholding Taxes) and reasonable costs and expenses attributable to the receipt or delivery of such Tax refund (or application of Overpayment Credits). Should Purchaser or the Company or any of their Affiliates be required by a Governmental Entity to return or pay over any such Tax refund or Overpayment Credit, the Sellers shall pay over to Purchaser (or its designee) the full amount of any such Tax refund or Overpayment Credit required to be returned or paid over (along with any applicable interest, penalties or additions thereon) within five (5) Business Days of receipt of request for the same from the Purchaser.
Section 9.10. Prohibited Actions.
Unless otherwise required by Law, without the prior written consent of the Sellers, which consent shall not unreasonably be withheld, conditioned, or delayed, Purchaser shall not, nor shall it permit any Affiliate to: (a) except in connection with the Tax Returns described in Sections 8.02(a) and 8.02(b), file, re-file, supplement or amend any Tax Return of the Company for any Pre-Closing Tax Period (unless required by a determination within the meaning of Section 1313(a) of the Code or corresponding provisions of state or local law), or (b) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement, or voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Company for any Pre-Closing Tax Period; provided, that notwithstanding the above, Purchaser and its Affiliates are permitted to undertake the activities set forth in (a) and (b) above without the consent of the Sellers to the extent that no indemnification obligation would be created for the Sellers pursuant to the terms of this Agreement from such undertaking, and Sellers shall have no indemnification obligations hereunder arising from any such undertaking; provided further, that and excluding any activities permitted pursuant to the preceding proviso, prior to Purchaser or any of its undertaking any activity set forth in (a) or (b) above because of a requirement of Law, Purchaser shall notify Sellers of the same in advance of undertaking any such activity and shall offer to meet with Sellers to discuss the same at a mutually convenient time during the ten (10) day period following the notification date.

ARTICLE X - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser to effect the Contemplated Transactions are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
Section 10.01. Accuracy of Representations and Warranties; Performance of Covenants.
(a)Each of the Fundamental Representations in Article III, Article IV and Article V shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties shall be true and correct as of such earlier date), and each of the other representations and warranties of the Company and Sellers set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality”, “Material Adverse Effect” or similar phrases, except as provided in Section 3.08(a)) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties shall be true and correct as of such earlier date).
(b)Sellers and the Company shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by each of them on or before the Closing Date.
(c)Sellers and the Company shall have delivered to Purchaser a certificate signed by Sellers and the Company stating that the conditions specified in Section 10.01(a) and Section 10.01(b) have been satisfied (the “Sellers Closing Certificate”). For clarity, the Sellers Closing Certificate shall not operate as or be construed as providing any representations, warranties, covenants or agreements which are additional to those expressly set forth in this Agreement, and the Sellers Closing Certificate alone shall not form the basis for any indemnification claim under Article VI if the Closing occurs.
Section 10.02. No Restraints; No Litigation.
No temporary restraining order, preliminary or permanent injunction or other order or Proceeding preventing the consummation of the Contemplated Transactions by Purchaser shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of the Contemplated Transactions by Purchaser illegal; provided that any such pending Proceeding is reasonably likely to succeed on its merits. There shall not be pending before any court of competent jurisdiction any Proceeding challenging the Contemplated Transactions that has been commenced by a Governmental Entity; provided that any such Proceeding is reasonably likely to succeed on its merits.
Section 10.03. No Material Adverse Effect.

From the date hereof through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 10.04. Estimated Closing Statement; Payment Spreadsheet.
Purchaser shall have received the Estimated Closing Statement and Payment Spreadsheet at least three (3) Business Days prior to the Closing Date.
Section 10.05. Debt Matters.
Purchaser shall have received customary payoff and release letters, in form and substance reasonably satisfactory to Purchaser (the “Payoff Letters”), providing for the payoff, discharge and termination of all Debt of the Company (including the Estimated Closing Debt), together with any instruments and documents necessary to release any and all Encumbrances (other than Permitted Encumbrances) securing any such Debt, including any necessary UCC termination statements or other releases (or authorizing Purchaser to file or record on behalf of such Person a UCC-3 termination statement), in each case, in form and substance reasonably satisfactory to Purchaser, if any.
Section 10.06. Closing Deliveries by Sellers and the Company.
(a)At the Initial Closing, the Sellers shall deliver (or cause to be delivered) to Purchaser each of the following:
i.a Stock assignment for the transfer of the Stock Consideration in a form mutually acceptable to the parties hereto, duly executed by Sellers;
ii.Reserved
iii. resignations of all directors and officers of Target Company, effective as of the Initial Closing Date,
iv.copies of each Required Consent;
v.copies of (i) resolutions adopted by the sole member and manager(s) of the Company authorizing and approving the execution and delivery of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions, (ii) the certified articles of formation of the Company, including all amendments thereto, and (iii) the operating agreement of the Company, including all amendments thereto, each certified to be true, complete, correct and in full force and effect by a manager or other authorized representative of the Company;
vi.evidence that all of the Terminating Contracts have been terminated;
a duly completed and executed IRS Form W-9 dated as of the Closing Date from the Company; and
vii.invoices or other supporting documentation evidencing the Estimated Closing Transaction Expenses.

(a)At the Real Estate Closing, Sellers and the Real Estate Company shall deliver, or cause to be delivered, to Purchaser:
i.a Stock assignment for the transfer of the Real Estate Stock Consideration in a form mutually acceptable to the parties hereto, duly executed by Sellers;
ii.the certificate of merger and other documents necessary to effect Merger 2;
iii. resignations of all directors and officers of the Real Estate Company, effective as of the Real Estate Closing Date,
iv.copies of each Required Consent for the Real Estate Closing;
v.copies of (i) resolutions adopted by the sole member and manager(s) of the Real Estate Company authorizing and approving the execution and delivery of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions, (ii) the certified articles of formation of the Real Estate Company, including all amendments thereto, and (iii) the operating agreement of the Real Estate Company, including all amendments thereto, each certified to be true, complete, correct and in full force and effect by a manager or other authorized representative of the Real Estate Company;
vi.a certificate executed by Seller Representative certifying that the conditions set forth in Sections 10.01, 10.02, 10.03, and 10.06 have been satisfied, in each case solely as applied to the Real Estate Company and the Included Real Property;
vii.a FIRPTA certificate from the Real Estate Company, if applicable;
viii.evidence reasonably satisfactory to Purchaser that the EWA Confirmation has been obtained and remains in full force and effect;
ix.customary title, lien-release, payoff, and authority documents reasonably requested by Purchaser in connection with the Included Real Property; and
x. such other customary documents as may be reasonably necessary to consummate the Real Estate Closing and vest in Purchaser, through the Surviving Real Estate Company, good and marketable title to the Included Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)The obligation of Purchaser to consummate the Real Estate Closing is subject to the satisfaction or waiver by Purchaser of the EWA Confirmation Condition. For the avoidance of doubt, the EWA Confirmation Condition shall not be a condition to Purchaser’s obligation to consummate the Initial Closing.

ARTICLE XI - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE COMPANY
The obligations of the Sellers and the Company to effect the Contemplated Transactions are subject to the satisfaction (or waiver by the Company and Sellers), at or prior to the Closing, of each of the following conditions:

Section 11.01. Accuracy of Representations and Warranties; Performance of Covenants.
(a)Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality”, “Material Adverse Effect” or similar phrases) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties shall be true and correct as of such earlier date).
(b)Purchaser shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date.
(c)Purchaser shall have delivered to Sellers a certificate signed by Purchaser stating that the conditions specified in Section 11.01(a) and Section 11.01(b) have been satisfied (the “Purchaser Closing Certificate”).

Section 11.02. No Restraints; No Litigation.
No temporary restraining order, preliminary or permanent injunction or other order or Proceeding preventing the consummation of the Contemplated Transactions by Sellers or the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of the Contemplated Transactions by Sellers and the Company illegal; provided that any such pending Proceeding is reasonably likely to succeed on its merits. There shall not be pending before any court of competent jurisdiction any Proceeding challenging the Contemplated Transactions that has been commenced by a Governmental Entity; provided that any such pending Proceeding is reasonably likely to succeed on its merits.
Section 11.03. Closing Deliveries by Purchaser.
(a)At the Initial Closing, Purchaser shall deliver (or cause to be delivered) to Sellers each of the following:
i.payment of the Estimated Purchase Price, payable as provided in Section 1.03;
ii.Reserved
iii.a recent certificate of good standing or equivalent, issued by the state in which the Purchaser is organized; and copies of resolutions adopted by the board of directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions, certified to be true, complete, correct and in full force and effect by an executive officer thereof.
iv.evidence reasonably satisfactory to the Sellers of the issuance to the Sellers of the shares of Series A Preferred Stock constituting the Stock Consideration, reflecting the shares registered in the names of the Sellers; and

v.a true, complete, and correct copy of the certificate of designations for the Series A Preferred Stock, certified by an officer of Purchaser;
b. At the Real Estate Closing, Purchaser shall deliver, or cause to be delivered:
    i. the Real Estate Cash Consideration;
    ii. the Real Estate Stock Consideration;
iii.the certificate of merger and other documents necessary to effect Merger 2; and
iv.a certificate executed by Purchaser certifying that the conditions set forth in Sections 11.01, 11.02, and 11.04 have been satisfied or waived.

ARTICLE XII - DISCLOSURE SCHEDULES; NO OTHER WARRANTIES OR REPRESENTATIONS
Section 12.01. Disclosure Schedules.
The schedules and information set forth in the Disclosure Schedules refer to the section or paragraph of this Agreement to which such schedule and information is responsive, and each such schedule and information shall be deemed to have been disclosed with respect to all other sections and paragraphs of this Agreement for which the same is reasonably apparent on its face. All capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedules shall not vary, change or alter the literal meaning of the warranties and representations of the Sellers contained in this Agreement, other than creating exceptions thereto which are responsive to the language of the warranties and representations contained in this Agreement.
Section 12.02. No Other Representations or Warranties; Reliance.
Purchaser acknowledges that the detailed representations and warranties set forth in Article III, Article IV, and Article V have been negotiated at arm’s length among sophisticated Persons. Except for those representations and warranties expressly set forth in Article III, Article IV, and Article V of this Agreement (as qualified by the Disclosure Schedules) or in any of the Related Agreements: (a) the Purchaser acknowledges and agrees that neither Purchaser, nor any of its Affiliates or Representatives has relied, are relying and/or will rely on, any representation or warranty, express or implied, at law or in equity, with respect to the Sellers, the Company, the Business, or the Contemplated Transactions. For the avoidance of doubt, the Purchaser and the Company hereby acknowledge and agree that the Sellers have not made any representations or warranties, express or implied, at law or in equity, except for those representations and warranties expressly set forth in Article III, Article IV, and Article V of this Agreement (as qualified by the Disclosure Schedules) or in any of the Related Agreements. The Purchaser and its Representatives may have received from or on behalf of the Sellers or the Company certain estimates, budgets, forecasts, plans and financial projections (“Forward-Looking Statements”), and the Purchaser hereby acknowledges and agrees that there are uncertainties inherent in making Forward-Looking Statements, and that the Purchaser is familiar with such uncertainties and its taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying such Forward-Looking Statements where such assumptions are disclosed). The Purchaser further acknowledges and agrees that the Company, the Sellers nor any other Person has made or is making any representation or warranty with respect to the distribution to the Purchaser or its Representatives, or its or their use of, any Forward- Looking Statements, and that the Purchaser is not relying on any Forward-Looking Statements in determining whether to consummate the Contemplated Transactions. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Business. Notwithstanding the foregoing, nothing in this Agreement shall restrict or impair Purchaser or any of its Affiliates from bringing a claim for Fraud or indemnification in accordance with Article VI.

ARTICLE XIII MISCELLANEOUS
Section 13.01. Schedules, Exhibits and Certificates.
All Schedules, Disclosure Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement.
Section 13.02. Costs and Expenses.
Except as otherwise expressly provided herein each of the parties hereto shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the Contemplated Transactions, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or Representative whose services have been used by such party; provided, however, all Transaction Expenses shall be the direct obligation of Sellers. Without limiting the generality of the foregoing, the Purchaser shall be solely responsible for all of its due diligence expenses.
Section 13.03. Successors and Assigns; Assignment.
This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, permitted assigns, heirs, estate, executors, beneficiaries and legal representatives. No party hereto shall have the right to assign or delegate his, her or its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Sellers and Purchaser; provided that the Company and Purchaser may assign all or a portion of its rights hereunder or under the Related Agreements to (i) one or more of its Affiliates, (ii) any lender as collateral security or (iii) any subsequent direct or indirect purchaser of the Purchaser or all or part of the Company, provided further, that in the event of an assignment under subsections (i) or (ii), or in the event of the assignment to a purchaser of all or any part of the Purchaser or the Company in subsection (iii), the Purchaser and Company shall not be relieved of any of their obligations hereunder and shall remain obligated hereunder.
Section 13.04. Notices.

All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 13.04, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; or (c) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 13.04:

If to Purchaser:	Name: Star Equity Holdings, Inc. Address: 53 Forest Ave., Suite 101, Old Greenwich, CT 06870 Attention: Attn: Legal Email: legal@starequity.com
With copies to (which copy shall not constitute notice hereunder):	Baker & Hostetler LLP 45 Rockefeller Plaza, New York, NY 10111 Attention: Adam Finerman Email: afinerman@bakerlaw.com

If to the Sellers:	Attention: Phillip & Leah Davis, PO Box 261, Lapoint, Utah 84039 Email:
With a copy to (which copy shall not constitute notice hereunder):	Attention: [to be added by Sellers]

Any party hereto may change its or his address or other contact information for notice by giving notice to each other parties hereto in accordance with the terms of this Section 13.04. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.
Section 13.05. Headings.
The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
Section 13.06. Construction.
(a)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.
(b)No disclosure in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless (i) the applicable exception is reasonably apparent on the face of such disclosure, and (ii) such disclosure describes the relevant facts (as it relates to the applicable exception) in reasonable detail; provided, however, that any disclosure set forth in any Section of the Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections and paragraphs of this Agreement to the extent it is reasonably apparent upon its face reading the disclosure contained in such Section of the Disclosure Schedules that such disclosure is applicable, relevant and responsive to such other Section or paragraph of this Agreement (notwithstanding the omission of an appropriate cross-reference to such other Section or the omission of a reference in the particular representation and warranty to such Section of the Disclosure Schedules).
(c)Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.
(d)“Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof.
(e)“Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
(f)References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.
(g)Any document shall be deemed to have been “delivered”, “furnished”, “provided” or “made available” (or phrase of similar import) to Purchaser hereunder only if Sellers or its

Representatives shall have posted (or caused to be posted) such document to the Data Site prior to 5:00pm Eastern Time one (1) Business Day prior to the date hereof.
Section 13.07. Severability.
The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 13.08. Entire Agreement and Amendment.
This Agreement and the Related Agreements, including the Exhibits, Schedules and Disclosure Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties hereto with respect to the subject matter of this Agreement and the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements, understandings, discussions, and representations (whether oral or written) among the parties hereto with respect to the Contemplated Transactions. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the parties hereto. The provisions of this Section 13.08 and the limited remedies provided in Article VI were specifically bargained for between the Sellers and Purchaser and were taken into account by the Sellers and Purchaser in arriving at the Purchase Price. The Sellers has specifically relied upon the provisions of this Section 13.08 and the limited remedies provided in Article VI in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.
Section 13.09. No Waiver.
No failure or delay on the part of any party hereto in exercising any right, power or remedy under this Agreement or any of the Related Agreements will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.
Section 13.10. Parties in Interest.

Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than (a) the parties to this Agreement and their respective successors and permitted assigns, (b) the Purchaser Indemnified Parties and the Seller Indemnified Parties under Article VI, (c) the Released Parties under Section 7.06, (d) the D&O Indemnified Parties under Section 8.05, and (e) the Non-Recourse Parties with respect to Section 13.15 (all of which provisions are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
Section 13.11. Dispute Resolution; Governing Law; Jurisdiction and Venue.
(a)The Laws of the State of Delaware shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, without giving effect to the choice or conflict of law rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.
(b)Any Proceeding permitted by the terms of this Agreement to be filed in a court (which shall not include disputes under Section 1.05), which Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, shall be exclusively brought and litigated exclusively in any state or federal court having subject matter jurisdiction and located in Wilmington, Delaware. For the purpose of any Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal courts having subject matter jurisdiction and located in Wilmington, Delaware; provided, however, that Purchaser and the Company, in their sole and absolute discretion, may elect to bring any action or claim relating to or arising out of a breach by Sellers of any of the provisions of Article VII in the county or state where the breach of such Sellers occurred or where the breaching Sellers can be found. Each party to this Agreement hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction. Each party to this Agreement further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to such party and agrees that such service, to the fullest extent permitted by applicable Laws, (i) shall be deemed in every respect effective service of process upon it in any Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party hereto to serve process in any other manner permitted by applicable Laws.
Section 13.12. Waiver of Jury Trial.
To the extent not prohibited by applicable Law, which cannot be waived, for any Proceeding which is permitted under this Agreement to be filed in a court, each party to this Agreement hereby expressly and irrevocably waives any right to a trial by jury in such Proceeding, including but not limited to those Proceedings to enforce or defend any rights under this Agreement or any of the Related Agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement or any of the Related Agreements. Each party hereto agrees that in any such Proceeding, the matters shall be tried to a court and not to a jury.

Section 13.13. Specific Performance.
Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties hereto would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.
Section 13.14. Counterparts.
(a)This Agreement and the Related Agreements may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.
(b)This Agreement and the Related Agreements, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
Section 13.15. Non-Recourse.
This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons named as parties and then only with respect to the specific obligations set forth herein with respect to such party, and (ii) no Person who is not a party to this Agreement, including any past, present or future director, manager, officer, employee, member, partner, equity holder, Affiliate, agent, attorney or other Representative of any party or of any Affiliate of any party (in each case, in their respective capacity as such), or any of their successors or permitted assigns (each, a “Non-Recourse Party”), shall have any Liability for any obligations or Liabilities of any party under this Agreement or for any claim, action or proceeding based on, in respect of or by reason of the Contemplated Transactions, this Agreement, or the negotiation, execution or performance of this Agreement. Each Non-Recourse Party is expressly intended as a third party beneficiary of this provision of this Agreement.
Section 13.16. Seller Representative.
Each Seller, without the need for any further action on the part of any such Seller, hereby consents to the appointment of Phillip Davis as the representative and attorney-in-fact for and on behalf of such Seller (in its capacity as such, “Seller Representative”), with full power of substitution, to act in the name, place and stead of such Seller for purposes taking any and all actions and making of any decisions required or permitted to be taken by Seller Representative under or contemplated by this Agreement and all Related Agreements, including the exercise of the power to: (i) execute all documents necessary or desirable to carry out the intent of this Agreement and any Related Agreement, including any other agreements, documents and certificates pursuant to such agreements, and all amendments to such agreements, and take all actions required or permitted to be taken under such agreements; (ii) resolve, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, Claims in connection with this Agreement and any Related Agreement; (iii) receive and forward notices and communications pursuant to this Agreement and any Related Agreement; and (iv) take all other actions necessary, desirable or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, any Related Agreement and any other agreements, documents and certificates pursuant thereto. Phillip Davis hereby accepts his appointment as Seller Representative. All decisions, actions, consents and instructions of Seller Representative shall be final and binding upon all the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Purchaser and its Representatives shall be entitled to rely conclusively (without further evidence of any kind) on the actions and determinations of Seller Representative as the act of the Sellers with respect to the matters on which Seller Representative is entitled to act on behalf of any of the Sellers in accordance with this Agreement. No party shall have any cause of action against Purchaser for any action taken or omitted to be taken by Purchaser in reliance upon the instructions, actions or decisions of Seller Representative. Each Seller, severally and not jointly, shall indemnify and hold harmless Purchaser from and against any liabilities incurred or suffered by Purchaser arising out of, in connection with, or by reason of (i) any Claim that any Seller was entitled to receive payment of any amount other than the amount received under the terms of this Agreement, (ii) the distribution or disposition of any such amounts by Seller Representative, (iii) any action taken or omitted to be taken by Purchaser in reliance upon the instructions, actions or decisions of Sellers’ Representative or (iv) any legal action between or among the Sellers and/or Seller Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“PURCHASER”

STAR EQUITY HOLDINGS, INC.

By: __/s/ Jeffrey E. Eberwein_______________

Name: Jeffrey E. Eberwein
Title:    Chief Executive Officer

“MERGER SUB 2”

ALLIANCE MACHINE SOLUTIONS, INC.

By: __/s/ Ryan Thomas____________________

Name: Ryan Thomas

Title: President

“REAL ESTATE MERGER SUB”

1218 EAST 135 SOUTH, INC.

By: __/s/ Ryan Thomas____________________

Name: Ryan Thomas

Title: President

“SELLER”

PHIL’S WELDING, INC.

By: __/s/ Phillip Davis____________________

Name: Phillip Davis

Title: President

[Signature Page to Purchase Agreement]
“TARGET COMPANY” and “MERGER SUB 1”

PD MACHINE, LLC

By: __/s/ Phillip Davis____________________

Name: Phillip Davis

Title: Manager and President of Sole Member Phil’s Welding, Inc.

“REAL ESTATE COMPANY”

DAVIS RENTALS, LLC

By: __/s/ Phillip Davis____________________

Name: Phillip Davis

Title: Manager and President of Sole Member Phil’s Welding, Inc.

SELLER REPRESENTATIVE

__/s/ Phillip Davis____________________
Phillip Davis

__/s/ Leah Davis_______________ _____
Leah Davis

[Signature Page to Purchase Agreement]

EXHIBIT A
DEFINITIONS
As used in this Agreement, the following terms have the meanings indicated below:
“Accounting Principles” means GAAP (subject to the GAAP Exceptions), applied in a manner consistent with and using the principles, practices, methodologies, procedures, and policies, with consistent classifications, judgments, and estimation methodologies, including those regarding inventory valuation and the establishment of general and specific reserves, as used in setting the Target Net Working Capital (whether or not consistent with GAAP), including those principles, practices, methodologies, procedures and policies set forth on Schedule 1.05 attached hereto. Notwithstanding the foregoing, in the event Schedule 1.05 attached hereto conflicts with GAAP or any of the methodologies, practices and principles used in setting the Target Net Working Capital, Schedule 1.05 shall govern and control. For the avoidance of doubt, the parties acknowledge that the post-Initial Closing inventory valuation shall be determined in accordance with the Accounting Principles and based on Purchaser’s count of the Company’s inventory following the Initial Closing (with Sellers or their Representative having the opportunity to be present for, and notified (which may be by email, mail, phone, or similar communication) of in advance of, such inventory count). As set forth on Schedule 1.05 and for purposes of the definition of Net Working Capital (and notwithstanding any historical accounting in which Personnel bonus payments were not accrued), the Sellers and the Company shall be deemed to have accrued such bonus payments.
“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes (including, without limitation, vendor rebates); and (c) any claims, remedies and other rights related to any of the foregoing. “Accounts Receivable” shall not include any receivables for loans or advances made by the Company to any employee.
“Acquisition Transaction” means any transaction involving (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or division thereof; (b) the issuance, grant, disposition or acquisition of (i) any equity securities of the Company (including any Company Securities or Subsidiary Securities), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity securities of the Company (including any Subsidiary Securities), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity securities of the Company (including any Subsidiary Securities); or (c) any merger, consolidation, business combination, contribution or share exchange, tender offer, recapitalization, reorganization or similar transaction involving the Company.
“Adjustment Amount” has the meaning set forth in Section 1.05(f).
“Adjusted EBITDA Target” shall have the meaning given in Section 1.08 of the Disclosure Schedules.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).
“Affiliate Transaction” has the meaning set forth in Section 3.26.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Law.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and other applicable Laws concerning or relating to bribery or corruption, as applicable.
“Business” means the business of Machinery and Welding, and any other historical business engaged in by Phil’s Welding.
“Business Day” means any day other than Saturday, Sunday and any day on which commercial banks in Utah are authorized by Law to be closed.
“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act and the regulations promulgated thereunder, including amendments thereto, and the Memorandum on Deferring Payroll Tax Obligations in Light of the COVID-19 Disaster, issued by President Donald Trump on August 8, 2020.
“Cash on Hand” means all cash, cash equivalents and marketable securities of the Company as of the time of determination, as determined in accordance with GAAP, but excluding Restricted Cash. For the avoidance of doubt, Cash on Hand shall be calculated (i) net of issued but un-cleared checks and drafts, ACH transactions and other wire transfers issued by the Company to the extent such checks, drafts, ACH transactions or other wire transfers have not yet cleared as of the time of determination and are not included as current liabilities in the calculation of Closing Net Working Capital as finally determined pursuant to Section 1.05, (ii) shall include checks, ACH transactions and other wire transfers and drafts deposited or received by the Company and available for deposit for the account of the Company as of as of the as of the time of determination and to the extent not included as current assets in the calculation of Closing Net Working Capital as finally determined pursuant to Section 1.05, and (iii) shall be reduced by the balance of any held checks written by the Company as of as of the time of determination.
“Cash Portion” has the meaning set forth in Section 1.08(a).
“Claimant” has the meaning set forth in Section 6.03.
“Claims” has the meaning set forth in Section 7.06(a).
“Closing Balance Sheet” has the meaning set forth in Section 1.05(b).
“Closing Cash on Hand” means Cash on Hand as of the Initial Effective Time.
“Closing Date” has the meaning set forth in Section 2.01.

“Closing Debt” means Debt as of immediately prior to the Closing.
“Closing Net Working Capital” means the Net Working Capital as of the Initial Effective Time.
“Closing Transaction Expenses” means Transaction Expenses as of immediately prior to (or in connection with) the Closing.
“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble of this Agreement.
“Company Securities” means (a) Company Interests, other equity interests or voting securities of the Company, or (b) options, restricted stock, warrants or similar rights, or other rights of any kind to acquire any Company Interests, other equity interests or voting securities of the Company or obligations of the Company to issue, deliver or sell, any Company Interests, other equity interests, or voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Company.
“Company Interests” means all of the issued and outstanding Stock and any other equity interests of the Company.
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, research or development of any of the parties hereto or its respective suppliers, distributors, customers, independent contractors or other business relations. In furtherance and not in limitation of the foregoing, Confidential Information includes the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (c) compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) Trade Secrets.
“Contemplated Transactions” means ~~(i)~~ all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Interests by Sellers to Purchaser, (b) the performance by the parties hereto of their respective covenants and obligations under this Agreement and each of the Related Agreements, and (c) Purchaser’s acquisition and ownership of the Purchased Interests~~.~~
“Continuing Contracts” means the Contracts identified on Section 3.25 of the Disclosure Schedules that are not Terminating Contracts.

“Contracts” mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.
“Data Site” means the electronic virtual data room hosted in connection with the Contemplated Transactions.
“Debt” means, without duplication, any: (a) obligations of the Company for money borrowed or issued in substitution for or exchange of indebtedness for borrowed money, including the current portion of all long-term indebtedness; (b) obligations of the Company evidenced by bonds, debentures, notes, debt securities or other similar instruments; (c) obligations of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company; (d) indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, other than accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business; (e) every reimbursement obligation of the Company with respect to amounts drawn on letters of credit, banker’s acceptances or similar facilities issued for the account of the Company; (f) every obligation of the Company in respect of leases which are, or otherwise should be, capitalized in accordance with GAAP; (g) any unpaid Taxes of the Company (i) with respect to a Pre-Closing Tax Period that begins on or after January 1, 2023 for which the applicable Tax Return is first due after the Closing (and any such Tax Returns shall be prepared and filed in a manner consistent with the past practices of the Company), and (ii) that are not otherwise taken into account in the Closing Net Working Capital, provided that any such Taxes shall not be an amount less than zero in any jurisdiction and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax (collectively, the “Unpaid 2023 Taxes”); (h) all obligations due from the Company to any Affiliate, Sellers or any Affiliate of Sellers pursuant to any Terminating Contract; (i) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company is party; and (l) any interest owed with respect to the indebtedness referred to in clauses (a)-(k), above, and prepayment premiums or fees related thereto. Notwithstanding the foregoing, the term “Debt” shall not include trade payables, account payables, or other current liabilities that are taken into consideration in determining the Closing Net Working Capital.
“Disclosure Schedules” means the disclosure schedules that have been prepared by Sellers and delivered to Purchaser on the date of this Agreement, as updated or modified by any Disclosure Supplement, as more fully described in Article XII.
“Dispute Notice” has the meaning set forth in Section 1.05(d).
“Initial Effective Time” has the meaning set forth in Section 2.01.
“Election Notice” has the meaning set forth in Section 6.04(a).
“Employee Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program, agreement, or arrangement (whether written or oral) providing compensation or other benefits to any current or former Personnel (or to any dependent or beneficiary thereof) of the Company, which is now, maintained, sponsored or contributed to by the Company or any ERISA Affiliate thereof, or under which the Company or any ERISA Affiliate thereof has or may have any Liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, change in control, severance, retirement, vacation, holiday, cafeteria, material fringe benefit, medical, disability, stock purchase, sick leave, option, unit appreciation, phantom unit, restricted unit or other stock-based compensation plans, policies, programs, or arrangements.
“Encumbrance” means all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever.
“End Date” means the date that is ten (10) calendar days after date of this Agreement.
“Environmental Requirements” means all applicable Laws, authorizations, licenses or permits required by any Governmental Entity and all judicial, and administrative and regulatory decrees relating to human health (with respect to the exposure to Hazardous Materials), pollution, or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata) in effect as of the Closing Date, including: (a) Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials; (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials; and (c) the Comprehensive Environmental Response Compensation and Liability Act of 1980; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; Resource Conservation and Recovery Act; the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; the Atomic Energy Act of 1954; the Occupational Safety and Health Act; and the Emergency Planning and Community Right-to-Know Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time.
“ERISA Affiliate” means any Person that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Amounts” has the meaning set forth in Section 1.04.
“Escrow Release Date” has the meaning set forth in Section 6.11(b).
“Estimated Closing Date Balance Sheet” means the estimated consolidated estimated balance sheet of the Company reflecting the financial position of the Company as of the Initial Effective Time, without giving effect to the transactions contemplated by this Agreement occurring on the Closing Date, prepared in accordance with the Accounting Principles.
“Estimated Closing Debt” has the meaning set forth in Section 1.05(a).
“Estimated Closing Statement” has the meaning set forth in Section 1.05(a).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.05(a).
“Estimated Net Working Capital” has the meaning set forth in Section 1.05(a).
“Estimated Purchase Price” has the meaning set forth in Section 1.05(a).
“EWA Confirmation” means an enforceable written assurance, in form and substance reasonably satisfactory to Purchaser, issued by the applicable State of Utah Governmental Entity pursuant to which the

It the Utah DEQ provides written assurance to not bring enforcement actions against the holder of the EWA, the Bonafide Prospective Purchase.
“EWA Confirmation Condition” means the receipt by Purchaser and Sellers of the EWA Confirmation.
“Exception Claims” has the meaning set forth in Section 6.04(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.
“Family Member” means, with respect to any natural Person, (a) such Person’s spouse, and (b) any children or siblings of such Person or such Person’s spouse.
“Files and Records” means all financial and accounting files, records and other information of the Company relevant to resolving any disputes under Section 1.05.
“Final Debt” means Closing Debt, as finally determined pursuant to Section 1.05.
“Final Net Working Capital” means the Closing Net Working Capital, as finally determined pursuant to Section 1.05.
“Final Purchase Price” has the meaning set forth in Section 1.05(g).
“Final Transaction Expenses” means the Closing Transaction Expenses as finally determined pursuant to Section 1.05.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“Forward-Looking Statements” has the meaning set forth in Section 12.02.
“Fraud” means actual and intentional common law fraud under Delaware Law (excluding any constructive, negligent, reckless, or equitable fraud) of the Sellers or the Purchaser, as applicable.
“Fundamental Representation” means any representation or warranty regarding (a) the Company set forth in Section 3.01 (Authorization and Validity of Agreement; Organization and Power and Capitalization of the Company), Section 3.04 (Broker’s and Finder’s Fees);Section 3.08 (Tax Matters), and (b) the Sellers set forth in Section 4.01 (Organization; Authority), Section 4.02 (No Conflict; Consents), Section 4.03 (Ownership of Stock), and Section 4.06 (No Brokers), and (c) the Purchaser set forth in Section 5.01 (Organization; Power), Section 5.02 (Authorization and Validity of Agreement), Section 5.03 (No Conflict or Violation), and Section 5.06 (Broker).
“GAAP” means the prevailing generally accepted accounting principles in the United States, in effect from time to time.
“GAAP Exceptions” means the GAAP exceptions identified on Section 3.07(a) of the Disclosure Schedules.
“General Indemnity Escrow Amount” has the meaning set forth in Section 1.04.

“Governing Documents” means, with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws (or equivalent organizational documents) of such entity; (b) if a limited liability company, the articles of organization or the certificate of formation and the limited liability company agreement or operating agreement (or equivalent organizational documents) of such entity; (c) if any other entity, comparable organizational documents; (d) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any such Person or relating to the rights, duties and obligations of the equity holders of any such Person; and (e) any amendment or supplement to any of the foregoing.
“Governmental Entity” means any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.
“Governmental Program Proceeds” means any cash, cash equivalents, or marketable securities paid or loaned to the Company prior to the Closing in connection with any Governmental Program.
“Governmental Programs” means the CARES Act, the Paycheck Protection Program administered by the U.S. Small Business Administration, the Economic Injury Disaster Loan Program, or any other stimulus or relief program administered by any Governmental Entity.
“Hazardous Materials” means: (a) any substance that is defined as a “hazardous substance,” “hazardous waste,” “solid waste,” “hazardous material,” “pollutant,” or “contaminant” under any applicable Environmental Requirements; (b) petroleum (including crude oil and any fraction thereof); (c) any natural or synthetic gas (whether in liquid or gaseous state); and (d) asbestos, mold, PCBs or lead-based paints.
“Included Real Property” has the meaning set forth in Section 8.11(a)
“Indemnification Cap” has the meaning set forth in Section 6.06(b).
“Indemnification Notice” has the meaning set forth in Section 6.03.
“Indemnification Threshold” has the meaning set forth in Section 6.06(a).
“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Company and its Affiliates for all Pre-Closing Tax Periods (and any portion thereof), including any costs and expenses of preparing, filing or defending any Tax Return for a taxable period ending on or before the Closing Date, (b) all Taxes of Sellers for any taxable period (or portion thereof), (c) all Taxes of any member of an Affiliated Group for which the Company or its Affiliates or any of their respective predecessors is liable by reason of having been a member of such group on or prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local, non-U.S. or other applicable Law, (d) any and all Taxes of any Person (other than the Company and its Affiliates) imposed on Purchaser, any Affiliate of Purchaser or the Company as a transferee or successor, by Contract or otherwise (other than pursuant to customary provisions included in Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes such as leases, licenses or credit agreements), or pursuant to any Law, rule or regulation, in each case, which Taxes relate to an event or transaction occurring on or prior to the Closing Date that pertains to the Company and its Affiliates or any of their respective predecessors, (e) the employer’s share of any payroll, employment or similar Taxes required to be made with respect to any compensatory payments made in connection with this Agreement or the Contemplated Transactions on or prior to the Closing, including any Transaction Bonuses, or (f) any Transfer Taxes required to be paid pursuant to Section 9.01.
“Indemnifying Party” has the meaning set forth in Section 6.03.
“Indemnity Loss” or “Indemnity Losses” means, with respect to any Person, any and all losses, damages, Liabilities, claims, fines, penalties, costs, fees, expenses, deficiencies, demands, Proceedings, awards, settlements, judgments (at law or in equity, statutory or common), assessments and Taxes (including interest penalties, accounting and expert consulting fees, costs of investigation and defense, reasonable attorneys’ fees and expenses, disbursements and related charges), excluding any exemplary or punitive damages (other than in connection with any Third-Party Claims).
“Independent Accountant” means Corporate Finance Group, Inc. (or, if Purchaser and the Sellers so agree, such other nationally-recognized accounting firm mutually agreed upon by Purchaser and the Sellers).
“Information Systems” means the information technology of the Company that are used in its Business or operations, including computer hardware and Software.
“Initial Closing” has the meaning set forth in Section 2.01.
“Intellectual Property” means all intellectual property, whether arising or protected under the laws of the United States or any other jurisdiction or treaty, including, without limitation: (a) all assumed fictional business names, trade names, registered and unregistered trademarks and service marks, trade dress and similar rights and applications for registration of any of the foregoing; (b) all patents (including certificates of invention, industrial rights and other patent equivalents), provisional, non-provisional, divisional, continuation, continuation in-part and reissue applications and patents issuing therefrom, any revivals, renewals, extensions, inventions and discoveries that may be patentable (collectively, “Patents”); (c) all registered and unregistered copyrights in both published works and unpublished works and applications for registration, all moral rights and all rights to register and obtain renewals and extensions of registrations; (d) all know-how, trade secrets, concepts, processes, customer lists, technical information and other information, in each case that is confidential (collectively, “Trade Secrets”); (e) all user guides, manuals, instructions, forms, data, software, layouts, programmer notes or logs, source code annotations, designs, plans, drawings, process technology, plans, blue prints, documentation or materials that relate to any aspect of the Intellectual Property, whether in tangible, electronic or other intangible form, in each case that are proprietary; (f) all rights in internet web sites and internet domain names; (g) all versions of all software (including software programs, objects, modules, routines, algorithms and code, in source code, object code and executable form), machine readable databases and compilations, data structures and all derivative works of any such software (collectively, “Software”); (h) all websites and FTP sites, including all associated scripts, information, text, graphics and other content relating to any websites or FTP and all derivative works thereof; (i) all rights in mask works and similar rights protecting circuits and chip topographies and layouts.
“Intellectual Property Assets” means all Intellectual Property owned or purported to be owned by the Company.
“Intended Tax Treatment” has the meaning set forth in Section 9.07.
“Interim Financial Statements” has the meaning set forth in Section 3.07 (a).

“Interim Financial Statements Date” means September 30, 2024.
“Inventory” or “Inventories” means all inventories of the Company, wherever located, including all inventory purchased for resale, finished goods, work in process, raw materials, spare parts, replacement parts and all other materials, supplies and other items of personal property to be used or consumed by the Company in the operation of the Business.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
The phrases “to the Knowledge of Sellers,” or “Known to Sellers,” or words of similar import, means the knowledge of any of Leah Davis or Phillip Davis of a fact or matter, or that would have been in the knowledge of such Person after (a) reasonable inquiry of any employee, consultant and/or advisor of the Company who would reasonably be expected to have knowledge of the matter, fact, thing, or other matter in question, and (b) reasonable investigation of the Company’s personal and real assets, as well as written and electronic records of the Company of provided to the Company.
“Law” means any local, county, state, federal, foreign or other law (including common law), statute, regulation, ordinance, rule, policy, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
“Lease Documents” has the meaning set forth in Section 3.11(b).
“Leased Real Property” and “Leased Real Properties” have the meaning set forth in Section 3.11(b).
“Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person. For the avoidance of doubt, Taxes are included in this definition of Liability.
“Licenses and Permits” means all licenses, permits, franchises, certificates, registrations, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the business or the operation and/or ownership of the assets of the Company, and all pending applications therefor or renewals thereof.
“Litigation Notice” has the meaning set forth in Section 6.03.
“Material Adverse Effect” when used with respect to the Company means any event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse impact on (i) the Business, the Purchased Interests, Liabilities, capitalization, business operations or condition (financial or otherwise), assets, or results of operations of the Company or (ii) the Sellers’ ability to consummate the Contemplated Transactions, in each case taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any changes in general market, economic, financial, capital markets or political or regulatory conditions; (b) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or the availability of financing; (c) any changes of Law or GAAP or any rule, regulation or interpretation thereof, including any orders or other binding directives issued by any Governmental Entity; (d) any natural or man-made disaster, acts of God, acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any changes in geopolitical conditions, or any escalation or worsening of any of the foregoing; (e) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including, without limitation, COVID-19 or any variant thereof and supply chain disruptions therefrom), or any escalation or worsening of any of the foregoing, (f) any changes generally affecting the markets or industries in which the Company operates; (g) any changes resulting from the announcement or the pendency of the Contemplated Transactions, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the Contemplated Transactions; (h) any changes or effects resulting from taking any action (or failure to take any action) contemplated, required by or in compliance with this Agreement or requested by the Purchaser or any of its Affiliates; and/or (i) the failure of the Company to meet any financial projections, forecasts or estimates (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); provided further that the exceptions in clauses (a) through (f) shall only apply if such event, change, occurrence, condition or circumstance does not disproportionately affect the Company relative to other participants in the same industry or industry sectors in which the Company operates.
“Material Contracts” has the meaning set forth in Section 3.22.
“Material Customers” has the meaning set forth in Section 3.23.
“Material Suppliers” has the meaning set forth in Section 3.23.
“Members” means the members of the Company as of the date hereof.
“Multiemployer Plan” means any Employee Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Net Working Capital” means (i) the sum of the Company’s current assets, consisting of Accounts Receivable (net of reserves and outstanding customer credits), Inventory (net of reserves), prepaid expenses and other current assets, but not including Cash on Hand, less (ii) the sum of the Company’s current liabilities, consisting of accounts payable, accrued expenses (including, but not limited to, benefits, deposits, payroll Taxes, accrued payroll and accrued bonuses, accrued vacation, 401(k) deferrals, dues payable and sales and use Tax payables) and other current liabilities, but excluding any amounts that relate to the Transaction Expenses, Debt, all as calculated as of the Initial Effective Time and in accordance with the Accounting Principles.
“Nondisclosure Agreement” means that certain Nondisclosure Agreement, executed in 2025 by and between Purchaser and Sellers.
“Non-Recourse Party” has the meaning set forth in Section 13.15.
“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s day-to-day business through the Initial Closing Date, as conducted by any such Person in accordance with past practice (including with respect to quantity and frequency) and undertaken in a manner similar in nature, scope and magnitude as customarily undertaken in the normal day-to-day operations of other Persons in the same line of business as such Person.
“Overpayment Credits” means any overpayment of Taxes (including any overpayments of estimated taxes) (or portion thereof) with respect to the Company from a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning on or after the Initial Closing Date.
“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Payment Spreadsheet” means the spreadsheet prepared by the Sellers in the form attached hereto as Exhibit B, specifying the distribution of the Purchase Price in accordance with this Agreement.
“Payoff Letters” has the meaning set forth in Section 10.05.
“Permitted Encumbrance” means any of the following: (a) with respect to Leased Real Property, easements, rights-of-ways, zoning laws, restrictions and other similar charges and encumbrances of record that do not materially impair the use of, or access to, the Leased Real Property as currently used or accessed by the Company, (b) zoning, entitlement, building and other similar restrictions which would be shown by a current and accurate survey and are not violated by the current conduct of the Business; (c) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Laws incurred in the Ordinary Course of Business for amounts that are not delinquent; (d) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate Proceedings and for which provision for the payment of such liens has been reflected in the Interim Financial Statements in accordance with GAAP; (e) liens for current Taxes not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and, in each case, for which adequate are set forth on the face of the Interim Financial Statements in accordance with GAAP; (f) any interest or title of a lessor under an operating lease or Lease Document or of any licensor or licensee under any Unscheduled Contract or a license listed on Section 3.15(b) of the Disclosure Schedules, if any; (g) other liens for sums not yet due and payable arising in the Ordinary Course of Business and not incurred in connection with borrowing money or purchasing or leasing assets and that are included as current liabilities in the calculation of Closing Net Working Capital; and (g) Satisfied Liens.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any Governmental Entity.
“Personally Identifiable Information” means information relating to an identified or identifiable individual person, the collection, use, processing, storage, disclosure or management of which is restricted under any Law.
“Personnel” means any director, manager, officer, employee, consultant, agent or other personnel of such Person.
“Policy” or “Policies” has the meaning set forth in Section 3.21(a).
“Post-Signing Matter” means (i) any specific fact or condition that comes into existence after the date of this Agreement that causes or constitutes a breach of any of the warranties or representations made by the Sellers herein or in any Related Agreement as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any specific fact or condition that would cause or constitute a breach of any such warranty or representation had such warranty or representation been made as of the time of occurrence or discovery of such specific fact or condition.
“Pre-Closing Matters” has the meaning set forth in Section 7.06(a).
“Pre-Closing Period” has the meaning set forth in Section 8.01.
“Pre-Closing Tax Period” means any Tax period ending on the Initial Closing Date and that portion of any Straddle Period ending on the Initial Closing Date.
“Proceeding” means any action, arbitration, audit, examination, hearing, investigation, litigation, suit, or other administrative proceedings or court proceedings.
“Purchase Price” has the meaning set forth in Section 1.02.
“Purchased Interests” has the meaning set forth in the Recitals to this Agreement.
“Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Purchaser Closing Certificate” has the meaning set forth in Section 11.01(c).
“Purchaser Closing Debt” has the meaning set forth in Section 1.05(b).
“Purchaser Closing Statement” has the meaning set forth in Section 1.05(b).
“Purchaser Closing Transaction Expenses” has the meaning set forth in Section 1.05(b).
“Purchaser Indemnified Parties” has the meaning set forth in Section 6.01.
“Purchaser Net Working Capital” has the meaning set forth in Section 1.05(b).
“Purchaser Prepared Tax Returns” has the meaning set forth in Section 9.02(b).
“Purchaser Tax Refunds” means any Tax refund (or Overpayment Credit) with respect to the Company actually received by Purchaser or the Company with respect to the Pre-Closing Tax Period to the extent (A) such Tax refund (or Overpayment Credit) was reflected or otherwise taken into account as an increase in the calculation of Final Purchase Price (including as a reduction in calculating either the Final Debt or Final Net Working Capital); (B) the Company is under any legal obligation prior to the Initial Closing Date to pay over such Tax refund (or Overpayment Credit) to any Person (other than pursuant to this Agreement); or (C) such Tax refund (or Overpayment Credit) results from the carryback of a Tax attribute of Purchaser or its Affiliates or the Company from a tax period (or portion thereof) beginning on or after the Initial Closing Date.
“RCRA” shall mean the Resource Conservation and Recovery Act, as amended.

“Real Estate Closing” means the consummation of Merger 2 and the other transactions contemplated by this Agreement relating to the Real Estate Company and the Included Real Property, in each case in accordance with Section 2.02.
“Real Estate Closing Date” means the date that is five (5) Business Days after satisfaction or waiver by Purchaser of the EWA Confirmation Condition, or such other date as Purchaser and Seller Representative may agree in writing.
“Real Estate Consideration” means aggregate consideration equal to $500,000, consisting of (a) $150,000 in cash and (b) $350,000 in value of the Stock Consideration, calculated using the agreed valuation methodology for the Series A Preferred Stock of its liquidation value of $10 per share.
“Real Estate Cash Consideration” means $150,000.
“Real Estate Stock Consideration” means the number of shares of Series A Preferred Stock having an agreed value of $350,000, determined by dividing $350,000 by $10, the stated liquidation value per share.
“Included Real Property” has the meaning set forth in Section 8.11(a)
“Records” means all books, records, manuals and other materials and information of the Company, including customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.
“Related Agreements” means, collectively, the Sellers Closing Certificate, the Purchaser Closing Certificate, and all other agreements, documents, instruments and certificates entered into pursuant hereto or thereto or pursuant to the Contemplated Transactions.
“Released Parties” has the meaning set forth in Section 7.06(a).
“Releasing Parties” has the meaning set forth in Section 7.06(a).
“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisers.
“Required Consent” means each consent, waiver, authorization and approval identified on Exhibit F attached hereto.
“Restricted Area” means the broadest geographic scope enforceable by Law, which shall include: (a) the United States, (b) the State of Utah and each state, commonwealth or territory contiguous thereto; (c) Western Colorado, and Southern Wyoming (d) each state in which the Company has engaged in the Business at any time within the twelve (12) months immediately preceding the Initial Closing; (e) any state in which the Company has rendered any services or sold any products in connection with its Business at any time in the twelve (12) months immediately preceding the Initial Closing; and (f) any state where the Company has or had an office from which it operated its Business at any time in the twelve (12) months immediately preceding the Initial Closing. The parties hereto acknowledge and agree that this definition of “Restricted Area” is co-extensive with the scope of the Business as of the date hereof.

“Restricted Business” means all or any of the businesses conducted by the Company at any time during the period beginning on the date that is twelve (12) months prior to the date of this Agreement and ending on the Initial Closing Date, consisting of the commercial provision of welding and machinery repair services to unrelated third parties. Notwithstanding anything to the contrary, “Restricted Business” shall not include, and nothing in this Agreement shall restrict any Seller from, (i) welding, fabrication, or machinery repair performed by any Seller on his or her own property, vehicles, or equipment, or on the property, vehicles, or equipment of family members, in each case for personal, household, hobby, or agricultural (farm or ranch) purposes and not for commercial sale to unrelated third parties, or (ii) any activity outside the scope of the welding and machinery repair business actually conducted by the Company as of the Initial Closing.
“Restricted Cash” means (a) cash or cash equivalents held in escrow or as a security or other deposit, held for or on behalf of a customer, deposited with a customer or if usage of, or access to, such cash or cash equivalents is restricted by Law, Contract or otherwise, and (b) the aggregate cost of repatriating to the United States all cash, if any, held in each non-U.S. jurisdiction.
“Restricted Period” has the meaning set forth in Section 7.02(a).
“Reviewed Financial Statements” has the meaning set forth in Section 3.07(a).
“Satisfied Liens” means the Encumbrances on the assets of the Company and/or Purchased Interest set forth on Exhibit G attached hereto for Liens to the extent that such Encumbrances are fully released by the holder(s) thereof at or prior to the Real Estate Closing.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.
“Seller Indemnified Parties” has the meaning set forth in Section 6.02.
“Sellers” has the meanings set forth in the Preamble of this Agreement.
“Sellers Prepared Tax Returns” has the meaning set forth in Section 9.02(a).
“Series A Preferred Stock” has the meaning set forth in Section 1.02.
“Shortfall Amount” has the meaning set forth in Section 1.05(i).
“Software” has the meaning set forth in the definition of “Intellectual Property.”
“Standard Terms” has the meaning set forth in Section 3.15(a).
“Straddle Period” means any Tax period beginning before and ending on or after the Initial Closing on the Initial Closing Date.
“Subsidiary Securities” means (a) Subsidiary interests, other equity interests or voting securities of the Company’s Subsidiaries, or (b) options, restricted stock, stock appreciation rights, phantom stock, warrants or similar rights, or other rights of any kind to acquire any Subsidiary interests, other equity interests or voting securities of the Company’s Subsidiaries or obligations of the Company’s Subsidiaries to issue, deliver or sell, any Subsidiary interests, other equity interests, or voting securities or securities convertible into or exchangeable for equity interests or voting securities of any Subsidiary.
“Target Net Working Capital” means $283,000.
“Tax” or “Taxes” means (a) all U.S. or non-U.S. federal, provincial, state or local taxes, charges, fees, imposts, levies or other assessments, including all income, receipts, gross receipts, capital, share, surplus, sales, use, ad valorem, value added, transfer, franchise, profits, windfall or excess profits, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, goods and services, severance, stamp, conveyance, mortgage, registration, documentary, recording, premium, environmental, natural resources, intangibles, rent, occupancy, disability, workers’ compensation, health care, occupation, alternative minimum, add-on minimum, accumulated earnings, personal holding company, net worth, property and estimated taxes, customs duties, fees, assessments and similar charges (including the obligation to escheat or otherwise turn over abandoned, presumed abandoned or unclaimed property or assets, whether or not currently escheatable or reportable), or other tax of any kind whatsoever and denominated by any name whatsoever imposed by any Taxing Authority, including all interest, penalties, fines, assessments, deficiencies and additions to Tax imposed in connection with any such item whether civil or criminal and whether or not disputed, (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, consolidated, unitary or other affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation) or (ii) Contract or otherwise, and (c) any tax amounts (including interest and penalties) payable as a result of Section 965 of the Code with respect to any election made under Section 965(h) of the Code.
“Tax Matter” has the meaning set forth in Section 9.04(a).
“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, including any schedule, election, declaration or attachment thereto, and including any amendment or supplement thereof.
“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Terminating Contracts” means the following Contracts: lease between Davis Rentals LLC and Phil’s Welding Inc. .
“Third-Party Claim” has the meaning set forth in Section 6.03.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Expenses” means all costs and expenses incurred by the Company or Sellers in connection with the negotiation, preparation or execution of this Agreement, the Related Agreements or the consummation of the Contemplated Transactions, including (a) any advisor or brokerage fees incurred by the Company or Sellers, and (b) legal fees incurred by the Sellers in the pursuit of this Transaction.

“Transfer Taxes” has the meaning set forth in Section 9.01.
“Unpaid 2023 Taxes” has the meaning set forth in the definition of Debt, above.
“Unscheduled Contracts” means any Contract (i) pursuant to which the Company receives no license other than a license to use Intellectual Property that is generally available for an annual or one-time license fee of no more than $10,000 in the aggregate or distributed as “freeware” or otherwise without charge, which such Intellectual Property is not redistributed in connection with the Ordinary Course of Business; (ii) that includes no license to Intellectual Property other than a non-exclusive license to use a product or service of the Company granted to any customer that is entered into in the Ordinary Course of Business; (iii) Contracts entered into in the Ordinary Course of Business where the only license, agreement, covenant not to sue or other permission or immunity with respect to Intellectual Property is (a) a license to use feedback or suggestions provided by one party to the other party to such Contract, (b) the right to display a party’s trademark for inclusion on customer lists, (c) confidentiality or non-disclosure provisions applicable to information disclosed between the parties to such Contract, or (d) an agreement to be indemnified, defended or held harmless from claims relating to infringement of Intellectual Property; and/or (iv) the primary purpose of which is not to develop, sell, license, assign, sublicense or transfer Intellectual Property.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.